                                                                     EXHIBIT T3E


                               BDK HOLDINGS, INC.
                      2255 North Ontario Street, Suite 300
                                Burbank, CA 91504


                                Offer to Exchange
                           $307.89 in Principal Amount
                                     of its
                     9% Senior Notes Due 2007 ("New Notes"),
                                       and
  a proportional portion of 777,000 shares of its Common Stock ("Common Stock") (such 777,000 shares representing approximately 99.5% of the total shares of
       Common Stock (the "Exchange Common")), for each $1,000 Outstanding
                                Principal Amount
                                     of its
           8.5% Senior Notes Due February 13, 2002 ("Original Notes")
    And Alternative Solicitation of Approval for Agreement Concerning Voting
                       For Pre-Negotiated Bankruptcy Plan

--------------------------------------------------------------------------------
THE EXPIRATION TIME FOR THE EXCHANGE OFFER (I.E., THE TIME BY WHICH YOU MUST VALIDLY DELIVER ORIGINAL NOTES AND EITHER A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY IN ORDER TO BE ELIGIBLE TO RECEIVE NEW NOTES AND EXCHANGE COMMON) WILL BE 12:00 MIDNIGHT, NEW YORK TIME, ON FEBRUARY 13, 2002, UNLESS EXTENDED (THE "EXPIRATION TIME"). THE COMPANY INTENDS TO ISSUE NEW NOTES AND EXCHANGE COMMON AT THE RATES DESCRIBED HEREIN IN EXCHANGE FOR ANY AND ALL OF THE OUTSTANDING ORIGINAL NOTES, SUBJECT TO VALID TENDER OF AT LEAST $32,062,500 IN PRINCIPAL AMOUNT OF ORIGINAL NOTES AND SATISFACTION OF OTHER CONDITIONS.

--------------------------------------------------------------------------------

Dear holder:

     Our 8.5% Senior Notes Due February 13, 2002 (the "Original Notes") are scheduled to mature on February 13, 2002. The Company (BDK Holdings, Inc., a Delaware corporation) desires to exchange the New Notes and the Exchange Common for any and all of the Original Notes outstanding on January 16, 2002.

     We believe that the fair value of the Company (excluding the principal amount of the Original Notes and assuming seasonal borrowings and repayments under the Barth & Dreyfuss working capital credit facility) is approximately $14,000,000, and the aggregate principal amount of all of our Original Notes is $33,750,000. Accordingly, we are hereby offering you and the other holders of Original Notes new debt securities with a higher interest rate than the Original Notes and having an aggregate principal amount of up to $10,391,288, in exchange for any and all of our currently outstanding Original Notes (including without limitation the $1,270,800 of principal amount of the Original Notes held by our subsidiary, Barth & Dreyfuss of California ("Barth & Dreyfuss")), such amount to be reduced proportionately in the event that more than 95%, but less than all, of the Original Notes are tendered. Following the Exchange Offer, $391,267 in principal amount of the new debt securities held by our subsidiary will be exchanged for an intercompany note, as a result of which there will be approximately $10,000,000 aggregate principal amount of the New Notes outstanding, assuming all Original Notes are validly tendered in the Exchange Offer. In addition, in recognition of the $23,358,712 in principal amount that the holders of Original Notes are foregoing, we will include in the exchange sufficient common stock so that the holders of the Original Notes other than our subsidiary will collectively own approximately 99.5% of the Company's equity immediately following the exchange.

     The new debt securities that we are offering to you will be senior unsecured obligations of the Company, ranking pari passu with all existing or future unsubordinated indebtedness of the Company. Since the Company is a holding company, these new debt securities will be structurally subordinated to all indebtedness and other obligations (including bank debt, trade payables and any subordinated indebtedness) of the Company's subsidiaries, including Barth & Dreyfuss.

     Although the New Notes that we are offering to you in exchange for your Original Notes have a higher stated interest rate, if we are unable to meet a
2.0 to 1.0 interest coverage ratio (expected to be consolidated EBITDA to total interest expense), as such ratio is determined in accordance with and pursuant to the terms and conditions of the new credit facility which we are currently negotiating with Union Bank of

California, the terms of such credit facility will prevent Barth & Dreyfuss from making distributions or advances to us. If by virtue of the aforementioned prohibition, we do not have the cash required to make any portion of the annual interest payments when due on the New Notes, we will issue to you pay-in-kind notes in lieu of that portion of the annual interest payment we are unable to pay in cash. The pay-in-kind notes have terms substantially identical to those of the New Notes, and will be issued to you in a principal amount equal to the interest then due and payable, but not paid by the Company in cash.

     The primary purpose of the Exchange Offer is to reduce the outstanding long-term debt of the Company and to reduce the Company's corresponding debt service obligations. The Company intends to consummate the Exchange Offer if, and only if, it receives, and the Exchange Offer is expressly conditioned upon the receipt by the Company of, valid tenders of Original Notes in an aggregate principal amount of not less than $32,062,500 (representing 95% of the principal amount of the Original Notes), as well as the satisfaction of certain other conditions described in the Exchange Offer Statement.

     In the event that less than $32,062,500 in aggregate principal amount of the Original Notes are validly tendered in the Exchange Offer, the Company fails to obtain additional financing required to consummate the Exchange Offer and to meet its subsidiaries' working capital needs, or other conditions to the Exchange Offer are not met, the Company intends to seek the protection of the bankruptcy process. As an alternative to the Exchange Offer, in the event that the Exchange Offer is not consummated, the Company is seeking, through an Agreement Concerning Voting, your indication of your intention to vote in favor of a pre-negotiated bankruptcy plan pursuant to which, subject to bankruptcy court approval, the Original Notes would be exchanged for substantially the same consideration offered to the holders of the Original Notes in the Exchange Offer.

     Therefore, as an alternative to the Exchange Offer (in the event that it is not consummated), the Company is asking each of the holders of beneficial interests in the Original Notes (each, a "Beneficial Holder," and collectively, the "Beneficial Holders")) to state its intention to vote in favor of the Pre-Negotiated Plan by executing and approving the Agreement Concerning Voting which is enclosed with this letter. For instructions regarding the execution and delivery of the Agreement Concerning Voting, see the enclosed Exchange Offer Statement. If the requisite vote in a formal bankruptcy proceeding is obtained and the Pre-Negotiated Plan is approved by the bankruptcy court, all holders of Original Notes, regardless of how any such individual holder votes with respect to the Pre-Negotiated Plan, will be bound by the terms of the Pre-Negotiated Plan.

     We have enclosed for your consideration the following documents relating to the Exchange Offer:

     1.   an Exchange Offer Statement;

     2.   a Letter of Transmittal;

     3.   a Noteholder Questionnaire;

     4.   an Agreement Concerning Voting; and

     5. a return envelope addressed to State Street Bank And Trust Company (the "Exchange Agent").

     If you are a record holder of Original Notes who holds Original Notes for the benefit of a Beneficial Holder, it is imperative that you to forward the
                                    ----------------------------------------
enclosed materials to the Beneficial Holder so that the Beneficial Holder may
-----------------------------------------------------------------------------
determine whether it is in the Beneficial Holder's best interests to execute the
--------------------------------------------------------------------------------
Agreement Concerning Voting. If you are a Beneficial Holder of Original Notes,
----------------------------
please read the Agreement Concerning Voting carefully and, if you determine it is in your best interests to become a party to the Agreement Concerning Voting, execute the signature page of the agreement and return the agreement to the Exchange Agent.

     You are encouraged to review the enclosed Exchange Offer Statement for more information regarding the Exchange Offer, including the conditions to the Exchange Offer and information regarding management incentive plans that would be implemented if the Exchange Offer were consummated.

     Immediately prior to the consummation of the Exchange Offer, the Company will effectuate a reverse stock split, such that each 1,000 shares of our common stock then outstanding will be converted into 1 share of our common stock upon the consummation of the reverse stock split. Our intended issuance of 777,000 shares of Exchange Common upon the consummation of the Exchange Offer reflects the effect of this contemplated reverse stock split.

     It is anticipated that the New Notes received by our subsidiary pursuant to its tender of Original Notes in the Exchange Offer will be retired immediately after the consummation of the Exchange Offer in exchange for an intercompany promissory note.

                  PLEASE READ THE ENCLOSED MATERIALS CAREFULLY

     If you require assistance, you should consult your financial, tax, or other professional advisors. L.H. Friend, Weinress, Frankson & Presson, LLC has prepared a valuation of the Company, estimating the current financial value of the Company (excluding the principal amount of the Original Notes and assuming seasonal borrowings and repayments under the Barth & Dreyfuss working capital credit facility) at approximately $14,000,000, a copy of which is enclosed among these materials. If you have any inquiries relating to the terms of the Exchange Offer, you may call the Company at (818) 260-4800. If you need additional copies of the enclosed materials, please contact Georgeson Shareholder Communications Inc., the Information Agent for the Exchange Offer, at the addresses and telephone numbers as set forth in the Exchange Offer Statement.

     Finally, we have enclosed a Noteholder Questionnaire. Even if you decide not to tender your Original Notes, please complete the Noteholder Questionnaire and return it to the Company as soon as possible so that we may update our records for internal purposes. Your prompt completion and return of the Noteholder Questionnaire to the Exchange Agent will facilitate the Company's ability to engage in follow up communications regarding the status of the Exchange Offer, and your investment in BDK Holdings, Inc.

                                                     Very truly yours,

                                                     Warren E. Munday
                                                     Chairman of the Board,
                                                     Chief Executive Officer and
                                                     Chief Financial Officer
                                                     BDK HOLDINGS, INC.

January 16, 2002
Burbank, CA

                            EXCHANGE OFFER STATEMENT

                               BDK HOLDINGS, INC.

                                Offer to Exchange
                           $307.89 in Principal Amount
                                     of its
                     9% Senior Notes Due 2007 ("New Notes"),
                                       and
  a proportional portion of 777,000 shares of its Common Stock ("Common Stock")
    (such 777,000 shares representing approximately 99.5% of the total shares of Common Stock (the "Exchange Common")), for each $1,000 Outstanding
                                Principal Amount
                                     of its
           8.5% Senior Notes Due February 13, 2002 ("Original Notes")
    And Alternative Solicitation of Approval for Agreement Concerning Voting
                       For Pre-Negotiated Bankruptcy Plan

--------------------------------------------------------------------------------
THE EXPIRATION TIME FOR THE EXCHANGE OFFER (I.E., THE TIME BY WHICH YOU MUST VALIDLY DELIVER ORIGINAL NOTES AND EITHER A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR NOTICE OF GUARANTEED DELIVERY IN ORDER TO BE ELIGIBLE TO RECEIVE NEW NOTES AND EXCHANGE COMMON) WILL BE 12:00 MIDNIGHT, NEW YORK TIME, ON FEBRUARY 13, 2002, UNLESS EXTENDED (THE "EXPIRATION TIME"). THE COMPANY INTENDS TO ISSUE NEW NOTES AND EXCHANGE COMMON AT THE RATES DESCRIBED HEREIN IN EXCHANGE FOR ANY AND ALL OF THE OUTSTANDING ORIGINAL NOTES, SUBJECT TO VALID TENDER OF AT LEAST $32,062,500 IN PRINCIPAL AMOUNT OF ORIGINAL NOTES AND SATISFACTION OF OTHER CONDITIONS.
--------------------------------------------------------------------------------

     BDK Holdings, Inc., a Delaware corporation ("BDK" or the "Company"), hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), up to $10,391,288 in aggregate principal amount of its 9% Senior Notes Due 2007 ("New Notes") and approximately 777,000 shares of its Common Stock (the "Exchange Common") (after taking into effect the contemplated reverse stock-split as described herein) for any and all of its 8.5% Senior Notes due February 13, 2002 (the "Original Notes") (including those Original Notes owned by Barth & Dreyfuss of California ("Barth & Dreyfuss"), the Company's wholly owned subsidiary), on the basis of $307.89 of principal amount of its New Notes and shares of Common Stock amounting to the product of (x) the 777,000 shares of Exchange Common to be issued in the Exchange Offer multiplied by (y) the quotient of (i) $1,000 divided by (ii) the aggregate principal amount of Original Notes ultimately tendered for exchange pursuant to and in accordance with the terms and conditions of the Exchange Offer (the "Exchange Common Share Number"), for each $1,000 principal amount of Original Notes. The Company will accept tenders for exchange of Original Notes in all denominations, with a proportionate adjustment in the exchange ratio described in the previous sentence for tenders of less than $1,000 principal amount of Original Notes. The Original Notes are currently scheduled to mature on February 13, 2002. As of the date of this Exchange Offer Statement, the currently outstanding Original Notes had an aggregate principal amount of $33,750,000 ($1,270,800 of which are held by Barth & Dreyfuss and will be tendered in the Exchange Offer).

     In the event that less than $32,062,500 in aggregate principal amount of the Original Notes are validly tendered in the Exchange Offer, the Company fails to obtain additional financing required to consummate the Exchange Offer and to meet its subsidiaries' working capital needs, or other conditions to the Exchange Offer are not met, the Company intends to seek the protection of the bankruptcy process. As an alternative to the Exchange Offer, in the event that the Exchange Offer is not consummated, the Company is seeking, through an Agreement Concerning Voting, an indication of the holders intention to vote in favor of a pre-negotiated bankruptcy plan, as described herein.

     The Company does not intend to apply for listing or quotation of its New Notes or Common Stock on any exchange or automated quotation system. Accordingly, there can be no assurance that any public market will develop for its New Notes or Common Stock.

     The New Notes will be senior unsecured obligations of the Company, ranking pari passu with all existing or future unsubordinated indebtedness of the Company. Since the Company is a holding company, the New Notes will be structurally subordinated to all indebtedness and other obligations (including bank debt, trade payables and any subordinated indebtedness) of the Company's subsidiaries, including Barth & Dreyfuss, the Company's principal operating subsidiary. As of September 30, 2001, the Company had, after giving effect to the transactions contemplated by the Exchange Offer on a pro forma basis, and assuming exchange of all of the Original Notes in accordance with the terms hereof, approximately $10,000,000 in principal amount of New Notes, and its subsidiaries collectively had approximately $21,360,000 of indebtedness, including $9,360,000 of secured indebtedness of Barth & Dreyfuss under an $18,000,000 credit facility with Union Bank of California, N.A. ("Union Bank"). (In addition, at September 30, 2001, the Company had intercompany loans outstanding to its subsidiaries of approximately $16,847,000, of which approximately $7,383,000 was owed to Barth & Dreyfuss, the Company's only active subsidiary. As described below, such amount is expected to increase by approximately $400,000 once Barth & Dreyfuss exchanges the New Notes it receives for an intercompany loan.) The Company's subsidiaries are separate legal entities, which will have no obligation with respect to the New Notes, or payments of principal, interest, or other amounts in respect thereof. However, if the Company is unable to meet a 2.0 to 1.0 interest coverage ratio (expected to be consolidated EBITDA to total interest expense), as such ratio is determined in accordance with and pursuant to the terms and conditions of the New Credit Facility (defined herein), the terms of the New Credit Facility will prevent Barth & Dreyfuss from making distributions or advances to the Company. If by virtue of the aforementioned prohibition, the Company does not have the cash required to make any portion of the annual interest payments when due on the New Notes, the Company will issue pay-in-kind notes ("PIK Notes"), with terms substantially identical to those of the New Notes, in a principal amount equal to the interest then due and payable, but not paid by the Company in cash. See "Risk Factors" and "Description of New Notes."

     Barth & Dreyfuss, one of the Company's wholly owned subsidiaries, currently holds $1,270,800 in principal amount of the Original Notes (representing approximately 3.8% of the Original Notes). Barth & Dreyfuss will tender such Original Notes in the Exchange Offer, and it is anticipated that immediately after the consummation of the Exchange Offer, Barth & Dreyfuss will exchange the New Notes received pursuant to the Exchange Offer for a promissory note of the Company in an intercompany transaction. As a result, following the Exchange Offer, there is expected to be approximately $10,000,0000 in aggregate principal amount of the New Notes outstanding, assuming all Original Notes are validly tendered in the Exchange Offer.

     The New Notes will bear interest at 9% per annum from their date of issuance, payable annually in arrears on each April 1, commencing April 1, 2002, to (but not including) the date of repayment or redemption. Under certain circumstances described above, the Company may issue PIK Notes in lieu of cash interest payments. The New Notes will mature approximately five years from the date of issuance (the maturity date of the New Notes is expected to be sometime in February, 2007). The New Notes will be redeemable, at the Company's option, in whole or in part at any time, at a redemption price equal to the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date.

     If at least $32,062,500 in principal amount of the Original Notes (representing 95% of the principal amount of the Original Notes) (the "Threshold Amount") are validly tendered, and subject to the other conditions set forth herein, the Company intends to accept all validly tendered Original Notes. The Company intends to consummate the Exchange Offer if, and only if, it receives, and the Exchange Offer is expressly conditioned upon the receipt by the Company of, valid tenders of Original Notes in an aggregate principal amount of not less than the Threshold Amount and financing in amounts satisfactory to consummate the Exchange Offer and to meet its subsidiaries' working capital needs, as well as the satisfaction of certain other conditions to the Exchange Offer described herein. The Exchange Offer may be amended or withdrawn by the Company in its discretion. See "The Exchange Offer - Conditions to and Amendment of the Exchange Offer."

     Immediately prior to the consummation of the Exchange Offer, the Company will effectuate a reverse stock split, such that each 1,000 shares of Common Stock currently outstanding will be converted into 1 share of Common Stock upon the consummation of the reverse stock split. Accordingly, the 3,744,400 shares of Common Stock outstanding on the date of this Exchange Offer Statement will become 3,744.400 shares of Common Stock immediately prior to the consummation of the Exchange Offer. All Common Stock numbers set forth in
                                           -------------------------------------
this Exchange Offer Statement (except as expressly noted otherwise) have been
-----------------------------------------------------------------------------
adjusted to reflect the contemplated reverse stock split, including without
---------------------------------------------------------------------------
limitation the Exchange Common and the number of shares of Common Stock
-----------------------------------------------------------------------
outstanding at all times prior to the consummation of the Exchange Offer.

     As a result of the confirmation of a Plan of Reorganization of Papercraft Corporation (the "Papercraft Plan") by the United States Bankruptcy Court for the Western District of Pennsylvania (the "Bankruptcy Court") on January 22, 1992, and pursuant to that certain Disbursing Agent Agreement dated as of February 13, 1992 (the "Disbursing Agreement"), a Disbursing Fund (the "Disbursing Fund") was set up to hold certain assets for the benefit of the Creditors (as defined in the Papercraft Plan). As of the date of this Exchange Offer Statement, State Street Bank and Trust Company, as successor in interest to Fleet Bank (formerly Shawmut Bank Connecticut, National Association (formerly The Connecticut National Bank)), as the Disbursing Agent of the Disbursing Fund (the "Disbursing Agent"), holds, among other assets, Original Notes in the aggregate principal amount of $13,601,700 (approximately 40.3% of the outstanding Original Notes), as well as all interest (and earnings thereon) on such Original Notes that has been paid since the date such Original Notes were acquired by the Disbursing Fund (such accumulated interest and earnings thereon amounted to $13,687,212.61 as of January 10, 2002). Pursuant to an amendment to the Disbursing Agreement dated as of December 11, 2001, the Disbursing Agent must tender the Original Notes held in the Disbursing Fund pursuant to this Exchange Offer in the same proportion as the holders of the aggregate principal amount of Original Notes not held by the Disbursing Agent (the "Non-Escrowed Notes") tender such Non-Escrowed Notes (including without limitation the tender of Non-Escrowed Notes by Barth & Dreyfuss). See "The Exchange Offer - General."

     THE NEW NOTES AND EXCHANGE COMMON ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"). THE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SUCH SECURITIES NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF THE EXCHANGE OFFER STATEMENT OR OTHER SELLING LITERATURE.

     For a discussion of certain risks and other factors to be considered in connection with the Exchange Offer, see "Risk Factors."

     If the Exchange Offer is not consummated but the Company has received support for the terms of the Exchange Offer from the holders of a substantial portion of the Original Notes, the Company intends to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), and seek prompt confirmation of a pre-negotiated plan of reorganization pursuant to which, subject to bankruptcy court approval, the Original Notes would be exchanged for substantially the same consideration offered in the Exchange Offer (the "Pre-Negotiated Plan").

     Therefore, the Company is also soliciting agreements relating to the Pre-Negotiated Plan from the each of the holders of beneficial interests in the Original Notes (each a "Beneficial Holder, and collectively, the "Beneficial Holders"), pursuant to the document attached hereto as Exhibit 1 entitled
                                                       ---------
"Agreement Concerning Voting." Beneficial Holders are asked to indicate their intention to vote in favor of the Pre-Negotiated Plan, to agree to provide certain information to the Company, if needed, and to refrain from engaging in certain activities that could jeopardize the approval of the Pre-Negotiated Plan. The Agreement Concerning Voting must be executed and approved by Beneficial Holders only (in contrast to the Letter of Transmittal to accept the Exchange Offer, which must be executed by the record holders of the Original Notes). See "Agreement Concerning Voting; Pre-Negotiated Plan." The Agreement Concerning Voting will only be effective if the Exchange Offer is not consummated. If you are a Beneficial Holder of Original Notes, please be sure to read the Agreement Concerning Voting carefully and, if you determine it is in your best interests to become a party to the Agreement Concerning Voting, execute the signature page thereto and return such agreement to the Exchange Agent. If the requisite vote in a formal bankruptcy proceeding is obtained and the Pre-Negotiated Plan is approved by the bankruptcy court, all holders of Original Notes, regardless of how any such individual holder votes with respect to the Pre-Negotiated Plan, will be bound by the terms of the Pre-Negotiated Plan. See "Agreement Concerning Voting; Pre-Negotiated Plan.

         THE DATE OF THIS EXCHANGE OFFER STATEMENT IS JANUARY 16, 2002.

     The Company has made no arrangements for, and has no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder, and no person has been authorized to give any information or to make any representation not contained in this Exchange Offer Statement or the Letter of Transmittal in connection with the Exchange Offer, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. Neither the delivery of this Exchange Offer Statement nor any exchange or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein.

     This Exchange Offer Statement does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or buy, any securities other than the securities covered by this Exchange Offer Statement by the Company or any other person, or any such offer or solicitation of such securities by the Company or any such other person in any state or other jurisdiction to any person to whom it is unlawful to make any such offer or solicitation. In any state or other jurisdiction where it is required that the securities offered by this Exchange Offer Statement be qualified for offering or that the offering be approved pursuant to tender offer statutes in such state or jurisdiction, no offer is hereby being made to, and tenders will not be accepted from, residents of any such state or jurisdiction unless and until such requirements have been satisfied.

                                    IMPORTANT

     Any holder of Original Notes desiring to tender Original Notes should complete and sign the Letter of Transmittal included herewith (the "Letter of Transmittal") or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to State Street Bank and Trust Company, acting as Exchange Agent (the "Exchange Agent"), and deliver the certificates for the tendered Original Notes to the Exchange Agent. See "The Exchange Offer - How to Tender." A beneficial owner who has Original Notes registered in the name of a broker, dealer, bank, trust company or nominee must contact such broker, dealer, bank, trust company or nominee if such beneficial owner desires to tender those Original Notes.

     THE TENDER OF ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER AND IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THIS EXCHANGE OFFER STATEMENT AND THE LETTER OF TRANSMITTAL WILL BE DEEMED TO CONSTITUTE A WAIVER OF ANY AND ALL CLAIMS AGAINST THE COMPANY BY SUCH HOLDER OF ORIGINAL NOTES WITH RESPECT TO THE ORIGINAL NOTES AND THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER. SEE "WAIVER AND RELEASE OF CLAIMS."

     THIS EXCHANGE OFFER STATEMENT AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH A H-OLDER SHOULD READ BEFORE MAKING A DECISION WITH RESPECT TO THE EXCHANGE OFFER.

     ALL BENEFICIAL HOLDERS ARE ENCOURAGED TO EXECUTE THE AGREEMENT CONCERNING VOTING DELIVERED HEREWITH, AND RETURN THE EXECUTED SIGNATURE PAGE TO THE EXCHANGE AGENT AS SOON AS POSSIBLE. THE COMPANY ONLY INTENDS TO PROCEED WITH THE PRE-NEGOTIATED PLAN IF THE EXCHANGE OFFER IS NOT CONSUMMATED. SO LONG AS THE PRE-NEGOTIATED PLAN IS APPROVED BY THE REQUISITE NUMBER OF HOLDERS OF ORIGINAL NOTES PURSUANT TO A FORMAL PROCEEDING PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE, SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT, ALL ORIGINAL NOTES THEN OUTSTANDING, REGARDLESS OF WHETHER ANY INDIVIDUAL HOLDER OF ORIGINAL NOTES VOTES IN FAVOR OF THE PRE-NEGOTIATED PLAN, WILL BE EXCHANGED FOR THE SECURITIES OF THE COMPANY DESCRIBED IN THE PRE-NEGOTIATED PLAN. SEE "AGREEMENT CONCERNING VOTING; PRE-NEGOTIATED PLAN."

                                TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
         AVAILABLE INFORMATION ..................................................................   6
         FORWARD LOOKING STATEMENTS .............................................................   6
         SUMMARY OF EXCHANGE OFFER ..............................................................   7
         TREATMENT OF THE COMMON STOCK ..........................................................  18
         VALUATION OF THE COMPANY ...............................................................  18
         APPROVAL OF TERMS OF THE EXCHANGE OFFER BY THE SPECIAL COMMITTEE
         OF THE BOARD OF DIRECTORS ..............................................................  18
         DESCRIPTION OF CREDITORS COMMITTEE / CVC LITIGATION ....................................  19
         TREATMENT OF ORIGINAL NOTES AND ACCUMULATED INTEREST HELD IN
         THE DISBURSING FUND ....................................................................  20
         WAIVER AND RELEASE OF CLAIMS ...........................................................  21
         RISK FACTORS ...........................................................................  22
           Risks Relating to Exchange Offer .....................................................  22
           Risks Relating to New Notes and the Common Stock .....................................  23
           Risks Relating to the Company's Business .............................................  25
         THE EXCHANGE OFFER .....................................................................  28
           General ..............................................................................  28
           Expiration Time, Extensions, Termination and Amendments ..............................  29
           How to Tender ........................................................................  29
           Acceptance of Original Notes for Exchange; Delivery of New Notes and Exchange
             Common .............................................................................  31
           Denominations; Fractional Interests ..................................................  31
           Payment of Interest on The Tendered Original Notes ...................................  31
           Conditions to and Amendment of the Exchange Offer ....................................  32
           Exchange Agent .......................................................................  33
           Information Agent ....................................................................  33
           Where to Obtain Additional Information ...............................................  34
           No Financial Advisor .................................................................  34
           Payment of Expenses ..................................................................  34
         MANAGEMENT COMPENSATION ARRANGEMENTS ...................................................  35
         AGREEMENT CONCERNING VOTING; PRE-NEGOTIATED PLAN .......................................  38
         CONSOLIDATED FINANCIAL STATEMENTS ......................................................  39
         TRADING OF COMMON STOCK AND ORIGINAL NOTES .............................................  39
         DESCRIPTION OF THE ORIGINAL NOTES ......................................................  40
         DESCRIPTION OF THE NEW NOTES ...........................................................  51
         DESCRIPTION OF NEW CREDIT FACILITY .....................................................  64
         CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ..................................  64

                              AVAILABLE INFORMATION

     Copies of all documents that are referenced herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information contained herein) will be provided without charge to each person, including any beneficial owner of Original Notes, to whom this Exchange Offer Statement is delivered, upon written or oral request. Requests should be directed to BDK Holdings, Inc., 2255 North Ontario Street, Suite 300, Burbank, CA 91504, Attention: Warren E. Munday, by telephone to Warren E. Munday at (818) 260-4800, ext. 234, or by electronic mail to Warren E. Munday at buddym@bndcal.com.

                           FORWARD LOOKING STATEMENTS

     When included in this Exchange Offer Statement, the words "expects," "intends," "anticipates," "plans," "projects" and "estimates," and analogous or similar expressions, are intended to identify forward-looking statements. Such statements, which include statements contained in "Summary of Exchange Offer - The Company" and "Risk Factors," are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties include, among others, the numerous contingencies surrounding this Exchange Offer, the weakness of the retailing industry as a whole, the potential loss of any of the Company's key customers, delays or difficulties in introducing new products, increased competition and various other matters, many of which are beyond the Company's control. These forward-looking statements speak only as of the date of this Exchange Offer Statement. The Company expressly disclaims any obligation or undertaking to disseminate or provide any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                            SUMMARY OF EXCHANGE OFFER

         The following is a summary of certain features of the Exchange Offer and other matters. For a more complete description of the Exchange Offer and the New Notes, please read this entire Exchange Offer Statement.

THE COMPANY

         General

         The Company, through its wholly-owned subsidiary, Barth & Dreyfuss, is a leading designer, manufacturer and distributor of decorative design oriented kitchen, bath and table linen textile products. For the nine months ended September 30, 2001, the Company generated sales of approximately $51,310,000.

         The Company focuses on the decorative design segment of the multi-billion dollar home textile market, which typically carries higher margins than the basic commodity textile segment. Within the decorative design segment, the Company has established itself as a leader in coordinated decorative ensembles for the kitchen and bath. The Company's product development team focuses on identifying changing consumer preferences and fashion trends in each of its product areas. The Company offers coordinated products in the kitchen/table linen and bath categories. The Company has licensing agreements with Waverly / F. Schumaker, Coco-Dowley and Springs Licensing among others.

         The Company sells its products through a variety of retail channels, including mass merchandisers (Wal-Mart, Target and Kmart), national chains (Mervyn's, Consolidated Stores, Krogers, Ross and Pamida), department stores (Ames, Kohl's), warehouse clubs (Costco), and, to a lesser extent, specialty stores (Shopko, Bed Bath & Beyond, Linens N' Things and Lowes). Although mass merchandisers have been the Company's primary customers in recent years, the Company has recently substantially increased its resources dedicated to expanding its bath business into a number of other retail venues, such as specialty stores, in an effort to expand its total market share in its current product categories, diversify its customer base, and decrease its reliance upon mass merchandisers.

         Shift of Company's Business.

         Recently, the Company has shifted the primary focus of its business from a domestic manufacturing operation to a global sourcing operation. Over the past two years, the Company has gone from producing approximately 70% of its products domestically to sourcing approximately 90% of its products outside the United States, importing products from a variety of countries including Turkey, India, Pakistan, China, Thailand, Indonesia, El Salvador and Mexico.

         The Company has also relocated a substantial portion of its manufacturing to a facility located in Tijuana, Mexico. This facility primarily focuses on the cut and sew operations for products such as potholders, oven mits, kitchen tie towels and embellished bath towels. Although the Company continues to operate its chairpad operations in Ontario, California, the Company anticipates that it will move such chairpad manufacturing operations to Mexico in the future.

         Creditors Committee / CVC Litigation.

         There is on-going litigation between Citicorp Venture Capital, Ltd. ("CVC"), and the Committee of Creditors Holding Unsecured Claims and the Committee of Creditors Holding Unsecured Claims as Estate Representative of Papercraft Corporation (collectively, the "Creditors Committee") regarding the amount of CVC's distribution of Common Stock and Original Notes stemming from the Papercraft Corporation ("Papercraft") reorganization in 1992 and the equitable subordination of CVC's claims against the estate of Papercraft. CVC had acquired unsecured claims of Papercraft during the pendency of the Chapter 11 proceeding. Holders of unsecured claims of Papercraft received Original Notes and Common Stock of BDK under the Papercraft Plan. In 1991, the Creditors Committee filed a complaint objecting to the allowance of CVC's unsecured claims and seeking equitable subordination of such claims. During the pendency of this litigation, the Original Notes and Common Stock relating to CVC's disputed claim have been held in escrow in a disbursing fund. On October 12, 1995, the Bankruptcy Court limited CVC's claim to the amount it paid for the claim, limited CVC's recovery on the claim to the percentage distribution provided in the plan of reorganization and, as a result of such limitation, determined that the Creditors Committee's request for equitable subordination was unnecessary. The Bankruptcy Court's 1995 ruling has been the subject of appeals to the U.S. District Court for the Western District of Pennsylvania and the U.S. Court of Appeals for the Third Circuit. On remand in April and September of 2000, the Bankruptcy Court ruled that, in addition to disgorging CVC's profit by limiting CVC's recovery on its unsecured claims to its approximately $10.6 million purchase price, CVC's recovery should be further equitably subordinated by approximately $5.2 million beyond the disgorgement of CVC's profits. CVC has appealed this latest ruling to the District Court. Neither BDK nor any of its subsidiaries is a party to such litigation and BDK expresses no view as to the outcome of such litigation. See "Description of Creditors Committee / CVC Litigation" and "Risk Factors."

         A complete summary of the financial performance of the Company, the Company's current valuation and the Company's current future projections for its financial performance can be found in this Exchange Offer Statement. See "Valuation of the Company," and "Consolidated Financial Statements."

         The mailing address and telephone number of the principal executive offices of the Company are 2255 North Ontario Street, Suite 300, Burbank, CA 91504 and (818) 260-4800. The Company was incorporated in Delaware in 1991.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

         General

         The Company is initiating this Exchange Offer in anticipation of the upcoming maturity of the Original Notes on February 13, 2002. If the Exchange Offer is not consummated with at least $32,062,500 in principal amount of the Original Notes (representing 95% of the principal amount of the Original Notes) being validly tendered in this Exchange Offer, the Company intends to file for protection under Chapter 11 of the Bankruptcy Code.

         The Company intends to effect the Exchange Offer to reduce its outstanding long-term debt and to reduce the Company's debt service obligations.

         The Company, its Board of Directors and its executive officers make no recommendations as to whether any noteholders should tender any or all of such noteholders' Original Notes pursuant to the Exchange Offer. Each noteholder must make the decision whether to tender the Original Notes held by such noteholder and, if so, the aggregate principal amount of Original Notes to tender. Executive officers and directors of the Company have advised the Company that no executive officer or director is a holder of Original Notes, but that Talton Embry (a director of the Company) is chairman of the board of Magten Asset Management Corp., which held $7,681,200 in principal amount of the Original Notes as of the date of this Exchange Offer Statement.

         Pre-Negotiated Chapter 11 as an Alternative

         If the Exchange Offer is not consummated but the Company has received support for the terms of the Exchange Offer from the holders of a substantial portion of the Original Notes, the Company intends to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, and seek prompt confirmation of the Pre-Negotiated Plan.

         Therefore, the Company is also soliciting agreements relating to the Pre-Negotiated Plan from the Beneficial Holders, pursuant to the document attached hereto as Exhibit 1 "Agreement Concerning Voting." Beneficial Holders
                   ---------
are asked to indicate their intention to vote in favor of the Pre-Negotiated Plan, to agree to provide certain information to the Company, if needed, and to refrain from taking certain activities that could jeopardize the approval of the Pre-Negotiated Plan. The Agreement Concerning Voting must be executed and approved by Beneficial Holders only (in contrast to the Letter of Transmittal to accept the Exchange Offer, which must be executed by the record holders of the Original Notes). See "Agreement Concerning Voting;

Pre-Negotiated Plan." The Agreement Concerning Voting will only be effective if the Exchange Offer is not consummated. If you are a Beneficial Holder of Original Notes, please be sure to read the Agreement Concerning Voting carefully and, if you determine it is in your best interests to become a party to the Agreement Concerning Voting, execute the signature page thereto and return such agreement to the Exchange Agent. If the requisite vote in a formal bankruptcy proceeding is obtained and the Pre-Negotiated Plan is approved by the bankruptcy court, all holders of Original Notes, regardless of how any such individual holder votes with respect to the Pre-Negotiated Plan, will be bound by the terms of the Pre-Negotiated Plan. See "Agreement Concerning Voting; Pre-Negotiated Plan."

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") afforded by Section 3(a)(9) thereof.

         Ability to Transfer Securities Acquired Pursuant to the Exchange Offer.

         The Company issued the Original Notes in 1992 pursuant to an exemption from registration under the Securities Act afforded by Section 1145 of the Bankruptcy Code, pursuant to the Papercraft Plan. The restrictions on the transferability of the New Notes and the Exchange Common issued in the Exchange Offer will depend on the character of the Original Notes tendered by the noteholders. Therefore, to the extent that the Original Notes were freely tradable in the hands of a particular noteholder, the New Notes and the Exchange Common issued in exchange therefor will be freely tradable in the hands of such holder, and to the extent that the Original Notes were not freely tradable (because they are held by an affiliate of the Company or were acquired from an affiliate of the Company or an "underwriter" under Section 1145 of the Bankruptcy Code), then the New Notes and Exchange Common issued in exchange therefor will not be freely tradable. Generally, Section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who (A) purchases a claim against, or interest in, a bankruptcy case, with a view towards the distribution of any security to be received in exchange for such claim or interest, (B) offers to sell securities issued under a bankruptcy plan on behalf of the holders of such securities, (C) offers to buy securities issued under a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (D) is an issuer as contemplated by section 2(11) of the Securities Act. Although the definition of the term "issuer" appears in section 2(4) of the Securities Act, the reference (contained in Section 1145(b)(1)(D) of the Bankruptcy Code) to section 2(11) of the Securities Act purports to include as "underwriters" all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

         Approval of the Terms of the Exchange Offer by the Special Committee of the Board of Directors.

         Because one of the members of the Company's Board of Directors is the chairman of the board of the largest holder of Original Notes and shares of the Common Stock and another member is the Company's Chief Executive Officer and is expected to be a participant in the New Management Plan (described herein), which the Company expects to implement immediately after the consummation of the Exchange Offer, the Board of Directors appointed a special committee of the Board of Directors (the "Special Committee") comprised of two independent directors, Messrs. Phillip Siegel and Charles Reifer, with full authority to negotiate and evaluate the terms of the Exchange Offer on behalf of the Company (subject to such approvals by the entire Board of Directors as might be required by Delaware law). The Special Committee was advised by L.H. Friend, Weinress, Frankson & Presson, LLC ("L.H. Friend") as financial advisor. The Special Committee approved the terms of the Exchange Offer. For more information regarding the Special Committee and the members' relationships with the Company, see "Approval of Terms of the Exchange Offer by the Special Committee of the Board of Directors."

THE EXCHANGE OFFER

Expiration .........................       Time 12:00 midnight, New York Time,
                                           on February 13, 2002, unless extended
                                           (the "Expiration Time").

Exchange Ratio .....................       $307.89 in principal amount of New
                                           Notes and the number of shares of
                                           Common Stock amounting to the product
                                           of (x) the 777,000 shares of Exchange
                                           Common to be issued in the Exchange
                                           Offer multiplied by (y) the quotient
                                           of (i) $1,000 divided by (ii) the
                                           aggregate principal amount of
                                           Original Notes ultimately tendered
                                           for exchange pursuant to and in
                                           accordance with the terms and
                                           conditions of the Exchange Offer (the
                                           "Exchange Common Share Number"), for
                                           each $1,000 principal amount of
                                           Original Notes. The Company will
                                           accept tenders for exchange of
                                           Original Notes in all denominations,
                                           with a proportionate adjustment in
                                           the exchange ratio described in the
                                           previous sentence for tenders of less
                                           than $1,000 principal amount of
                                           Original Notes.





Acceptance of Original Notes .......       Subject to the conditions
                                           respectively described below under
                                           the headings "Minimum Amount of
                                           Original Notes to be Tendered,"
                                           "Financing Condition," and "New
                                           Credit Facility Condition," as well
                                           as the satisfaction of certain other
                                           conditions described herein, the
                                           Company will accept any and all
                                           Original Notes in the Exchange Offer
                                           (including those Original Notes owned
                                           by Barth & Dreyfuss). The Company
                                           will pay to the tendering noteholders
                                           in cash all accrued but unpaid
                                           interest on all tendered and accepted
                                           Original Notes through the expiration
                                           date of the Exchange Offer. The
                                           Exchange Common will be issued in
                                           whole shares, with fractional
                                           interests rounded to the nearest
                                           whole share. The New Notes will be
                                           issued only in denominations of $1.00
                                           and integral multiples thereof,
                                           rounded to the nearest $1.00
                                           increment in the case of interests in
                                           the New Notes of less than $1.00. No
                                           Cash will be paid for interests in
                                           the New Notes of less than $1.00 in
                                           principal amount. The Exchange Offer
                                           is subject to a number of conditions
                                           as described herein. See "The
                                           Exchange Offer - Denominations;
                                           Fractional Interests," "--Payment of
                                           Interest on the Tendered Original
                                           Notes" and "--Conditions to and
                                           Amendment of the Exchange Offer."

                                           As of the date of this Exchange Offer
                                           Statement, the currently outstanding
                                           Original Notes had an aggregate
                                           principal amount of $33,750,000,
                                           $1,270,800 of which are currently
                                           held by Barth & Dreyfuss. It is
                                           anticipated that Barth & Dreyfuss
                                           will tender all such held Original
                                           Notes in the Exchange Offer, and that
                                           immediately after the consummation of
                                           the Exchange Offer, Barth & Dreyfuss
                                           will exchange the New Notes received
                                           pursuant to the Exchange Offer for a
                                           promissory note of the Company in an
                                           intercompany transaction and that
                                           Barth & Dreyfuss will surrender

                                                     the Exchange Common received in the Exchange Offer
                                                     for retirement. Following Barth & Dreyfuss'
                                                     exchange of its New Notes for an intercompany
                                                     note, there would be approximately $10,000,000
                                                     aggregate principal amount of the New Notes
                                                     outstanding, assuming all Original Notes are
                                                     validly tendered in the Exchange Offer.

How to Tender .....................................  A holder of Original Notes wishing to accept the
                                                     Exchange Offer must complete the accompanying
                                                     Letter of Transmittal and forward it, the
                                                     Noteholder Questionnaire, and any other required
                                                     documents to State Street Bank And Trust Company
                                                     (the "Exchange Agent").  Holders of Original Notes
                                                     registered in the name of a broker, dealer, bank,
                                                     trust company, or other nominee must contact such
                                                     institution to tender their Original Notes.  See
                                                     "The Exchange Offer - How to Tender."

Delivery of Common Stock ..........................  The shares of Exchange Common will be issued in whole shares, with fractional interests rounded to
                                                     the nearest whole share.

Minimum Amount of Original Notes To Be Tendered ...  The Company intends to consummate the Exchange
                                                     Offer if, and only if, it receives, and the
                                                     Exchange Offer is expressly conditioned upon the
                                                     receipt by the Company of, valid tenders of
                                                     Original Notes in an aggregate principal amount of
                                                     not less than $32,062,500 (representing 95% of the
                                                     principal amount of the Original Notes), as well
                                                     as the satisfaction of certain other conditions
                                                     described herein.  See "The Exchange Offer -
                                                     Conditions to and Amendment of the Exchange Offer"

Certain United States Federal Income Tax             See "Certain United States Federal Income Tax
Consequences.......................................  Consequences" for a discussion of certain income tax consquences associated with the Exchange Offer
                                                     and the ownership of the New Notes and Common Stock.

Financing Condition ...............................  If the Company consummates the Exchange Offer, but less than 100% of the Original Notes are tendered
                                                     in the Exchange Offer, the Company will be
                                                     required to make cash principal payments following
                                                     the maturity of those Original Notes not tendered
                                                     in the Exchange Offer.  To make such payments, the
                                                     Company may need to obtain financing of up to
                                                     $1,687,500. Although Union Bank of California
                                                     ("Union Bank") has indicated its intention to
                                                     provide such financing to the Company, such
                                                     financing has yet to be obtained. The Company
                                                     intends to consummate the Exchange Offer if, and
                                                     only if, it obtains, and the Exchange Offer is
                                                     expressly conditioned upon the Company obtaining,
                                                     such financing.

New Credit Facility Condition .....................  Barth & Dreyfuss' credit facility with Union Bank is scheduled to expire on February 11, 2002.  For
                                                     the Company and Barth & Dreyfuss to continue its
                                                     operations as presently contemplated, it is
                                                     necessary for the Company to enter into the New
                                                     Credit Facility.  The Company is currently
                                                     negotiating the terms of the New Credit Facility
                                                     with Union Bank, which would

                                                              provide the company with up to $18,000,000
                                                              of available financing through the
                                                              utilization of various instruments. The
                                                              Company intends to consummate the Exchange
                                                              Offer if, and only if, it enters into, and
                                                              the Exchange Offer is expressly conditioned
                                                              upon the Company entering into, the New
                                                              Credit Facility and the other conditions to
                                                              the Exchange Offer have been satisfied.

Listing and Trading of Securities ........................    None of the Company's securities, including
                                                              the Original Notes, are listed for trading
                                                              on any exchange or automated quotation
                                                              system, and trading in the Original Notes
                                                              and existing Common Stock is sporadic.
                                                              Accordingly, reliable historical trading
                                                              information regarding the Original Notes is
                                                              not available.  No established trading
                                                              market currently exists with respect to the
                                                              New Notes or the Common Stock, and the
                                                              Company does not intend to list the Common
                                                              Stock or the New Notes for trading on any
                                                              exchange or automated quotation system.
                                                              Accordingly, there can be no assurance that
                                                              any trading market will develop for the
                                                              Common Stock or the New Notes or, if
                                                              developed, as to any price at which they
                                                              might be traded.  See "Risk Factors -
                                                              Absence of Market; Illiquidity of
                                                              Securities."

Exchange Agent ...........................................    State Street Bank and Trust Company will
                                                              serve as the Exchange Agent for the
                                                              Exchange Offer and will continue to serve
                                                              as Trustee under the Existing Indenture (as
                                                              defined herein) See "The Exchange Offer -
                                                              Exchange Agent."

                                                              The Bank of New York will serve as Trustee
                                                              under the Senior Indenture (as defined
                                                              herein) governing the New Notes. See
                                                              "Description of the New Notes - Regarding
                                                              the Trustee."

Information Agent ........................................    Georgeson Shareholder Communications Inc.
                                                              (the "Information Agent") will serve as the
                                                              Information Agent for the Exchange Offer.


Effect on Original Notes Held in the Disbursing Fund .....    Pursuant to the Disbursing Agreement, if
                                                              the Exchange Offer is consummated, the
                                                              Disbursing Agent is required to tender the
                                                              Original Notes held in the Disbursing Fund
                                                              in the same proportion as the Non-Escrowed
                                                              Notes are tendered by their respective
                                                              holders.  The Original Notes tendered by
                                                              the Disbursing Agent will be exchanged for
                                                              New Notes and Exchange Common pursuant to
                                                              the Exchange Offer. Such New Notes and
                                                              Exchange Common issued in exchange for
                                                              Original Notes tendered by the Disbursing
                                                              Agent shall be held in escrow in the
                                                              Disbursing Fund. If the Exchange Offer is
                                                              consummated but less than 100% of the
                                                              holders of the Non-Escrowed Notes tender
                                                              their Original Notes, the Disbursing Agent
                                                              will tender a percentage of the Original
                                                              Notes in the Disbursing Fund equal to the
                                                              percentage of Non-Escrowed Notes tendered
                                                              (including without limitation those
                                                              Non-Escrowed

                                                        Notes tendered by Barth & Dreyfuss) and the
                                                        Disbursing Fund will continue to hold a percentage
                                                        of the Original Notes equal to the percentage of
                                                        Non-Escrowed Notes that were not tendered. As a
                                                        result, the Disbursing Agent will then hold New
                                                        Notes and Common Stock in respect of such tendered
                                                        Original Notes. If the Exchange Offer is
                                                        consummated, any remaining Original Notes held in
                                                        the Disbursing Fund are expected to be paid in
                                                        full following the scheduled maturity date,
                                                        February 13, 2002.

                                                        As of January 10, 2002, $13,687,212.61 in
                                                        accumulated interest on the Original Notes (and
                                                        earnings thereon) held in the Disbursing Fund was
                                                        held in the Disbursing Fund.

                                                        Creditors who ultimately receive a distribution
                                                        from the Disbursing Fund upon the resolution of
                                                        the Creditors Committee / CVC Litigation (as
                                                        defined herein) would receive a mixture of New
                                                        Notes, Common Stock and cash, irrespective of
                                                        whether they tendered Original Notes in the
                                                        Exchange Offer. See "Treatment of Original Notes
                                                        and Accumulated Interest Held in the Disbursing
                                                        Fund" and "Risk Factors."

Effect on Continuing Litigation Between CVC and
the Creditors Committee .............................   BDK is not currently a party to the Creditors
                                                        Committee / CVC Litigation (as defined herein) and
                                                        the outcome of the Creditors Committee / CVC
                                                        Litigation is not expected to be affected by the
                                                        Exchange Offer.

Payment of Interest on the Tendered Original Notes ..   The Company will pay in cash all accrued but
                                                        unpaid interest on all tendered and accepted
                                                        Original Notes to the tendering noteholders.
                                                        Interest on all tendered and accepted Original
                                                        Notes will accrue through the expiration date of
                                                        the Exchange Offer. Interest on the tendered and
                                                        accepted Original Notes will be paid to the
                                                        tendering noteholders.

Where to Obtain Additional Information ..............   For assistance in connection with the Exchange
                                                        Offer, please contact Warren E. Munday of the
                                                        Company via telephone at (818) 260-4800, ext. 234,
                                                        or via electronic mail at buddym@bndcal.com.  The
                                                        Information Agent will provide additional copies
                                                        of the enclosed materials relating to the Exchange
                                                        Offer.  To obtain such additional copies, please
                                                        contact the Information Agent at the address and
                                                        telephone number listed herein.  See "The Exchange
                                                        Offer - Where to Obtain Additional Information"
                                                        and "Information Agent."

Agreement Concerning Voting; Pre-Negotiated Plan ....   If the Exchange Offer is not consummated but the
                                                        Company has received support for the terms of the
                                                        Exchange Offer from the holders of a substantial
                                                        portion of the Original Notes, the Company intends
                                                        to file a voluntary petition for reorganization
                                                        under

                                                Chapter 11 the Bankruptcy Code, and seek prompt
                                                confirmation of the Pre-Negotiated Plan, which
                                                would, subject to bankruptcy court approval,
                                                involve substantially the same consideration in
                                                discharge of its Original Notes as is being
                                                offered in the Exchange Offer.  Therefore, the
                                                Company is also soliciting agreements from
                                                Beneficial Holders stating such holders'
                                                intention to vote in favor of the
                                                Pre-Negotiated Plan pursuant to the document
                                                attached hereto as Exhibit 1 entitled
                                                                   ---------
                                                "Agreement Concerning Voting."  See "Agreement
                                                Concerning Voting; Pre-Negotiated Plan."

Common Stock Outstanding ..................     3,744.400 shares of Common Stock were
                                                outstanding as of December 31, 2001 (as
                                                adjusted to reflect the effect of the
                                                contemplated reverse stock split).

                                                Immediately prior to the consummation of the
                                                Exchange Offer, the Company will effectuate a
                                                reverse stock split, such that each 1,000
                                                shares of Common Stock currently outstanding
                                                will be converted into 1 share of Common Stock
                                                immediately prior to the effective time of the
                                                Exchange Offer.

                                                As the Exchange Offer contemplates the issuance
                                                of approximately 777,000 shares of Exchange
                                                Common to the holders of Original Notes, the
                                                shares of Common Stock issued and outstanding
                                                immediately prior to the consummation of the
                                                Exchange Offer will represent an aggregate of
                                                0.5% of the Company, while the Exchange Common
                                                will represent approximately 99.5% of the
                                                Company's outstanding equity, immediately
                                                following the Exchange Offer. So long as the
                                                Threshold Amount of Original Notes are validly
                                                tendered, even if less than 100% of the
                                                Original Notes are tendered, the Company
                                                intends to issue all of the Exchange Common in
                                                the Exchange Offer to the tendering noteholders
                                                so that the Exchange Common received by such
                                                noteholders other than Barth & Dreyfuss upon
                                                the tender of Original Notes to the Company
                                                pursuant to this Exchange Offer represents an
                                                aggregate of 99.5% of the Company's outstanding
                                                equity immediately following the Exchange
                                                Offer. See "Risk Factors - Dilution of Existing
                                                Common Stock and Common Stock Acquired Pursuant
                                                to the Exchange Offer."

Management Compensation Arrangements ......     The Company intends to implement the New
                                                Management Plan (as defined herein) shortly
                                                after the consummation of the Exchange Offer.
                                                Pursuant to the New Management Plan, certain of
                                                the Company's executives will be entitled to
                                                share in approximately twenty percent (20%) of
                                                the aggregate proceeds received in a future
                                                sale of the Company that exceed the then
                                                outstanding principal amount of the New Notes
                                                and any term loans of the Company or its
                                                subsidiaries, subject to certain offsets for
                                                amounts paid by the Company to its executives
                                                pursuant to its

                                        currently existing Executive Bonus Plan.
                                        See "Management Compensation
                                        Arrangements."

Use of Proceeds ...................     The Company will not receive any cash
                                        proceeds from the issuance of the shares of Common Stock or the New Notes.

DESCRIPTION OF THE NEW NOTES
Securities Offered ................     Up to $10,391,288 aggregate principal
                                        amount of 9% Senior Notes due 2007 (of
                                        which approximately $10,000,000 in
                                        aggregate principal amount would be
                                        outstanding after the cancellation of
                                        the $391,267 in principal amount of New
                                        Notes issued to Barth & Dreyfuss
                                        pursuant to the Exchange Offer).

Maturity Date .....................     The fifth anniversary of the Issue Date
                                        (such anniversary expected to be in
                                        February, 2007).

Interest Payment Dates ............     Interest on the New Notes will accrue at
                                        the rate of 9% per annum, payable
                                        annually in arrears on each April 1,
                                        commencing April 1, 2002. However, in
                                        the event that, as a result of the
                                        failure of the Company to satisfy the
                                        2.0 to 1.0 interest coverage ratio
                                        (expected to be consolidated EBITDA to
                                        total interest expense), as such ratio
                                        is determined in accordance with and
                                        pursuant to the terms and conditions of
                                        the New Credit Facility (defined
                                        herein), the Company has not received
                                        from its subsidiaries, as of the
                                        business day immediately preceding any
                                        interest payment date, distributions,
                                        dividends or advances in cash sufficient to pay all interest due on a due date, then interest shall also be considered paid on such interest payment date to the extent that the Company (1) has paid all interest due in cash to the extent that the Company has received from its subsidiaries cash therefor, and (2) has issued to the holders, pro rata in accordance with the ratio of the aggregate principal amount of New Notes held by each holder to the aggregate principal amount of New Notes then outstanding, on the applicable interest payment date, PIK Notes (defined herein) in an aggregate principal amount equal to the amount of interest then due and payable and not paid in cash.

Sinking Fund ......................     None.

Optional Redemption ...............     The New Notes will be redeemable, in
                                        whole or in part, at the option of the
                                        Company at any time, at the principal
                                        amount to be redeemed, plus accrued and
                                        unpaid interest to the date of
                                        redemption. See "Description of the New
                                        Notes--Optional Redemption."

Repurchase Rights of Holders ......     Upon the occurrence of a Change in
                                        Control (which definition will exclude
                                        certain transfers of ownership resulting from the disbursement of securities from the Disbursing Fund in connection with the settlement, court adjudication, or other resolution of the Creditors

                                             Committee / CVC Litigation),
                                             holders may elect to require the
                                             Company to repurchase their New
                                             Notes, in whole or in part, at a
                                             purchase price equal to the
                                             principal amount thereof plus
                                             accrued and unpaid interest through
                                             the date of repurchase. See
                                             "Description of the New
                                             Notes--Repurchase at the Option of
                                             Holders."

Ranking ..................................   The New Notes will be senior
                                             unsecured obligations of the
                                             Company, ranking pari passu with
                                             all existing or future
                                             unsubordinated indebtedness of the
                                             Company, including any remaining
                                             Original Notes. The New Notes will
                                             be structurally subordinated to all
                                             indebtedness and other obligations
                                             (including trade payables and any
                                             subordinated indebtedness) of the
                                             Company's subsidiaries, including
                                             the bank debt owing to Union Bank.
                                             At September 30, 2001, indebtedness
                                             of the Company's subsidiaries was
                                             approximately $21,360,000. See
                                             "Description of the New
                                             Notes--Ranking."

Denomination and Form of the New Notes ...   The New Notes will be issued either
                                             in (1) in registered, global form
                                             or (2) certificated form, in
                                             minimum denominations of $1.00 and
                                             integral multiples of $1.00 in
                                             excess thereof. Any subsequent
                                             transfers of New Notes shall be
                                             also made in increments of $1.00
                                             and integral multiples thereof. The
                                             Company will issue to each holder
                                             the maximum principal amount of New
                                             Notes possible for tendered
                                             Original Notes, while still issuing
                                             all New Notes in denominations of
                                             $1.00 and integral multiples
                                             thereof, rounded to the nearest
                                             $1.00 increment in the case of
                                             interests in the New Notes of less
                                             than $1.00. No cash will be paid
                                             for interests in the New Notes of
                                             less than $1.00 in principal
                                             amount. The Company anticipates
                                             that the majority of the New Notes
                                             initially will be represented by
                                             one or more Global Notes.

                                             The Global Notes will be deposited
                                             upon issuance with the New Notes
                                             Trustee, as custodian for The
                                             Depository Trust Company ("DTC"),
                                             in New York, New York, and
                                             registered in the name of DTC or
                                             its nominee, in each case for
                                             credit to an account of a direct or
                                             indirect participant in DTC as
                                             described below. Except as set
                                             forth herein, the Global Notes may
                                             be transferred, in whole and not in
                                             part, only to another nominee of
                                             DTC or to a successor of DTC or its
                                             nominee. Beneficial interests in
                                             the Global Notes may not be
                                             exchanged for New Notes in
                                             certificated form except in the
                                             limited circumstances described
                                             herein. See "Description of the New
                                             Notes--Exchange of Book-Entry Notes
                                             for Certificated Notes." Except in
                                             the limited circumstances described
                                             below, owners of beneficial
                                             interests in the Global Notes will
                                             not be entitled to receive physical
                                             delivery of Certificated Notes (as
                                             defined below). See "Description of
                                             the New Notes--Exchange of

                                       Certificated Notes for Book-Entry Notes."

Covenants .........................    For a description of the differences in
                                       the covenants in the indentures relating to the Original Notes and the New Notes, see "Description of the Original Notes" and "Description of the New Notes."

                          TREATMENT OF THE COMMON STOCK

     As of December 31, 2001, there were 3,744,400 shares of Common Stock outstanding (without giving effect to the contemplated reverse stock split). Immediately prior to the consummation of the Exchange Offer, the Company will effectuate a reverse stock split, such that each 1000 shares of Common Stock currently outstanding will be converted into 1 share of Common Stock after the effective time of the reverse stock split. Therefore, the 3,744,400 shares of Common Stock outstanding as of December 31, 2002 would become 3,744.400 shares of Common Stock after giving effect to the reverse stock split.

     As the Exchange Offer contemplates the issuance of approximately 777,000 post-reverse-split shares of Common Stock to the holders of Original Notes, the shares of Common Stock issued and outstanding immediately prior to the consummation of the Exchange Offer will represent an aggregate of 0.5% of the Company's outstanding equity, while the Exchange Common will represent 99.5% of the Company's outstanding equity, immediately following the Exchange Offer. All
                                                                            ---
Common Stock numbers set forth in this Exchange Offer Statement (except as
--------------------------------------------------------------------------
expressly noted otherwise) have been adjusted to reflect the contemplated
-------------------------------------------------------------------------
reverse stock split, including without limitation the Exchange Common and the
-----------------------------------------------------------------------------
number of shares of Common Stock outstanding at all times prior to the
----------------------------------------------------------------------
consummation of the Exchange Offer.
----------------------------------

                            VALUATION OF THE COMPANY

     In connection with the Exchange Offer, L.H. Friend, financial advisor to the Special Committee, prepared a valuation of the Company. Based on the assumptions and subject to the qualifications specified therein, L.H. Friend has determined that the Company has a value (excluding the principal amount of the Original Notes and assuming seasonal borrowings and repayments under the Barth & Dreyfuss working capital credit facility) of approximately $14,000,000. Such valuation report is attached hereto as Exhibit 2 to this Exchange Offer
                                       ---------
Statement. Holders of the Original Notes are urged review this valuation report and the assumptions and qualifications specified therein.

     This valuation was based upon management's estimates of anticipated results of operations for the Company for the period 2001 through 2006. These projections are qualified by the disclaimers and assumptions set forth in
Exhibit 2 as well as all other statements herein, including the statements under
---------
the heading "Risk Factors".

     APPROVAL OF TERMS OF THE EXCHANGE OFFER BY THE SPECIAL COMMITTEE OF THE
                               BOARD OF DIRECTORS

     The Company's Board of Directors consists of four members, Mr. Warren E. Munday, the Company's Chairman of the Board, Chief Executive Officer and Chief Financial Officer; Mr. Talton Embry, who is chairman of the board of Magten Asset Management Corp.; Mr. Phillip Siegel and Mr. Charles Reifer. Two of these four directors may be viewed as having an interest in the transactions contemplated by the Exchange Offer. Magten Asset Management Corp. holds $7,681,200 in principal amount of the Original Notes (representing approximately 22.76% of the outstanding Original Notes and approximately 38.12% of the currently outstanding Non-Escrowed Notes) and 895.200 shares of the Company's Common Stock (representing approximately 23.9% of the outstanding Common Stock and approximately 37.55% of the Common Stock not held in the Disbursing Fund) and, to the Company's knowledge, is the largest holder of each of the Company's Original Notes as a class and Common Stock as a class. Mr. Munday is expected to be a participant in the New Management Plan contemplated to be implemented immediately following the Exchange Offer.

         In view of the foregoing potential interests of Mr. Embry and Mr. Munday in the Exchange Offer and related matters, the Board of Directors appointed a special committee of the Board of Directors (the "Special Committee") comprised of two independent directors, Messrs. Siegel and Reifer, with full authority to negotiate and evaluate the terms of the Exchange Offer on behalf of the Company (subject to such approvals by the entire Board of Directors as might be required by Delaware law). The Special Committee was advised by L.H. Friend as financial advisor.

     Neither Mr. Siegel nor Mr. Reifer, the members of the Special Committee, owns any Original Notes, shares of Common Stock or other securities of the Company, other than stock options granted to the Company's directors. The shares underlying such options will suffer substantial dilution if the Exchange Offer is consummated. Mr. Reifer, who has considerable experience in the textile industry, serves as a consultant on a part-time basis to the Company under a consulting agreement having a two-year term expiring on November 1, 2002. Mr. Reifer's annual compensation under the consulting agreement is $75,000 and the consulting agreement may be terminated by either party at any time upon two weeks' notice. Mr. Reifer would not participate in the New Management Plan that is anticipated to be implemented immediately following the consummation of the Exchange Offer. In addition, a business owned by Mr. Reifer receives a commission on the sale of certain goods to the Company. Such commission is approximately $40,000 per year and such purchases represent less than 5% of the Company's purchases of goods. Such annual commission would not be affected by the consummation of the Exchange Offer. The Company does not believe that any of these interests has any bearing on the independence of Messrs. Siegel or Reifer in acting as members of the Special Committee.

               DESCRIPTION OF CREDITORS COMMITTEE / CVC LITIGATION

     BDK was formed in connection with the chapter 11 reorganization of Papercraft Corporation. The Plan of Reorganization of Papercraft Corporation (the "Papercraft Plan") was confirmed in January 1992, and creditors received units of BDK Common Stock and Original Notes in satisfaction of their creditors' claims against Papercraft. There is on-going litigation between Citicorp Venture Capital, Ltd. ("CVC"), and the Committee of Creditors Holding Unsecured Claims and the Committee of Creditors Holding Unsecured Claims as Estate Representative of Papercraft Corporation (together, the "Creditors Committee") regarding the amount of CVC's distribution of the BDK Common Stock and Original Notes arising out of the Papercraft Plan and the possible equitable subordination of CVC's claims against the estate of Papercraft (the "Creditors Committee / CVC Litigation").

     CVC had been an equity holder of Amalgamated, the parent company of Papercraft, and had representation on the boards of directors of Amalgamated, Papercraft and its principal subsidiaries. During the course of the chapter 11 case, CVC purchased certain unsecured claims against Papercraft. In 1991, the Creditors Committee filed a complaint objecting to the allowance of the unsecured claims CVC had acquired and seeking equitable subordination of such claims. The Creditors Committee alleged, among other things, that CVC had purchased Papercraft claims on an undisclosed basis using confidential information it had access to as insider of Papercraft.

     On October 12, 1995, the Bankruptcy Court for the Western District of Pennsylvania (the "Bankruptcy Court") ruled that although CVC would have received a total distribution of $15,989,676.88 under the Papercraft Plan if no litigation had been brought, because CVC purchased the Papercraft claims during the bankruptcy proceedings as an insider without disclosing its identity and relationship to Papercraft, a "per se" rule should be applied such that the allowed amount of CVC's claim would be limited to the amount it paid for the claim ($10,553,541.88) and the recovery on the allowed portion of the claim would be limited to the percentage distribution provided in the plan of reorganization. As a result of the application of the "per se" rule, the Bankruptcy Court also determined at the time that the Creditors Committee's request for equitable subordination was unnecessary. See In re Papercraft
                                                         ----------------
Corporation 187 B.R. 486 (1995).
-----------

     The Bankruptcy Court's 1995 ruling was appealed to the United States District Court for the Western District of Pennsylvania. The District Court, in an August 1997 ruling, found that CVC's recovery should be equitably subordinated, and its distribution be limited to, at a minimum, the amount CVC paid for its claims so as to eliminate any potential profits. The District Court disapproved of the Bankruptcy Court's "per se" rule and remanded the case to the Bankruptcy Court for a determination of the amount CVC's claims that should be equitably subordinated beyond the disgorgement of profits. These findings had not been made by the Bankruptcy Court because the "per se" rule had already addressed CVC's conduct without the necessity of subordinating CVC's claim. See In re Papercraft Corporation 211 B.R. 813 (1997).
----------------------------

     The District Court's decision was appealed to the U.S. Court of Appeals for the Third Circuit. The Third Circuit, in a November 1998 ruling, concluded that CVC's conduct was sufficient to justify equitable subordination beyond the disgorgement of profits. The court stated that, at a minimum, the remedy should deprive CVC of its profit on the purchase of the notes. The court remanded the case to the Bankruptcy Court to make specific findings on equitable subordination. See In re Papercraft Corporation 160 F.3d 982 (1998).
                   ----------------------------

     In April and September 2000, the Bankruptcy Court ruled that, in addition to disgorging CVC's profit by limiting CVC's recovery on its unsecured claims to its approximately $10.6 million purchase price, CVC's recovery should be further equitably subordinated by approximately $5.2 million, consisting of the costs, including lost interest to the creditors and administrative costs, in the four-month delay in plan confirmation in 1991 caused by CVC's actions; the expenses incurred by the Creditors Committee in the litigation; and the U.S. Trustee's quarterly fees. CVC has appealed this ruling to the District Court. Depending on the outcome of this appeal, one or both of the parties may appeal the District Court's ruling to the other courts. See In re Papercraft
                                                     ----------------
Corporation 246 B.R. 625 (2000).
-----------

     As part of the confirmation of the Papercraft Plan, and pursuant to that certain Disbursing Agent Agreement dated as of February 13, 1992 (the "Disbursing Agreement"), a Disbursing Fund (the "Disbursing Fund") was set up to hold and distribute certain assets for the benefit of the general unsecured creditors of Papercraft Corporation holding Class 4 Allowed Claims under the Papercraft Plan ("Creditors"). Currently, the Disbursing Fund holds those assets relating to CVC's disputed claim pending the outcome of the Creditors Committee / CVC Litigation. As of the date of this Exchange Offer Statement, State Street Bank and Trust Company, as successor in interest to Fleet Bank (formerly Shawmut Bank Connecticut, National Association (formerly The Connecticut National
Bank)), as the Disbursing Agent of the Disbursing Fund (the "Disbursing Agent"), held, among other assets, Original Notes in the aggregate principal amount of $13,601,700 (representing approximately 40.3% of the outstanding Original Notes) and 1,360.170 shares of Company Common Stock (representing approximately 36.32% of the outstanding Common Stock) pending the outcome of the Creditors Committee / CVC Litigation. In addition, as of January 10, 2002, the Disbursing Agent held $13,687,212.61 in cash as earnings on the Original Notes and Common Stock held in the Disbursing Fund (including accumulated interest on the Original Notes held). Once the Creditors Committee / CVC Litigation is finally resolved, the Company expects that there would be a final distribution of Disbursing Fund securities and assets. At that stage, CVC would be entitled to a distribution based on its allowed claim, as equitably subordinated. Any remaining Disbursing Fund securities and assets, after payment of all applicable fees, taxes and expenses, would be distributed to the other Creditors pursuant to the Disbursing Agent Agreement, the Papercraft Plan, and an order of the Bankruptcy Court.

     BDK expresses no view as to the outcome of the Creditors Committee / CVC Litigation or the anticipated final allocation of BDK securities to CVC or any other person. Neither BDK nor any of its subsidiaries is a party to such litigation; however, the outcome of the Creditors Committee / CVC Litigation will determine the ownership of a substantial percentage of the Common Stock of BDK and the pendency of the Creditors Committee / CVC Litigation may have certain negative effects on the value and/or operations of the Company. In addition, the Company has paid the expenses (including attorneys fees) of the Creditors Committee in such litigation. See "Risk Factors."

        TREATMENT OF ORIGINAL NOTES AND ACCUMULATED INTEREST HELD IN THE
                                DISBURSING FUND

     Pursuant to an Amendment to the Disbursing Agreement dated as of December 11, 2001, which has been approved by the Bankruptcy Court, the Disbursing Agent must tender the Original Notes held in the Disbursing Fund pursuant to the Exchange Offer in the same proportion as the holders of the aggregate principal amount of Original Notes not held by the Disbursing Agent (the "Non-Escrowed Notes") tender such Non-Escrowed Notes (including without limitation those Non-Escrowed Notes tendered by Barth & Dreyfuss). Such tender by the Disbursing Agent will not affect any of the accumulated interest held as part of the Disbursing Fund. See "The Exchange Offer - General."

     Upon the consummation of the Exchange Offer and pursuant to its terms, the Original Notes tendered by the Disbursing Agent will be exchanged for New Notes and Exchange Common. Such New Notes and Exchange Common shall be held in escrow pursuant to the terms of the Disbursing Agreement. The Disbursing Agent is required to tender the Original Notes held in the Disbursing Fund in the same proportion as the Non-Escrowed Notes are tendered by their respective holders. Therefore, if the Exchange Offer is consummated but less than 100% of the holders of the Non-Escrowed Notes tender their Original Notes, the

Disbursing Agent will tender a percentage of the Original Notes in the Disbursing Fund equal to the percentage of Non-Escrowed Notes tendered and the Disbursing Fund will continue to hold a percentage of the Original Notes equal to the percentage of Non-Escrowed Notes that were not tendered. The Disbursing Agent will then hold New Notes, Common Stock and Original Notes. For example, if 95% of the then outstanding Non-Escrowed Notes are tendered in the Exchange Offer, the Disbursing Agent would tender 95% of the Original Notes held in the Disbursing Fund. The remaining 5% of the Original Notes held in the Disbursing Fund would remain outstanding (and presumably would be paid in full by the Company following the scheduled maturity date).

     Although the Disbursing Agent is required to vote and tender the Original Notes in the Disbursing Fund on a pro rata basis based on the actions of the respective holders holding Non-Escrowed Notes, the Disbursing Fund does not segregate the holdings inside the Fund. Accordingly, upon resolution of the Creditors Committee/CVC Litigation, Creditors will be entitled to their respective share (as determined in accordance with the Disbursing Agreement and the Papercraft Plan) of each type of asset within the Disbursing Fund. Therefore, Creditors entitled to a distribution from the Disbursing Fund, are expected to receive their pro rata share of (x) the New Notes and the Exchange Common acquired by the Disbursing Fund pursuant to the Exchange Offer, (y) the Original Notes or the cash, if any, realized upon the maturity of the Original Notes, and (z) accumulated interest on Disbursing Fund securities and earnings thereon. In either event, it is likely that such Creditors may receive a different mix of assets from the Disbursing Fund than such Creditor will receive as a result of such Creditor's decision to tender or not tender such Creditor's Original Notes in the Exchange Offer. The mix of assets to which a Creditor is entitled upon a distribution from the Disbursing Fund will be determined by the percentage of all Original Notes tendered in the Exchange Offer and not by the decision made by the individual Creditor with respect to the tender of Original Notes in the Exchange Offer. Therefore, in the event that the Exchange Offer is consummated but less than 100% of the Original Notes are tendered, Creditors will be subject to the risks associated with the investment performance of both the exchange consideration and the Original Notes. All accumulated interest held in the Disbursing Fund will not be affected by the Exchange Offer, and will be retained by the Disbursing Agent until distributed pursuant to the terms of the Disbursing Agreement, the Papercraft Plan, and an order of the Bankruptcy Court.

                          WAIVER AND RELEASE OF CLAIMS

     By tendering Original Notes pursuant to the Exchange Offer and in accordance with the procedures described in this Exchange Offer Statement and the Letter of Transmittal, the holder of such tendered Original Notes (the "Tendering Holder") thereby agrees that upon such tender, all actions, suits, arbitrations, claims, causes of action, debts, liabilities, obligations, sums of money, damages, judgments, decrees, controversies and demands at law or in equity (each, a "Claim" and collectively, "Claims") by the Tendering Holder of whatever kind and nature, on any theory, whether known or unknown, matured or unmatured, suspected or unsuspected, whether made by such holder directly, representatively, derivatively or in any other capacity, arising out of or relating in any way to (1) such tendered Original Notes and (2) the terms and conditions of the Exchange Offer, shall be, and they thereby are, to the fullest extent permitted by applicable law, fully and finally released and forever discharged as to the Company, its subsidiaries, their respective directors, officers, stockholders, employees and agents, and such persons estates, personal representatives and trustees.

     By tendering Original Notes pursuant to the Exchange Offer, the Tendering Holder, thereby expressly WAIVES any and all rights under Section 1542 of the
                          ------
California Civil Code, or any other federal, state, or local statutory rights or rules, or principles of common law or equity similar to Section 1542 with respect to any Claim. Thus, the Tendering Holder agrees that it may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any Claims. Section 1542 provides as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

                                  RISK FACTORS

     Investment in the New Notes and Common Stock is subject to certain risks, including those set forth below. In considering the Exchange Offer, a noteholder should carefully consider the following risk factors and all other information appearing in this Exchange Offer Statement, as well as such noteholder's particular financial circumstances, investment objectives and tax situation.

RISKS RELATING TO EXCHANGE OFFER

     Exchange Offer Subject to Certain Contingencies. The consummation of the Exchange Offer is subject to certain contingencies described herein that are not solely within the Company's control. In particular, if holders of less than 95% of the Original Notes validly tender their Original Notes pursuant to the Exchange Offer, or the Company is unable to obtain the financing necessary to consummate the Exchange Offer and provide for the working capital needs of Barth & Dreyfuss, the Company will likely be unable to consummate the Exchange Offer. The Company may also need to obtain additional approvals or consents from government regulatory agencies and other third parties in order to consummate the Exchange Offer without contravening any applicable law, or violate the terms of any contract to which the Company is a party. There can be no assurance that the requisite tenders and additional financing will be obtained, or that all other required conditions, consents, or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the Exchange Offer may be modified or withdrawn in certain circumstances subject to the discretion of the Company's Board of Directors. If the Company is unable to consummate the Exchange Offer, or the Company's Board of Directors decides in their discretion to withdraw the Exchange Offer, the Company intends to seek the protection of the bankruptcy process. See "The Exchange Offer - Conditions to and Amendment of the Exchange Offer."

     Determination of Terms of the New Notes without Advice as to Fairness of Terms to Holders. The Company has determined the terms of the Exchange Offer and the New Notes without retaining any independent financial advisor or investment banking firm to provide advice as to whether the terms of the Exchange Offer and the New Notes are fair from a financial point of view to tendering noteholders. In this regard, there can be no assurance that, if the Company were to issue senior debt in the capital markets, the terms would not be more favorable to the holders.

     Freedom to Effect Purchases of the Original Notes. Whether or not the Company consummates the Exchange Offer, the Company or its affiliates may, from time to time, acquire Original Notes, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, may defease the Original Notes or may otherwise seek consents for amendments to the Original Notes, on comparable or different terms, upon such terms and at such prices as they may determine which may be more or less than the cash amount to be paid pursuant hereto, and could be for cash or other consideration.

     Potential Bankruptcy If the Exchange Offer is Not Consummated; Potential Adverse Outcome for Creditors Due to Uncertainty of Bankruptcy Proceedings. If the Company is not able to effectuate the Exchange Offer, the Company intends to file for bankruptcy protection. In such event, although the Company intends to propose the Pre-Negotiated Plan to the bankruptcy court, there can be no assurance that the requisite number or amount of creditors of the Company will find such Pre-Negotiated Plan satisfactory, that the bankruptcy court will approve such Pre-Negotiated Plan, or that a creditor of the Company will not propose a competing plan of bankruptcy. Accordingly, the Company cannot assure any creditor what their final allocation of the Company's assets would be in a bankruptcy proceeding.

     Maturity of Original Notes. Although the Exchange Offer is currently scheduled to expire on February 13, 2002, there is a possibility that the Exchange Offer may be extended. However, the Original Notes will mature on February 13, 2002. Upon maturity, the holders of Original Notes may take actions to enforce their rights with respect to the Company's obligation to make all remaining interest and principal payments on the Original Notes. Any such action prior to the consummation of the Exchange Offer could jeopardize the Company's ability to consummate the Exchange Offer.

     Investment Risk Related to Disbursing Fund. The Disbursing Agent is required to vote and tender Original Notes held in the Disbursing Fund in the same proportion as Original Notes not held in the Disbursing

Fund are voted or tendered by their respective holders. The result is that if holders of any Non-Escrowed Notes fail to tender their Original Notes in the Exchange Offer and the Exchange Offer is consummated, the Disbursing Fund will receive New Notes and the Exchange Common pursuant to the Exchange Offer for those Original Notes tendered by the Disbursing Fund, and will continue to hold those Original Notes that were not tendered. If and when such Original Notes mature, the Disbursing Fund will receive any cash that is paid in respect of such Original Notes. Because each Creditor is entitled upon disbursement of the Disbursing Fund following resolution of the Creditors Committee / CVC Litigation to a pro rata share of each asset type, in the event that the Exchange Offer is consummated but less than 100% of the Non-Escrowed Notes are tendered, each Creditor will be subject to the risks associated with the Original Notes, New Notes, Common Stock and cash held by the Disbursing Fund, regardless of such Creditor's decision to tender the Non-Escrowed Notes (if any) held by such Creditor.

     Dilution of Existing Common Stock and Common Stock Acquired Pursuant to the Exchange Offer. As of December 31, 2001, 3,744.400 shares of Common Stock were outstanding. Although the Company believes (without any inquiry) that the Common Stock and the Original Notes are held by most noteholders in proportion to the principal amount of Original Notes owned by such noteholder, the issuance of approximately 777,000 shares of Exchange Common to the holders of Original Notes will cause the shares of Common Stock issued and outstanding immediately prior to the consummation of the Exchange Offer to suffer dilution such that the shares of Common Stock outstanding prior to the consummation of the Exchange Offer will represent an aggregate of 0.5% of the Company's outstanding equity, while the Exchange Common will represent 99.5% of the Company's outstanding equity following the consummation of the Exchange Offer.

     Management Participation in Sale Proceeds. Pursuant to the currently existing Executive Bonus Plan, and the contemplated New Management Plan (as defined herein), upon the sale of the Company (by merger or otherwise), or a sale of all or substantially all of the assets of the Company's subsidiaries, certain of the Company's executives will be entitled to approximately twenty percent (20%) of the aggregate proceeds received by the Company in such transaction in excess of the then outstanding New Notes and term loans of the Company and its subsidiaries, subject to the limitations imposed by Section 280G of the Internal Revenue Code of 1986, as amended (the "IRC") and certain offsets described in the New Management Plan. These payments will cause the Company's stockholders to receive a smaller portion of any proceeds received in a Sale Transaction than they would have received if the Executive Bonus Plan and/or the New Management Plan were not in effect. See "Management Compensation Arrangements."

RISKS RELATING TO THE NEW NOTES AND THE COMMON STOCK

     Absence of Public Market; Illiquidity of Securities. There is no established trading market for the New Notes or the Common Stock. Moreover, after the Exchange Offer, the Company does not intend to apply for the listing or quotation on any national securities exchange, or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System, of Common Stock or the New Notes. As a result, even to the extent that these securities may be freely tradable in the hands of a particular holder, there can be no guarantee that a market will develop for the Common Stock or the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes and Common Stock may experience difficulty in reselling the New Notes and Common Stock, or may be unable to sell them at all. If a market for Common Stock or the New Notes develops, any such market may be discontinued at any time. If a trading market develops for the New Notes and Common Stock, future trading prices of the New Notes and Common Stock will depend on many factors, including, among other things, the Company's operating results and the market for similar securities. Depending on the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

     Ability to Service Debt; Financial Condition. Although consummation of the Exchange Offer will reduce the total amount of the Company's indebtedness and correspondingly reduce the Company's annual debt service obligations, the Company will remain highly leveraged. Funds generated by operations may not be sufficient to enable the Company to meet its debt service obligations on its indebtedness, including the New Notes, after servicing the bank debt incurred by Barth & Dreyfuss under the New Credit Facility (the "Bank Debt"), to which the New Notes are structurally subordinated. If the Company's cash flows from operations are insufficient to make payments required under its indebtedness, including the New Notes, then the

Company's ability to make such payments will depend on its ability to obtain funds from other sources. There can be no assurance that the Company will be able to obtain funds from other sources on terms acceptable to the Company or at all. Currently, Barth & Dreyfuss has an $18 million secured revolving credit facility with Union Bank, with availability subject to an accounts receivable and inventory borrowing base. The line of credit matures on February 11, 2002. The Company is currently negotiating an extension of, and amendment to certain terms of, its credit facility. While the Company expects the credit facility to be renewed prior to its maturity, there can be no assurance that it will be renewed on terms acceptable to the Company or at all. In addition, if the Company fails to make payments on the Bank Debt when due, Union Bank may exercise the rights and remedies of a secured creditor against Barth & Dreyfuss. In that event, there could be no assurance that the assets of Barth & Dreyfuss remaining after payment s to the holders of Bank Debt and other indebtedness of Barth & Dreyfuss would be sufficient to provide for any payment of principal, interest or other amounts in respect of the Original Notes or the New Notes.

         Ability to Make Annual Interest Payments on the New Notes In Cash. Pursuant to the New Credit Facility, if the Company is unable to meet a 2.0 to
1.0 interest coverage ratio (expected to be consolidated EBITDA to total interest expense), as such ratio is determined in accordance with and pursuant to the terms and conditions of the New Credit Facility, the terms of the New Credit Facility will prevent Barth & Dreyfuss from making distributions or advances to the Company. If by virtue of the aforementioned prohibition, the Company does not have the cash required to make any portion of the annual interest payments when due on the New Notes, the Company will issue PIK Notes, with terms substantially identical to those of the New Notes, in a principal amount equal to the interest then due and payable, but not paid by the Company in cash.

         Holding Company Structure. The Company is a holding company, and as such derives substantially all of its revenues from the operations of its subsidiaries. The Company's subsidiaries are separate legal entities, which will have no obligation with respect to the New Notes, or payments of principal, interest, or other amounts in respect thereof. The New Notes will be therefore structurally subordinated to all indebtedness and other obligations (including bank debt, trade payables and any subordinated indebtedness) of the Company's subsidiaries, including Barth & Dreyfuss.

         Fraudulent Conveyance Considerations. Under applicable provisions of the Bankruptcy Code or comparable provisions of fraudulent transfer law, the making by subsidiaries of the Company of distributions or advances to the Company to enable the Company to make payments of principal and interest on the New Notes could be avoided, if at the time such subsidiary made such distribution or advance, it (i) made such payment or distribution with the intent to hinder, delay or defraud a present or future creditor or (ii) (a) received less than reasonably equivalent fair value or fair consideration and
(b) (1) was insolvent or rendered insolvent by reason of such incurrence or (2) was engaged in a business or transaction for which the assets remaining with it constituted unreasonably small capital or (3) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature. If any such payment of principal or interest on the New Notes was avoided, holders could be required to return such payments.

         The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a subsidiary of the Company would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets at a fair valuation or if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature.

         Payment of Dividends. The Company has never declared or paid any cash dividends on its capital stock, and it does not anticipate paying any such dividends in the foreseeable future. Payment of any future dividends on the Common Stock will depend on the earnings and capital requirements of the Company, as well as certain covenants that may arise out of the Bank Debt. Additionally, although the holders of the Common Stock will be entitled to receive dividends on the Common Stock when, as and if declared by the Company's Board of Directors, out of funds legally available therefor, there can be no assurance that such funds will be available or that the Company's Board of Directors will declare any such dividends. Because the Company derives substantially all of its operating income from Barth & Dreyfuss, the Company's ability to pay dividends on the Common Stock will depend on the profitability of Barth & Dreyfuss and upon Barth &

Dreyfuss providing the Company with such funds (in such amounts as are required by all applicable laws for the Company to hold to make such dividend payment) for dividend distribution.

         Limitation on Repurchase of New Notes Following Change of Control. In certain circumstances involving a change in control, each holder of the New Notes may require the Company to repurchase all or a portion of such holder's New Notes. In such event, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to pay the repurchase price. The Company's ability to repurchase the New Notes in such event may be limited by law or the terms of other agreements relating to borrowings by the Company or its subsidiaries.

RISKS RELATING TO THE COMPANY'S BUSINESS

         Financial Position of the Company. The Company experienced operating losses in several of the past ten years and may experience losses in fiscal 2002 and beyond. Although the Company anticipates that it will experience continuing improvement in its profitability, there can be no assurance that the Company will maintain consistent profitability on a quarterly or annual basis. The Company has experienced variability of quarterly and annual results and believes its quarterly and annual results will continue to fluctuate as a result of factors such as size and timing of significant customer orders, delays in customer purchasing decisions, prices of goods supplied by others, commodity prices, shipping delays from suppliers, timing and levels of operating expenses, shifts in product or sales channel mix, and increased competition. The Company's operating margins have been and are currently being adversely affected by a change in the Company's product mix, and changes to the pricing of such products. The Company expects competition in the textile industry to increase as current competitors and new market entrants introduce competitive products. Operating margins also may be affected by other factors.

         Competition. The textile industry is highly competitive and no single company is dominant. The Company's products compete with products offered by large, vertically integrated textile companies which have greater financial resources than the Company, such as Cecil-Saydeh and Town & Country. The Company also competes with numerous smaller companies specializing in limited segments of the market. The primary competitive factors in the textile industry are price, product styling and differentiation, quality, manufacturing flexibility, delivery time and customer service. The importance of these factors is determined by the needs of particular customers and the characteristics of particular products. There could be a material adverse effect on the Company's business to the extent that one or more of the Company's competitors gains an advantage with respect to any key competitive factor.

         Dependence on Key Customers. Approximately 43% of the Company's total gross sales in fiscal 2000 were to three retailers: Wal-Mart, Target and Kmart. During the first three quarters in fiscal 2001, although 49% of the total gross sales in fiscal 2001 were still attributable to Wal-Mart, Target and Kmart, the Company saw a significant decline in its total gross sales to Wal-Mart. The loss of any of these customers, a significant reduction in the amount of their business with the Company or the continuation of the decline in the Company's total gross sales to Wal-Mart in fiscal 2002 would have a material adverse effect on the Company's business, financial condition and results of operations.

         Weakness of Retailing Industry; Financial Difficulties of Customers. The Company's business is dependent upon the success of its customers in the retail industry. Over the past year, the retail industry as a whole has slowed, in part due to the slowing economy, the lack of consumer spending and heavy debt loads saddling some of the retail industry's leaders. This slowdown in the retail industry has caused many of the leading textile retailers, including customers of the Company, to alter their practices with respect to purchasing textile products, close stores, shut down operations, and/or file for bankruptcy. Some retailers have refused shipments or have postponed orders due to the weak economy. Additionally, many of the Company's customers have taken aggressive approaches to chargebacks and are delaying their payments to the Company with respect to textile products. A majority of the retail chains tracked by Home Textiles Today reported same store sales declines in months during fiscal 2001 as compared to fiscal 2000, and customers of the Company such as Mervyn's and Pamida experienced negative same store sales growth for the first six months of 2001. Additionally, Bradlees, HomePlace, Lechters and Ames, all customers of the Company, are currently in bankruptcy proceedings. The continuation of these trends into fiscal 2002 could have a material adverse effect on the Company's business, financial condition and results of operations.

         Weakness of United States Economy. As the Company's success depends on its retail sales through its customers, the Company is subject to the general risks associated with the domestic and global economy. The Company's sales could be substantially and adversely affected by a significant or prolonged downturn or recession in the general economy causing consumers to purchase less of the Company's products. Such downturn or recession could be caused by any number of factors, including decreases in global demand for goods and services; decreases in consumer confidence; tax, fiscal or monetary policies in the U.S. or other countries; fluctuations in interest rates or energy prices; political unrest or United States military actions overseas; and terrorist attacks at home or abroad such as the attacks of September 11, 2001. If any of these events occur, there may be a material adverse effect on the Company's business, financial condition and results of operations.

         Overcapacity and Excess Inventory; Weakness of Industry. The recent weakness in the United States economy, as well as the recent influx of foreign imports, has created overcapacity and excess inventory throughout the textile industry, causing some of the Company's competitors to shut down many of their manufacturing plants during fiscal 2001. Competitors such as Burlington Industries, Pillowtex, Thomaston Mills, Inc., Glenoit Asset Corporation and Warnaco Group, Inc. have filed for bankruptcy, while other competitors such as Springs Industries, WestPoint Stevens and Crown Craft Inc. have undergone other restructurings. A continued weak economy could exacerbate the overcapacity and excess inventory issues facing the textile industry, and may have a material adverse effect on the Company's business, financial condition and results of operations.

         Existing Litigation. The Company is not a party to any material litigation. However, the Creditors Committee / CVC Litigation is currently on-going regarding the ownership of approximately 36% of the Common Stock of the Company and approximately 40% of the Original Notes, which stock and Original Notes currently are held by the Disbursing Agent. The existence of the Creditors Committee / CVC Litigation may negatively impact the Company and limit the Company's ability to exploit certain opportunities merely because the litigation is pending and irrespective of the eventual outcome of the litigation. In particular, the Creditors Committee / CVC Litigation may make the Company less attractive to potential acquirers of the Company and potential lenders and equity investors. In addition, the Creditors Committee / CVC Litigation may reduce the Company's ability to engage in acquisitions of assets or of competing companies. Although the Company is not a party to the Creditors Committee / CVC Litigation, such litigation will continue to limit various opportunities that might otherwise be available to the Company and the inability to exploit these opportunities may have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company has funded and expects to continue funding the expenses of the Creditors Committee in the Creditors Committee / CVC Litigation.

         If CVC's claims are successful in full, CVC would own and be entitled to vote a substantial percentage of the Common Stock of the Company and may have actual or effective control over the selection of the Board of Directors and the business of the Company. In the event that CVC's claims are not successful, or are only partially successful, CVC or certain other Creditors may own and be entitled to vote a substantial percentage of the Common Stock of the Company and be able to exercise effective or actual control over the Company and/or the selection of the Board of Directors. The effect of such a controlling ownership-position by any one shareholder or group of shareholders may present significant risks to other shareholders with respect to such other shareholders' ability to direct the selection of the Board of Directors or the business of the Company, the sale or merger of the Company, and/or the value that might be available to shareholders upon the sale of the Company or of the non-controlling shareholders shares.

         Price and Unavailability of Raw Materials. The Company's principal raw materials are materials for towels and fabric, which the Company purchases from several sources. The Company's largest suppliers are Hilasel and Ametex. The Company seeks to purchase sufficient amounts of towels and fabric to cover existing order commitments. The Company does not speculate on the price of raw materials. Any shortage or interruption in the supply, variations in the quality or fluctuations in the cost of raw materials could have a material adverse effect on the Company's business, financial condition and results of operations.

         Shift in Company's Business. The Company's recent transition from domestic manufacturing operations to a global sourcing operations has increased the Company's dependence upon the delivery of finished goods from its suppliers. Such deliveries could be interrupted and/or discontinued by the Company's suppliers for a variety of reasons, including, among others, those described below in the Risk Factor entitled "Potential Regulatory Restrictions on the Company's Ability to Import; International Concerns." Any shortage or interruption in the delivery of such finished products could have a material adverse effect on the Company's business, financial condition and results of operations.

         Existing Exclusive License Arrangements. The Company is party to exclusive licensing agreements with competitors such as Glenoit Asset Corporation. Pursuant to these licensing agreements, competitors of the Company are afforded the exclusive right to use certain of the Company's designs on their products, and in some cases products are then marketed jointly with the Company's kitchen textile products. If such competitors determine it is not in their best interest to continue these licensing arrangements, or such competitors discontinue certain of their operations for any reason including a general contraction or stoppage of such competitor's business, sales of the Company's kitchen textile products could be adversely affected, and the Company's licensing revenues may decrease significantly or be eliminated, causing a material adverse effect on the Company's business, financial condition and results of operations. Also, Glenoit Asset Corporation is in bankruptcy and those proceedings might result in the Glenoit license being transferred to a third party with whom the Company does not have a relationship.

         Uncertainty of Demand For The Company's Products. The popularity and demand for particular textiles and textile-related products may vary significantly from year to year based on prevailing fashion trends which cannot be predicted. Recently, some retailers have focused on commodity products and solids that require less design. As a substantial majority of the Company's products are in the decorative design segment, any consumer preference shift such that the Company's products in this segment are no longer in demand would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, due to the highly competitive nature of the overall textile industry, any failure by the Company to rapidly respond to changing fashion trends could have a material adverse effect on the Company's business, financial condition and results of operations.

         Potential Regulatory Restrictions on the Company's Ability to Import; International Concerns. Currently, over 90% of the Company's products are produced outside of the United States by either third parties in countries including Turkey, India, Pakistan, China, Thailand, Indonesia, El Salvador and Mexico, or by the Company in Mexico. The extent of import protection afforded by the United States government to domestic textile producers has been, and is likely to remain, subject to considerable domestic and international political deliberation. In view of the Company's current reliance on foreign manufactured textile products and the labor cost advantages associated with such products, any changes to the United States' current import policies (including without limitation any change in the North American Free Trade Agreement or the guidelines created by the World Trade Organization which are now in effect) could have a material adverse effect on the Company's business. Although the trend in recent years has been towards a liberalization of the United States' import policies, there is no assurance that this trend will continue. If such policies become more restrictive, it could cause the Company's products to be less competitive against similar products of the Company's competitors which they may then be able produce at a lower cost.

         The Company's reliance on foreign manufactured good also subjects the Company to risks relating to the policies of foreign governments, as well as other prevailing economic and political conditions in such foreign countries, such as the imposition of local government controls, political instability, export license requirements, restrictions on the export of textiles, currency exchange rate fluctuations, local trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers and difficulty in collecting accounts receivable. In addition, the laws of certain countries do not protect the Company's products to the same extent as do the laws of the United States. There can be no assurance that these factors will not have a material adverse effect on the Company's ability to continue its international sales, maintain an uninterrupted supply of raw materials, or continue its foreign manufacturing and, consequently, have a material adverse effect on the Company's business, financial condition and results of operations.

         Stringent Environmental, Safety and Health Regulation. The Company's operations are subject to increasingly stringent foreign, federal, state and local laws and regulations governing environmental, health and safety matters. Pursuant to these requirements, the Company's facilities maintain environmental operating permits that are subject to revocation, modification and renewal. Violations of such permit requirements could give rise to substantial fines and/or civil or criminal sanctions. In addition, the Company may be liable under environmental laws for the cleanup of contamination that occurs on or from the Company's properties, including contamination that occurred prior to the Company's ownership or operation of the properties, or for clean-up of contamination on any off-site location to which the Company shipped hazardous substances for disposal. There can be no assurance that the Company is at all times in full compliance with all applicable environmental, safety and health requirements or that the costs or liabilities related to such requirements that may be imposed in the future will not result in a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Key Personnel. The Company's success depends in large part upon its ability to retain highly qualified management personnel. Each of the members of the senior management of the Company and its subisidiaries, (including Warren E. Munday, the Company's Chairman of the Board, Chief Executive Officer and Chief Financial Officer), contribute a unique set of skills and experience to the Company and its subsidiaries upon which the Company relies. The loss of the services of any of the members of such senior management group could have a material adverse effect on the Company's business. The Company's success also depends upon its ability to continue to attract and retain highly qualified personnel in all disciplines. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel.

                               THE EXCHANGE OFFER

GENERAL

         The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange up to $10,391,288 in aggregate principal amount of New Notes and approximately 777,000 shares of Exchange Common for any and all of its Original Notes on the basis of $307.89 in principal amount of New Notes and the number of shares of Exchange Common equal to the Exchange Common Share Number, for each $1,000 principal amount of Original Notes outstanding. As of the date of this Exchange Offer Statement, the currently outstanding Original Notes had an aggregate principal amount of $33,750,000 ($1,270,800 of which are held by Barth & Dreyfuss and will be tendered in Exchange Offer). Immediately after the consummation of the Exchange Offer, it is anticipated that the New Notes received by Barth & Dreyfuss upon the tender of the Original Notes held by Barth & Dreyfuss will be retired in exchange for an intercompany promissory note and that Barth & Dreyfuss will surrender the Exchange Common received in the Exchange Offer for retirement. Following Barth & Dreyfuss' exchange of its New Notes for an intercompany note, there would be approximately $10,000,000 aggregate principal amount of the New Notes outstanding, assuming all Original Notes are validly tendered in the Exchange Offer.

         As previously described, as of the date of this Exchange Offer Statement, the Disbursing Agent held, among other assets, Original Notes in the aggregate principal amount of $13,601,700 (approximately 40.3% of the outstanding Original Notes), as well as all interest on such Original Notes that has been paid since the date such Original Notes were acquired by the Disbursing Fund (such accumulated interest and earnings thereon amounted to $13,687,212.61 as of January 10, 2002). Pursuant to an amendment to the Disbursing Agreement dated as of December 11, 2001, the Disbursing Agent must tender the Original Notes held in the Disbursing Fund pursuant to this Exchange Offer in the same proportion as the holders of the Non-Escrowed Notes tender such Non-Escrowed Notes.

         The Company intends to consummate the Exchange Offer if, and only if, it receives, and the Exchange Offer is expressly conditioned upon the receipt by the Company of, valid tenders of Original Notes in an aggregate principal amount of not less than the Threshold Amount and financing arrangements (including a new working capital facility) in amounts satisfactory to consummate the Exchange Offer and to meet its subsidiaries' working capital needs, as well as the satisfaction of certain other conditions described herein. See "The Exchange Offer - Conditions to and Amendment of the Exchange Offer."

         For a more complete description of the New Notes and the Common Stock, see "Treatment of the Common Stock" and "Description of the New Notes." See also "Certain United States Federal Income Tax Consequences."

         Tendering noteholders will not be obligated to pay brokerage commissions or fees or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes for the New Notes and Exchange Common pursuant to the Exchange Offer. The Company will pay all charges and expenses of the Exchange Agent and the Trustee in connection with the Exchange Offer. See "--Payment of Expenses."

         This Exchange Offer is made pursuant to, and the New Notes and the Exchange Common will be issued in reliance on, Section 3(a)(9) of the Securities Act.

EXPIRATION TIME, EXTENSIONS, TERMINATION AND AMENDMENTS

         The Exchange Offer will terminate at 12:00 midnight, New York Time, on February 13, 2002, unless extended by the Company in its sole discretion. During any extension of the Exchange Offer, all Original Notes previously tendered and not accepted for purchase will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted for exchange by the Company. The later of 12:00 midnight, New York Time, on February 13, 2002, and the latest time and date to which the Exchange Offer may be extended, is referred to herein as the "Expiration Time."

         The Company expressly reserves the right, in its sole discretion at any time or from time to time, regardless of whether or not the conditions set forth in "Conditions to and Amendment of the Exchange Offer" shall have been satisfied, subject to applicable law, (i) to extend the Expiration Time on a daily basis or for such period or periods as it may determine in its sole discretion, (ii) to amend the Exchange Offer in any respect, (iii) to waive any condition of the Exchange Offer, or (iv) to terminate the Exchange Offer prior to the Expiration Time therefor and return the Original Notes tendered pursuant thereto, in each case by giving oral or written notice of such extension, amendment or termination to the Exchange Agent. The Company also expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Original Notes not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under "--Conditions to and Amendment of the Exchange Offer."

         If the Company makes a material change in the terms of the Exchange Offer (including waiver of the Threshold Amount (i.e. the minimum tender condition described herein)), or the information concerning the Exchange Offer, the Company will, to the extent required by applicable law, disseminate additional Exchange Offer materials and extend the Exchange Offer.

         There can be no assurance that the Company will exercise its right to extend the Expiration Time for the Exchange Offer, whether or not the Company has satisfied the minimum tender condition or any other conditions to the Exchange described herein. See "Conditions to and Amendment of the Exchange Offer." Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued in accordance with the method set forth in the section "Conditions to and Amendment of the Exchange Offer," no later than 9:00 a.m., New York Time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than as required by law. For purposes of the Exchange Offer, the term "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York Time.

HOW TO TENDER

         A holder may tender either all or less than all of the principal amount of Original Notes held by such holder by designating the principal amount of Original Notes which are to be tendered in the Exchange Offer on the Letter of Transmittal. Tenders of Original Notes pursuant to the Exchange Offer may not be withdrawn.

         Tendering noteholders are required under federal income tax law to provide a correct Taxpayer Identification Number on a Form W-9, which is included, together with guidelines relating to the form, with the Letter of Transmittal. Failure to complete and return this Form W-9 to the Exchange Agent may subject a stockholder to a $50 penalty imposed by the Internal Revenue Service (the "IRS") and may result in backup withholding of 30% on interest and other payments with respect to the New Notes and the Exchange Common.

         Need for Guarantee of Signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a "Medallion Signature Guarantor") in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion program (generally, a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office in the United States (each, an "Eligible Institution")), unless the Original Notes tendered thereby are tendered (a) by the registered holder of such Original Notes and that holder has not completed either of the boxes entitled "Special Issuance/ Return Instructions" on the Letter of Transmittal, or (b) such Original Notes are tendered for the account of an Eligible Institution.

         Tendering Original Notes. For a holder to validly tender Original Notes in physical form pursuant to the Exchange Offer, such holder must deliver a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, and any other required documents, to the Exchange Agent at one of its addresses set forth on the first page of the Letter of Transmittal prior to the Expiration Time. In addition, prior to the Expiration Time, the Exchange Agent must receive certificates for tendered Original Notes at one of its addresses. If the Original Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Original Notes are to be issued to a person other than the registered holder, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below. The Letter of Transmittal and Original Notes should be sent only to the Exchange Agent, and not to the Company.

         General. Notwithstanding any other provision hereof, issuance of the New Notes and Exchange Common in exchange for Original Notes accepted in the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) certificates for such Original Notes, (ii) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, (iii) a fully executed Noteholder Questionnaire and (iv) any other documents required by the Letter of Transmittal.

         The tender of Original Notes pursuant to the Exchange Offer by the procedures set forth above will constitute a binding agreement between the tendering holder and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. By executing a Letter of Transmittal as set forth above, and subject to and effective upon acceptance for purchase of, and payment for, the Original Notes tendered therewith, a tendering holder irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Original Notes tendered thereby, waives any and all other rights with respect to the Original Notes (including, without limitation, the tendering holder's rights with respect to any existing or past defaults and their consequences in respect of the Original Notes and the Existing Indenture) and releases and discharges the Company and its affiliates from any and all claims such holder may have now or may have in the future arising out of, or related to, the Original Notes, including, without limitation, any claims that such holder is entitled to receive additional principal or interest payments with respect to the Original Notes or to participate in any redemption or defeasance of the Original Notes. The Company will pay all accrued interest through the expiration date of the Exchange Offer. See "Payment of Interest on the Tendered Original Notes."

         The method of delivery of the Letter of Transmittal, certificates for Original Notes and all other required documents is at the election and risk of the tendering holder. If a holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

         All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for exchange will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any or all tenders of Original Notes that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions to the Exchange Offer or any defect or irregularity in the tender of Original Notes of any particular holder, whether or not it elects to waive similar conditions, defects or irregularities in the case of the other holders. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Original Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Original Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. A defective tender (which defect is not waived by the Company) will not constitute a valid tender. None of the Company, the Exchange Agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES AND EXCHANGE COMMON

         Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered will be made promptly after the Expiration Time. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering noteholders for the purposes of receiving the New Notes and the Exchange Common from the Company and transmitting such securities to such noteholders. If the Company should extend the Exchange Offer or be delayed in consummation of the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent acting on behalf of the Company may retain tendered Original Notes, and such Original Notes may not be withdrawn. Tendered Original Notes not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer as a result of the existence of a condition set forth below under " - Conditions to and Amendment of the Exchange Offer" or for any other reason, will be returned to such holder as soon as practicable following the expiration or termination of the Exchange Offer.

         Delivery of the New Notes and Exchange Common in exchange for Original Notes tendered pursuant to the Exchange Offer will be made by the Company to the Exchange Agent, as agent for the tendering noteholders, only after the Exchange Agent receives physical delivery of such Original Notes, a fully executed Noteholder Questionnaire, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

DENOMINATIONS; FRACTIONAL INTERESTS

         The shares of Exchange Common will be issued in whole shares, with fractional interests rounded to the nearest whole share.

         The New Notes will be issued only in denominations of $1.00 and integral multiples thereof. Any subsequent transfers of New Notes shall be also made in increments of $1.00 and integral multiples thereof. The Company will issue to each holder the maximum principal amount of New Notes possible for tendered Original Notes, while still issuing all New Notes in denominations of $1.00 and integral multiples thereof, rounded to the nearest $1.00 increment in the case of interests in the New Notes of less than $1.00. No cash will be paid for interests in the New Notes of less than $1.00 in principal amount.

PAYMENT OF INTEREST ON THE TENDERED ORIGINAL NOTES

         The Company will pay in cash all accrued but unpaid interest on all tendered and accepted Original Notes to the tendering noteholders. Interest on all tendered and accepted Original Notes will accrue through the expiration date of the Exchange Offer.

CONDITIONS TO AND AMENDMENT OF THE EXCHANGE OFFER

         Unless the Exchange Offer is amended, the Company may accept any and all of its Original Notes validly tendered. The Exchange Offer is subject to the conditions described below.

         The Company intends to consummate the Exchange Offer if, and only if, it receives, and the Exchange Offer is expressly conditioned upon the receipt by the Company of, valid tenders of Original Notes in an aggregate principal amount of not less than $32,062,500 (representing 95% of the principal amount of the Original Notes).

         An application has been filed with the Commission for qualification of the Indenture under which the New Notes will be issued (the "Senior Indenture) under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Offer is conditioned upon the Senior Indenture being qualified under the Trust Indenture Act.

         In addition to the foregoing conditions, the Company may decline to accept any Original Notes in exchange for the New Notes and Exchange Common and may withdraw the Exchange Offer as to Original Notes not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in the Company's sole judgment, makes it inadvisable to proceed with such acceptance:

                  (a) the Company shall not have received the necessary financing to consummate the Exchange Offer (such amounts to be determined in the sole discretion of the Company); or

                  (b) Barth & Dreyfuss shall have not entered into the New Credit Facility or obtained another replacement working capital facility sufficient, in its sole judgement, to support its working capital needs (such amounts and terms of such facility to be determined in the sole discretion of the Company).

                  (c) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of Original Notes pursuant to the Exchange Offer, the issuance of the Exchange Common and the New Notes pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or (ii) otherwise materially adversely affecting the Company, or there shall have occurred any existing action or proceeding with respect to the Company;

                  (d) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

                  (e) any state of war, national emergency (including terrorist attacks on United States interests either inside or outside the United States), banking moratorium or suspension of payments by banks in the State of California shall have occurred, or there shall have occurred a material adverse change in the securities markets generally;

                  (f) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained;

                  (g) any change, or development involving a prospective change, in or affecting the business or financial affairs of the Company shall have occurred;

                  (h) the Trustee under the Existing Indenture shall have objected in any respect to or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Exchange Offer or shall have taken any action that challenges the validity or effectiveness of the making of the Exchange Offer or the acceptance of, or issuance of the Exchange Common or the New Notes in exchange for, the Original Notes;

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. Any failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         The Company reserves the right to waive any of the foregoing conditions. The Company also reserves the right to amend the Exchange Offer by either (i) public announcement of any amendment or (ii) notification to all holders of Original Notes via facsimile or electronic-mail, as provided for by such noteholder in the Noteholder Questionnaire. The Exchange Offer, however, may not be amended or withdrawn unless the amendment or the circumstances described above regarding withdrawal occur prior to the Expiration Time.

EXCHANGE AGENT

         State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

                      By Mail, Hand or Overnight Delivery:

                       STATE STREET BANK AND TRUST COMPANY
                       Corporate Trust Window, 5/th/ Floor
                              2 Avenue de Lafayette
                           Boston, Massachusetts 02111
   Attention: Ralph Jones, Corporate Trust Administration (BDK Holdings, Inc.)

                        By Registered or Certified Mail:

                       STATE STREET BANK AND TRUST COMPANY
                           Corporate Trust Department
                                  P.O. Box 778
                        Boston, Massachusetts 02102-0078
   Attention: Ralph Jones, Corporate Trust Administration (BDK Holdings, Inc.)

                              Confirm by Telephone:
                           Ralph Jones (617) 662-1548

         DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

INFORMATION AGENT

         Georgeson Shareholder Communications Inc. has been appointed as Information Agent for the Exchange Offer. Any requests for additional copies of this Exchange Offer Statement, the Letter of Transmittal, the Agreement Concerning Voting or the Noteholder Questionnaire may be directed to the Information Agent, at the telephone number set forth below:

                    Georgeson Shareholder Communications Inc.

                           (212) 440-9800 (telephone)

WHERE TO OBTAIN ADDITIONAL INFORMATION

         The Company will provide further assistance pursuant to the Exchange Offer. Noteholders with questions regarding the Exchange Offer should contact Warren E. Munday of the Company via telephone at (818) 260-4800, ext. 234, or via electronic mail at buddym@bndcal.com, or write to the Company at:

                               BDK Holdings, Inc.
                      2255 North Ontario Street, Suite 300
                                Burbank, CA 91504
                           Attention: Warren E. Munday

         The Information Agent will provide additional copies of the enclosed materials relating to the Exchange Offer. To obtain such additional copies, please contact the Information Agent at the telephone number or facsimile number above. See "Information Agent."

         LETTERS OF TRANSMITTAL SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO THE COMPANY. See "- How to Tender" and "- Exchange Agent."

NO FINANCIAL ADVISOR

         No financial advisor has been retained to render, and no financial advisor has rendered, an opinion as to the fairness of the Exchange Offer to holders of the Original Notes or to solicit exchanges of Original Notes for the New Notes and Exchange Common.

PAYMENT OF EXPENSES

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act, afforded by
Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Original Notes. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

         The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Exchange Offer Statement and related documents to the beneficial owners of the Original Notes held of record by such persons and in handling or forwarding tenders for their customers.

                      MANAGEMENT COMPENSATION ARRANGEMENTS

         Currently Existing Management Compensation Arrangements.
         -------------------------------------------------------

         Apart from the Company's salary obligations to its employees, the Company has previously entered into various additional compensation arrangements with its top executives as an inducement for their performance and continued employment with the Company.

         Management Incentive Plan

         Barth & Dreyfuss' Management Incentive Bonus Plan as been in existence for many years. Pursuant to the Management Incentive Bonus Plan, certain of Barth & Dreyfuss' top executives receive annual bonuses based upon a target bonus for each such executive (a "Target Bonus"). Each participating executive's Target Bonus is equal to a fixed percentage of his or her base salary ranging from 20% to 50% of his or her base salary depending on the executive. The percentage of the Target Bonus that each participating executive receives is dependent upon Barth & Dreyfuss' ability to reach an EBITDA for such fiscal year that is equal to at least 90% of its target EBITDA for that fiscal year. Once Barth & Dreyfuss achieves an EBITDA that is 90% of its target EBITDA for that fiscal year, the exact amount of the bonus to be paid to each executive is based upon a sliding scale, with the executive receiving 50% of their Target Bonus if Barth & Dreyfuss achieves 90% of its target EBITDA for such fiscal year, 100% of their Target Bonus if Barth & Dreyfuss achieves 100% of its target EBITDA for such fiscal year, and 150% of their Target Bonus if Barth & Dreyfuss achieves at least 115% of its target EBITDA for such fiscal year. During fiscal year 2000, Barth & Dreyfuss achieved in excess of 115% of its target EBITDA, and such executives received an aggregate of $373,500 pursuant to the Management Incentive Bonus Plan.

         Executive Bonus Plan

         Effective January 1, 2001, the Company adopted its Executive Bonus Plan (the "Executive Bonus Plan"). Pursuant to the Executive Bonus Plan, the Company is to provide certain of its executives additional bonuses upon the earlier of
(1) December 31, 2003, (2) a sale of all or substantially all of the assets of the Company, (3) a liquidation or dissolution of the Company, (4) a merger of the Company in which the owners of a majority of the voting stock of BDK before the transaction do not own a majority of the voting power of the surviving entity after the merger, or (5) except in certain situations during a reorganization pursuant to a bankruptcy proceeding, the transfer or sale of more than 50% of the voting stock of the Company to an unrelated third party in a single transaction or a series of related transactions (each of items 2 - 5, a "Sale Transaction").

         If no Sale Transaction occurs prior to December 31, 2003, on December 31, 2003, those executives participating in the Executive Bonus Plan still then employed by the Company (or its affiliates) shall be entitled to receive, in the aggregate, 13.5% of the increase in the enterprise value of the Company between fiscal year 2000 and fiscal year 2003, as determined by measuring the difference between five times BDK's fiscal year 2000 EBITDA (as adjusted pursuant to the Executive Bonus Plan) (the "Base Line Enterprise Value") and five times BDK's fiscal year 2003 EDITDA (as adjusted pursuant to the Executive Bonus Plan).

         If a Sale Transaction occurs prior to December 31, 2003, on the one year anniversary of such Sale Transaction, those executives participating in the Executive Bonus Plan still then employed by the Company (or its affiliates), unless such executive has been terminated without Cause (as defined therein) or voluntarily terminated his or her employment for Good Reason (as defined therein), shall be entitled to receive, in the aggregate, 13.5% of the increase in the enterprise value of the Company between fiscal year 2000 and the date of such Sale Transaction, as determined by measuring the difference between the Base Line Enterprise Value and the aggregate proceeds received in such Sale Transaction.

         The Base Line Enterprise Value is equal to $12,280,000.

         If the aggregate value of the bonuses to be paid by the Company under the Executive Bonus Plan upon either December 31, 2003 or a Sale Transaction exceeds either the limitations set forth in any document governing any of the Company's or its subsidiaries' debt financing, or, if less, 20% of the Company's EBITDA for such year (as adjusted pursuant to the Executive Bonus Plan), the Company will defer certain portions of the bonuses to be paid.

         Employment Agreement of Warren E. Munday

         Pursuant to an employment agreement with the Company (the "Employment Agreement"), Warren E. Munday serves as the Chairman of the Company's Board of Directors, Chief Executive Officer and Chief Financial Officer. In connection with the consummation of the Exchange Offer, the term of Mr. Munday's employment under the Employment Agreement will be extended to December 31, 2006. However, after the expiration of the initial term of Mr. Munday's employment agreement on December 31, 2006, his employment with BDK is automatically extended for additional one year terms in perpetuity unless at least 60 days prior to the expiration of any such one year term, either Mr. Munday or the Company gives the other notice of their wish to terminate the Employment Agreement. If the Company decides to give Mr. Munday any such notice of termination of the Employment Agreement and fails to extend his employment agreement for any additional term, the Company will be required to pay Mr. Munday, subject to the limits imposed by
Section 280G of the IRC, his base salary (which is currently $400,000) plus the target bonus Mr. Munday is entitled to receive pursuant to his Employment Agreement (which is currently 50% of his base salary).

         If a sale of the Company (by merger or otherwise), or a sale of all or substantially all of the assets of the Company's subsidiaries, occurs, pursuant to the Employment Agreement, the Company will be required to pay Mr. Munday, subject to the limits imposed by Section 280G of the IRC, his base salary plus the target bonus Mr. Munday is entitled to receive pursuant to his Employment Agreement, if after the date of any such change of control transaction, (i) Mr. Munday is involuntarily terminated for any reason other than for Cause (as defined in the Employment Agreement), death, or becoming Materially Disabled (as defined in the Employment Agreement) within one year after the date of such sale or (ii) Mr. Munday voluntarily terminates his employment for Good Reason (as defined in the Employment Agreement) within one year after the date of such sale. Mr. Munday's employment term would be extended to the extent necessary to cover any such one-year period.

         If a change of control of the Company occurs under any circumstance other than a sale of the Company, the Company will be required to pay Mr. Munday, subject to the limits imposed by Section 280G of the IRC, twice his base salary, if after the date of such change of control, (i) Mr. Munday is involuntarily terminated for any reason other than for Cause, death, or becoming Materially Disabled within two (2) years after the date of such change of control or (ii) Mr. Munday voluntarily terminates his employment for Good Reason within (2) years after the date of such change of control. Mr. Munday's employment term would be extended to the extent necessary to cover any such two-year period.

         If Mr. Munday is terminated for any reason other than for Cause, death, or becoming Materially Disabled, or voluntarily terminates his employment for Good Reason, at any time prior to December 31, 2006, the Company will be required to pay Mr. Munday, subject to the limits imposed by Section 280G of the IRC, twice his base salary; provided however, that if such termination occurs within the time periods described in the preceding paragraphs above after either a sale of the Company or a change of control of the Company under circumstances other than a sale, Mr. Munday shall only be entitled to receive the compensation therein described, and not the additional compensation described in this paragraph.

         New Management Plan
         -------------------

         The Company also plans to implement an additional plan intended to provide certain of its management additional compensation if there is a sale of the Company (by merger or otherwise) or a sale of all or substantially all of the assets of the Company's subsidiaries (the "New Management Plan"). Executives participating in the New Management Plan will be entitled to share in the aggregate proceeds received by the Company that exceed (i) the aggregate principal amount of the New Notes outstanding at the time of such sale, (ii) the aggregate amount of any term loan borrowings of the Company or its subsidiaries, and (iii) any cash or cash equivalents of the Company (or its subsidiaries) at the effective time of such sale in excess of $1,000,000 (such amount of aggregate proceeds exceeding the sum of (i), (ii) and (iii), the "Proceeds Pool"). The amount of the Proceeds Pool then distributed to the executives participating in the New Management Plan shall be, subject to the limits imposed by Section 280G of the IRC, equal to the difference between (y) twenty percent

(20%) of the Proceeds Pool (the "Participation Percentage"), minus (z) a specified percentage (eighty percent (80%) if such a sale is consummated in or before 2004, sixty percent (60%) if such a sale is consummated in 2005, and fifty percent (50%) if such a sale is consummated in 2006 or after) of the aggregate amount paid or payable by the Company to its executives in the aggregate pursuant to the Executive Bonus Plan; provided, however, that under no circumstances shall any amounts be paid to such participating executives until the New Notes, and all accrued but unpaid interest thereon, have been paid in full.

         If at any time after the consummation of the Exchange Offer the Company issues additional equity, the Participation Percentage shall be adjusted so that the aggregate payments due from the Company on a sale pursuant to the New Management Plan are reduced to the same degree as the holders of the Company's capital stock suffer dilution of their equity interests in the Company from such issuance. For instance, if the Company were to issue new shares of Common Stock after the consummation of the Exchange Offer that equated to ten percent of the Company's outstanding equity, the Participation Percentage shall be reduced from twenty percent (20%), to eighteen percent (18%).

         In connection with becoming eligible for participation in the New Management Plan, all existing executives of the Company and Barth & Dreyfuss have agreed to tender to the Company for cancellation, upon the effectiveness of the Exchange Offer, all options to purchase shares of Common Stock which they currently hold.

                AGREEMENT CONCERNING VOTING; PRE-NEGOTIATED PLAN

         If the Exchange Offer is not consummated but the Company has received support for the terms of the Exchange Offer from the holders of a substantial portion of the Original Notes, the Company intends to file a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code, and seek prompt confirmation of a pre-negotiated plan of reorganization pursuant to which, subject to bankruptcy court approval, the Original Notes would be exchanged for substantially the same consideration offered in the Exchange Offer (the "Pre-Negotiated Plan") to the holders of the Original Notes.

         Therefore, the Company is also soliciting agreements relating to the Pre-Negotiated Plan from the each of the holders of beneficial interests in the Original Notes (each, a "Beneficial Holder," and collectively, the "Beneficial Holders"), pursuant to the document attached hereto as Exhibit 1 entitled
                                                       ---------
"Agreement Concerning Voting." Those holders agreeing to execute the Agreement Concerning Voting are stating their intention to vote in favor of the Pre-Negotiated Plan during a formal bankruptcy proceeding pursuant to Chapter 11 of the Bankruptcy Code, if any, should the Exchange Offer not be consummated. In addition, Beneficial Holders executing the Agreement Concerning Voting are agreeing to provide certain information to the Company, if needed, and to refrain from taking certain activities that could jeopardize the approval of the Pre-Negotiated Plan. If the Exchange Offer is consummated, the Agreement Concerning Voting will thereby terminate in accordance with its terms.

         In order to ensure confirmation of the Pre-Negotiated Plan, and to preclude others from proposing competing plans of reorganization, applicable law requires the Pre-Negotiated Plan to be approved, once the Pre-Negotiated Plan is filed, by (i) Beneficial Holders of at least two-thirds of the aggregate
              ------------------
principal amount of the Original Notes and (ii) not less than a majority in number of such Beneficial Holders of the Original Notes, in both cases of those
               ------------------
actually voting on the Pre-Negotiated Plan. Accordingly, the Agreement Concerning Voting must be executed and approved by Beneficial Holders only (in contrast to the Letter of Transmittal to accept the Exchange Offer, which must be executed by the record holders of the Original Notes). If you are a record holder of Original Notes who holds Original Notes for the benefit of a Beneficial Holder, it is imperative for you to forward the enclosed materials to
                   -------------------------------------------------------------
such Beneficial Holder so that such Beneficial Holder may determine whether it
------------------------------------------------------------------------------
is in their best interests to execute the Agreement Concerning Voting. If you
---------------------------------------------------------------------
are a Beneficial Holder of Original Notes, please be sure to read the Agreement Concerning Voting carefully and, if you determine it is in your best interests to become a party to the Agreement Concerning Voting, execute the signature page thereto and return such agreement to the Exchange Agent.

         So long as the Pre-Negotiated Plan is approved by the requisite number of holders of Original Notes pursuant to a formal proceeding pursuant to Chapter 11 of the Bankruptcy Code, subject to approval by the bankruptcy court, all Original Notes then outstanding, regardless of whether any individual holder of Original Notes votes in favor of the Pre-Negotiated Plan, will be exchanged for the securities of the Company described in the Pre-Negotiated Plan.

                        CONSOLIDATED FINANCIAL STATEMENTS

         Attached as Exhibit 3 to this Exchange Offer Statement are the
                     ---------
consolidated financial statements of the Company as of and for the periods ended December 31, 1999 and 2000, audited by KPMG LLP, independent auditors, and for the nine-month periods ended September 30, 2001, derived from the unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited financial statements reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year.

                   TRADING OF COMMON STOCK AND ORIGINAL NOTES

         The Company's Common Stock is not traded on an established securities market, and accordingly, no reliable historical trading information is available. As of December 31, 2001, there were approximately 50 holders of record of the Company's Common Stock.

         The Original Notes are not traded on an established securities market, and accordingly no reliable historical trading information is available. The Company is aware that certain noteholders have traded the Original Notes from time to time at a substantial discount from the stated principal amount of such Original Notes.

                        DESCRIPTION OF THE ORIGINAL NOTES

         You can find the definitions of certain terms used in this description under the subheading "Certain Definitions."

         The following description is a summary of the material provisions of the Existing Indenture. It does not restate that agreement in its entirety. For a complete statement of those terms, you can obtain a copy of the Existing Indenture from the Company. See "The Exchange Offer - Where to Obtain Additional Information."

Brief Description of the Original Notes

         General

         The Company issued its Original Notes under an Indenture (the "Existing Indenture") between itself and State Street Bank and Trust Company, as successor in interest to Fleet Bank (formerly Shawmut Bank Connecticut National Association (formerly the Connecticut National Bank, a national banking association)), as trustee (the "Trustee"). The terms of the Original Notes include those stated in the Existing Indenture and those made part of the Existing Indenture by reference to the Trust Indenture Act.

         Ranking

         The Original Notes are general unsecured obligations of the Company, which:

 .        rank pari passu in right of payment to all other unsecured unsubordinated Indebtedness of the Company;

 .        rank senior in right of payment to all existing and future subordinated
         Indebtedness of the Company; and

 .        are structurally subordinated to Indebtedness and other obligations of the Company's subsidiaries, including trade payables and any subordinated Indebtedness.

Principal, Maturity and Interest

         The Company initially issued $33,750,000 aggregate principal amount of Original Notes, in denominations of $100 and integral multiples of $100. The Original Notes will mature on February 13, 2002.

         Interest on the Original Notes accrues at the rate of 8.5% per annum, payable semi-annually in arrears on each October 1 and April 1. The Company makes interest payment to the holders of record of the Original Notes on the immediately preceding September 15 and March 15.

         Interest on the Original Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

         Paying Agent and Registrar for the Original Notes

         The Trustee acts as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the holders of the Original Notes, and the Company or any of its subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

         A noteholder may transfer or exchange Original Notes in accordance with the Existing Indenture. The Registrar and the Trustee may require a holder of Original Notes, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a noteholder to pay any taxes and fees required by law or permitted by the Existing Indenture. The Company is not required to transfer or exchange any Original Notes selected for redemption. Also, the Company is not required to transfer or exchange any Original Notes for a period of 15 days before a selection of Original Notes to be redeemed. The registered holder of an Original Notes will be treated as the owner of it for all purposes.

Optional Redemption

         The Company may on any one or more occasions redeem any or all of the Original Notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, payable solely in cash.

         Selection and Notice

         If less than all of the Original Notes are to be redeemed at any time, the Trustee is to select the Original Notes for redemption as follows:

 .   if the Original Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Original Notes are listed; or

 .   if the Original Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

         The Company may also instruct the Trustee to select some or all of the outstanding fractional securities for redemption at any time pursuant to one of the methods described above. The Company shall notify the Trustee in writing of any securities exchanges on which the Original Notes are listed. Notices of redemption shall be mailed by first class mail at least 15 but not more than 60 days before the redemption date to each holder of Original Notes to be redeemed.

         If any Original Notes are redeemed in part only, the notice of redemption that relates to those Original Notes shall state the portion of the principal amount thereof to be redeemed. New Original Notes in principal amount equal to the unredeemed portion of the original Original Notes will be issued in the name of the holder thereof upon cancellation of the original Original Notes. Once a notice of redemption is mailed, Original Notes called for redemption become due and payable on the redemption date. On and after the redemption date, interest ceases to accrue on Original Notes or portions of them called for redemption.

Repurchase at the Option of Holders

         Maintenance of Tangible Net Worth

         The Company is required to furnish to the Trustee an Officer's Certificate within 45 days after the end of each fiscal quarter of the Company (90 days after the end of its fiscal year) setting forth the Company's Tangible Net Worth. If the Company's Tangible Net Worth at the end of each of any two consecutive fiscal quarters (the last day of the second fiscal quarter being referred to herein as a "Deficiency Date") is less than $5,000,000 (the "Minimum Equity"), then the Company is required, no later than 65 days after a Deficiency Date (110 days if a Deficiency Date is also the end of the Company's fiscal year), to make an offer to all holders of Original Notes to purchase (an "Offer") 10% of the principal amount of Original Notes originally issued (or such lesser amount as may be outstanding at the time such offer is made) (the "Offer Amount") at a purchase price equal to 100% of the principal amount plus accrued interest to the Accelerated Payment Date (as hereinafter defined). Each Offer is required to remain open for a period of 20 business days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the "Offer Period"). No later than five business days after the termination of the Offer Period (the "Accelerated Payment Date") the Company is required to purchase the Offer Amount of Original Notes tendered or, if less than the Offer Amount has been tendered, all Original Notes tendered in response to the Offer. In no event shall the Company's failure to meet the Minimum Equity at the end of any fiscal quarter be counted toward the making of more than one Offer.

         If the Accelerated Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued interest will be paid to the person in whose name a Original Notes are registered at the close of business on such record date, and no additional interest will be payable to noteholders who tender Original Notes pursuant to the Offer. The Company may reduce the principal amount of Original Notes to be purchased pursuant to the Offer by subtracting 100% of the principal amount (excluding premium) of Original Notes acquired by the Company subsequent to the Deficiency Date and surrendered for cancellation through purchase, redemption (otherwise than pursuant to the "Maintenance of Tangible Net Worth" covenant) or exchange, and which were not previously used as a credit against any obligation to repurchase Original Notes pursuant to the "Maintenance of Tangible Net Worth" covenant.

         The Company is required to provide the Trustee with notice of the Offer at least 10 days before the notice of any Offer is mailed to the holders of Original Notes. Such notice shall state whether the Company elects to credit any Original Notes against its obligation to repurchase Original Notes as provided above and shall set forth the amount of such credit and the basis therefor (including identification of any previously cancelled Original Notes not theretofore credited). Such notice shall be accompanied by any Original Notes required to be delivered to the Trustee for cancellation, as provided above, in order to be credited against the Company's obligation to purchase Original Notes hereunder.

         Upon the commencement of any Offer, the Company or the Trustee is required to send, by first class mail, a notice to each of the holders of Original Notes. The notice is required, to the extent permitted by applicable law, to be accompanied by a copy of the information regarding the Company which is (or would be, if the Company were subject to the reporting requirements of the Securities Exchange Act) required to be contained in a Quarterly Report on Form 10-Q for the fiscal quarter ending on the Deficiency Date if such fiscal quarter is then one of the Company's first three fiscal quarters. If such fiscal quarter is the Company's last fiscal quarter, a copy of the information which is (or would be, if the Company were subject to the reporting requirements of the Securities Exchange Act) required to be contained in an Annual Report on Form 10-K (including any financial statements or other information required to be included or incorporated by reference therein) for the fiscal year ending with such fiscal quarter shall either accompany the notice or be delivered to holders of Original Notes not less than 20 business days before the Accelerated Payment Date. The notice shall contain all instructions and materials necessary to enable such holders of Original Notes to tender Original Notes pursuant to the Offer. The notice, which shall govern the terms of the Offer, shall state:

         1. that the Offer is being made pursuant to the "Maintenance of Tangible Net Worth" covenant and the length of time the Offer will remain open;

         2.   the Offer Amount, the purchase price and the Accelerated Payment
Date;

         3. that any Original Note not tendered or accepted for payment will continue to accrue interest;

         4. that any Original Note accepted for payment pursuant to the Offer shall cease to accrue interest after the Accelerated Payment Date;

         5. that holders electing to have an Original Note purchased pursuant to any Offer will be required to surrender the Original Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Original Note completed, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three business days before the Accelerated Payment Date;

         6. that holders of Original Notes will be entitled to withdraw their election if the Company, depositary or Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of the Original Notes such holder delivered for purchase and a statement that such holder is withdrawing his election to have the Original Notes purchased;

         7. that, if the aggregate principal amount of Original Notes surrendered by noteholders exceeds the Offer Amount, the Company shall select the Original Notes to be purchased on a pro rata basis; and

         8. that holders whose Original Notes were purchased only in part will be issued replacement Original Notes equal in principal amount to the unpurchased portion of the Original Notes surrendered.

         On or before an Accelerated Payment Date, the Company is required, to the extent lawful, (i) to accept for payment on a pro rata basis Original Notes or portions thereof tendered pursuant to the Offer, (ii) if the Company appoints a depositary or Paying Agent, to deposit with such depositary or Paying Agent immediately available funds sufficient to pay the purchase price of all Original Notes or portions thereof so accepted, (iii) deliver or cause the depositary or Paying Agent to deliver to the Trustee Original Notes so accepted and (iv) deliver an officers' certificate stating such Original Notes or portions thereof accepted for payment by the Company in accordance with the terms of this covenant. The depositary, the Paying Agent or the Company, as the case may be, shall promptly (but in any case not later than five days after the Accelerated Payment Date) mail or deliver to each tendering noteholder an amount equal to the purchase price of the Original Notes tendered by such noteholder and accepted by the Company for purchase, and the Trustee is required promptly to authenticate and mail or deliver to each such noteholder a new Original Note equal in principal amount to any unpurchased portion of the Original Notes surrendered. Any Original Notes not so accepted shall be promptly mailed or delivered by the Company to the holder thereof. The Company is required to publicly announce the results of the Offer on the Accelerated Payment Date.

Certain Covenants

         Dividends, Redemptions and Other Payments.

         The Company may not, and may not permit any of its subsidiaries, directly or indirectly, to:

         1. declare or pay any dividend or make any distribution on its capital stock or to its stockholders (other than dividends or distributions payable in its capital stock which is not Disqualified Stock or rights to acquire such capital stock);

         2. purchase, redeem, or otherwise acquire or retire for value any of its capital stock or the capital stock of any subsidiary or other Affiliate or any warrants, rights or options to purchase or acquire such capital stock or permit any subsidiary to do so; provided, however, that this subparagraph (2) shall not prohibit the purchase, redemption, or other acquisition or retirement for value of the Company's common stock pursuant to the Key Executive Stock Plan or agreements thereunder;

         3. make any loan or advance to any Affiliate other than the Company or a wholly owned subsidiary of the Company other than advances made to employees of the Company in the ordinary course of business; provided, however, that this subparagraph (3) shall not prohibit the making of any loan or advance to employees to acquire shares of the Company's common stock pursuant to the Key Executive Stock Plan; or

         4. purchase, redeem, exchange or otherwise acquire for value any Indebtedness other than the Original Notes; provided, however, that this
                                            --------  -------
subparagraph (4) shall not prohibit the refunding, redemption or refinancing of Indebtedness permitted under the covenant described below under the heading "Limitation on Incurrence of Indebtedness."

         Notwithstanding anything contained in the foregoing provisions, no subsidiary of the Company is prohibited by the foregoing provisions from paying any dividend or making any distribution on its capital stock to the Company.

         Limitation on Incurrence of Indebtedness

         The Company may not (i) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively "incur") any Indebtedness (other than Indebtedness between the Company and a subsidiary) or (ii) issue any Disqualified Stock.

         The Company will not permit any of its subsidiaries to (x) incur any Indebtedness (other than (1) Indebtedness between the Company and a subsidiary or between subsidiaries or (2) Indebtedness of a subsidiary, the proceeds of which are used solely to finance seasonal working capital requirements arising in the ordinary course of such subsidiary's business, under a bank line, provided that within a one year period the outstanding principal balance of Indebtedness owed by the subsidiary under that line is reduced to zero from sources other than other Indebtedness for a period of not less than 30 days) or
(y) issue any capital stock having a preference in liquidation or with respect to the payment of dividends unless:

         1. the Company's Fixed Charge Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed, or such additional stock is issued, would have been at least 1.75 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness or such issuance of stock) as if the additional Indebtedness had been created, incurred, assumed or guaranteed, or such additional stock had been issued, at the beginning of such four-quarter period; and

         2. such subsidiary's Fixed Charge Coverage Ratio for its four full fiscal quarters next preceding the date such additional Indebtedness is created, incurred, assumed or guaranteed, or such additional stock is issued, would have been at least 2 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds of such Indebtedness or such issuance of stock) as if the additional Indebtedness had been created, incurred, assumed or guaranteed, or such additional stock had been issued, at the beginning of such four quarter period.

         The limitations of set forth above hereof notwithstanding, the Company may create, incur or assume any Indebtedness which is used solely to refund, redeem or refinance the Original Notes with Indebtedness which ranks pari passu with or junior to the Original Notes.

         Limitation on Liens

         Neither the Company nor any subsidiary of the Company may cause, suffer or permit to exist, and none of them shall cause, suffer or permit any of their subsidiaries to cause, suffer or permit to exist, any Lien on the property or assets or the capital stock of the Company or any such subsidiary other than Permitted Liens.

         When Company May Merge, Etc.

         The Company may not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any person unless:

         1. the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale or conveyance shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

         2. in case of a consolidation or merger, the corporation formed by or surviving any such consolidation or merger (if other than the Company) assumes by supplemental indenture all the obligations of the Company under the Original Notes and the Existing Indenture;

         3. no Default or Event of Default would exist immediately after giving effect to the transaction;

         4. in the case of a consolidation or merger, the corporation formed by or surviving any such consolidation or merger, shall have Consolidated Adjusted Net Worth (immediately after the transaction) equal to or greater than the Consolidated Adjusted Net Worth of the Company (immediately preceding the transaction); and

         5. the subsidiaries of the Company would be permitted to incur $1.00 of additional Indebtedness under subparagraph (2) of the covenant described above under the heading "Limitation on Incurrence of Indebtedness" immediately after giving effect to the transaction.

         The Company is required to deliver to the Trustee prior to the proposed transaction an officers' certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Existing Indenture.

         Reports

         The Company is required to deliver to the Trustee, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). If the Company is not subject to the requirements of such Sections 13 or 15(d) of the Securities Exchange Act, the Company shall file with the Trustee, within 15 days after it would have been required to file with the Commission, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by a firm of established national reputation reasonably satisfactory to the Trustee), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company was subject to the requirements of such Section 13 or 15(d) of the Securities Exchange Act. The Company is also required to comply with the other provisions of the Trust Indenture Act(S) 314(a).

         Additionally, so long as any of the Original Notes remain outstanding, the Company is required to cause any annual report to stockholders and any quarterly or other financial reports furnished by it to stockholders pursuant to the Securities Exchange Act to be filed with the Trustee and mailed to the holders of Original Notes at their addresses appearing in the register of Original Notes maintained by the Registrar. If the Company is not required to furnish annual or quarterly reports to its stockholders pursuant to the Securities Exchange Act, the Company shall cause its financial statements referred to in Paragraph (1) above, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by a firm of established national reputation reasonably satisfactory to the Trustee), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," to be so mailed to such holders within 90 days after the end of the Company's fiscal year and within 45 days after the end of each of the first three fiscal quarters of each fiscal year. The Company will cause to be disclosed in a statement accompanying any annual report or comparable information as of the date of the most recent financial statements in each such report or comparable information the amount available for payments.

         Compliance Certificate

         The Company is required to deliver to the Trustee, within 90 days of the end of each fiscal year and within 45 days of after the end of each of its first three fiscal quarters, an officer's certificate stating, among other things, that, to the best of such officer's knowledge, the Company has observed and performed all of the covenants contained in the Existing Indenture and that it is not in default in the performance or observance in any material respect of all of the terms, provisions and conditions of the Existing Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which such officer has knowledge).

Events of Default and Remedies

         An "Event of Default" occurs if:

         1. The Company defaults in the payment of interest on any Original Notes when the same becomes due and payable and the Default continues for a period of 30 days;

         2. the Company defaults in the payment of the principal of any Original Notes when the same becomes due and payable at maturity, upon redemption or otherwise;

         3. the Company fails to observe or perform in any material respect any covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the covenants described above under the respective subheadings "Dividends, Redemptions and Other Payments," "Limitation on Incurrence of Indebtedness," and "When Company May Merge, Etc.";

         4. the Company fails to comply in any material respect with any of its other agreements or covenants in, or provisions of, the Original Notes or the Existing Indenture and the Default continues for the period and after the notice specified below;

         5. the Company defaults in the payment of principal or interest on any Indebtedness with an aggregate principal amount of at least $1,000,000, whether such Indebtedness now exists or shall be created hereafter, if the effect of such default is to cause the acceleration of such Indebtedness;

         6. a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its subsidiaries which remains undischarged or unvacated for a period (during which execution shall not be effectively stayed) of 45 days; provided,
                                                                     --------
that the aggregate of all such judgments exceeds $1,000,000; and provided,
                                                                 --------
further, that such event shall not be an Event of Default if a responsible
-------
insurer has agreed to pay the amount of such judgment so long as such judgment or judgments is paid by such insurer within 90 days;

         7. the Company or any subsidiary pursuant to or within the meaning of any Bankruptcy Law:

             a.   fails generally to pay its debts as they become due,

             b. admits in writing its inability to pay its debts generally as they become due,

             c.   commences a voluntary case,

             d. consents to the entry of an order for relief against it in an involuntary case,

             e. consents to the appointment of a Custodian of it or for all or substantially all of its property, or

             f.   makes a general assignment for the benefit of its creditors;

         8. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             a. is for relief against the Company or any material subsidiary in an involuntary case,

             b. appoints a Custodian of the Company or any material subsidiary or for all or substantially all of its property, or

             c. orders the liquidation of the Company or any material subsidiary, and the order or decree remains unstayed and in effect for 60 days;

         The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

         A Default under clause (4) above is not an Event of Default until the Trustee or holders of at least 25% in principal amount of the then outstanding Original Notes notify the Company in writing of such Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

Covenant Defeasance

         The Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are identified in the Existing Indenture ("Covenant Defeasance"), and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Original Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Original Notes. The Company can be discharged from its obligations under the surviving covenants by arranging for the redemption of the Original Notes from the irrevocable trust described below.

         In order to exercise Covenant Defeasance:

         1. the Company must irrevocably deposit in trust with the Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, U.S. Legal Tender or Government securities maturing as to principal and interest in such amounts and at such times as are sufficient, without consideration of the reinvestment of such interest and after payment of all Federal, state and local taxes or other charges or assessments in respect thereof payable by the Trustee, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered in form and substance reasonably satisfactory to the Trustee, to pay principal of, the maximum amount of interest permissible and any other amounts owing pursuant to the terms of the Original Notes on the outstanding Original Notes on the dates on which any such payments are due and payable in accordance with the terms of the Existing Indenture and of the Original Notes;

         2. such deposit shall not cause the Trustee to have conflicting interest as defined in and for purposes of the Trust Indenture Act;

         3. no Default, Event of Default or default shall have occurred or be continuing on the date of such deposit or shall occur on or before the 91st day after the date of such deposit;

         4. such deposit will not result in a breach or violation of, or constitute a default under, the Existing Indenture or any other instrument to which the Company is a party or by which it or its property is bound;

         5. the Company shall deliver to the Trustee an opinion of counsel in form and substance satisfactory to the Trustee to the effect that holders of the Securities will not recognize income, gain or loss for Federal, state or local income tax purposes as a result of such deposit and the defeasance contemplated hereby and will be subject to Federal, state or local income tax in the same amounts and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred;

         6. the deposit shall not result in the Company, the Trustee or the trust becoming or being deemed to be an "investment company" under the Investment Company Act of 1940;

         7. the holders of Original Notes shall have a perfected security interest under applicable law in the U.S. Legal Tender or Government securities deposited pursuant to clause (1) above; and

         8. the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent specified herein relating to the defeasance contemplated by this the "Termination of Company's Obligations" provisions have been complied with.

Amendment, Supplement and Waiver

         Without Consent of Holders

         The Company and the Trustee may amend the Existing Indenture or the Original Notes without the consent of any holder of Original Notes:

         1.   to cure any ambiguity, defect or inconsistency;

         2. to comply with the covenant described above under " - When Company May Merge, Etc."; or

     3. to make any change that does not adversely affect the legal rights hereunder of any holder of Original Notes; provided, that the Company has
                                           --------
provided to the Trustee an opinion of counsel stating that any such change does not adversely affect the rights of any such holder.

     With Consent of Holders

     The Company and the Trustee may amend the Existing Indenture or the Original Notes with the written consent of the holders of at least a majority in principal amount of the then outstanding Original Notes. However, without the consent of each such holder affected, such an amendment may not:

     1. reduce the amount of Original Notes whose holders must consent to an amendment;

     2. reduce the rate of or change the time for payment of interest, including default interest, on any Original Notes;

     3. reduce the principal of or change the fixed maturity of any Original Notes;

     4. make any Original Notes payable in money other than that amount stated in the Original Notes; or

     5. make any change in the provisions regarding acceleration of the Original Notes upon an Event of Default, waiver of past defaults, rights of noteholders to receive payments, or amendments requiring the consent of each affected noteholder.

     After an amendment to the Existing Indenture becomes effective, the Company is required to mail to noteholders a notice briefly describing the amendment.

Governing Law

     The Existing Indenture and the Original Notes are governed by the laws of the State of California.

Concerning the Trustee

     If the Trustee becomes a creditor of the Company, the Trust Indenture Act limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions, subject to compliance with Trust Indenture Act (S) 311.

     The holders of a majority in aggregate principal amount of the then outstanding Original Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Existing Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Existing Indenture at the request of any holder of Original Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No Recourse Against Others

         A director, officer, employee or stockholder, as such, of the Company of Trustee shall not have any liability for any obligations of the Company or Trustee under the Original Notes or the Existing Indenture or for any claim based on, in respect of or by reason of such obligations on their creation. Each holder by accepting an Original Note waived and released all such liability. The waiver and release were part of the consideration for the issue of the Original Notes.

Certain Definitions

         Set forth below are certain defined terms used in the Existing Indenture. Reference is made to the Existing Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Affiliate" means any person directly or indirectly controlling or
          ---------
controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

         "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or
          --------------
state law for the relief of debtors.

         "Consolidated Adjusted Net Income" means as to any person for any
          --------------------------------
period the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

         1. the Net Income (including any loss) of any person which is not a subsidiary of the person calculating Consolidated Net Income or is accounted for by such person by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid to such person; and

         2. the Net Income (including any loss) of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

         The "Net Income" of any person shall mean the net income (loss) of such person, determined in accordance with GAAP, except that with respect to any business combination occurring on or after February 13, 1992, no effect shall be given to adjustments to the historical book value of an acquired company's consolidated assets and liabilities required or permitted by Accounting Principles Board Opinion Numbers 6 and 17; furthermore, (i) any gain (but not loss) realized upon the sale or other disposition of any capital stock of the Company or a subsidiary owned by such person, or (ii) any gain (but not loss) realized upon the sale or other disposition of any real property or equipment of such person which is not sold in the ordinary course of business shall be excluded from the determination of Net Income of such person.

         "Consolidated Adjusted Net Worth" means the consolidated equity of the
          -------------------------------
holders of the stock of the Company and its consolidated subsidiaries, all determined on a consolidated basis in accordance with GAAP, except that such consolidated equity shall be determined giving effect to the methods of accounting set forth in the definition of "Consolidated Adjusted Net Income" and "Net Income" contained herein.

         "Default" means any event which is, or after notice or passage of time
          -------
would be, an Event of Default.

         "Disqualified Stock" means capital stock of the Company or any
          ------------------
subsidiary which, by its terms (or by the terms of any security into which it may be converted or for which it may be exchanged), or upon the happening of any event, matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, or redemption at the option of the holder, in whole or in part, prior to the maturity date of the Original Notes.

         "EBIT" for any period means the Consolidated Adjusted Net Income for
          ----
such period adjusted to exclude (to the extent included in computing such Consolidated Adjusted Net Income) all (i) liabilities paid or accrued during such period by the Company or a subsidiary for taxes based on income or earnings, (ii) all Fixed Charges for such period, (iii) with respect to any subsidiary, any management fees paid to the Company, and (iv) non-cash amortization of debt discount and expense with respect to the Original Notes.

         "Fixed Charge Coverage Ratio" as to any person for any period, means
          ---------------------------
the ratio of (i) EBIT for such period to (ii) Fixed Charges for such period.

         "Fixed Charges" as to any person means (i) interest and, except with
          -------------
respect to the Original Notes, amortization of debt discount and expense, (ii) that portion of rentals which is reasonably determined by the Board of Directors (as evidenced by a duly adopted resolution) as representing interest costs with respect to any lease of any property which would, in accordance with generally accepted accounting principles, be required to be classified and accounted for on the balance sheet of the lessor as a capital lease, (iii) dividend requirements of such person and its subsidiaries which are paid or accrued or are scheduled to be paid or accrued, during such period and are attributable to Disqualified Stock (excluding in all such cases items eliminated in consolidation). For purposes of clause (iii), the dividend requirements attributable to Disqualified Stock shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is the dividend requirements on such Disqualified Stock and the denominator of which is 100% minus the applicable tax rate of such person and its subsidiaries on a consolidated basis.

         "GAAP" means generally accepted accounting principles as in effect in
          ----
the United States of America as of a date of determination.

         "Government securities" shall have the meaning set forth in Section
          ---------------------
2(a)(16) of the Investment Company Act of 1940, as amended.

         "Indebtedness" means any indebtedness, contingent or otherwise, in
          ------------
respect of borrowed money, including all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to financing leases) or interest therein, except any such balance that constitutes a trade payable, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

         "Key Executive Stock Plan" means that certain BDK Holdings, Inc. 1994
          ------------------------
Key Executive Stock Purchase Plan, pursuant to which certain key employees of the Company and its subsidiaries may purchase upt to 350,000 shares (on a pre-reverse stock-split basis) of the Company's common stock.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse
          ----
claim affecting title or resulting in an encumbrance against real or personal property (other than any adverse claim or encumbrance which has not been granted by the Company or any of their respective subsidiaries and which is being disputed in good faith), or a security interest of any kind (including any conditional sale or other title retention agreement, or lease in the nature thereof, and any filing of or agreement to give any financing statement under the Uniform Commercial Code or equivalent statutes of any jurisdiction).

         "Material Subsidiary" means a subsidiary of the Company, which is a
          -------------------
"significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X promulgated under the Securities Exchange Act.

         "Permitted Liens" means (i) Liens solely to secure any Indebtedness, so
          ---------------
long as such Indebtedness is permitted under the covenant described above under the heading "Limitation on Incurrence of Indebtedness"; (ii) Liens for taxes, assessments, governmental charges, or levies not delinquent or which the Company or any of its subsidiaries is in good faith and by appropriate proceedings contesting and for which an adequate reserve has been established in accordance with GAAP, (iii) deposits, pledges or other items to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance, (iv) indemnity, performance or other similar bonds or deposits, pledges or other items to secure bids, tenders, contracts (other than contracts for the payment of money), statutory obligations, surety and appeal bonds and other obligations of like nature, in each case arising in the ordinary course of business, (v) interests of landlords or other lessors under leases of real or personal property (tangible or intangible), statutory Liens of landlords and mechanics', workmen's, materialmen's, carriers' or warehousemen's or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which the Company or any of its subsidiaries is in good faith and by appropriate proceedings contesting and for which an adequate reserve has been established in accordance with GAAP, (vi) any other Lien, perfected and in effect as of the date of the

Existing Indenture, and (vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (vi) above, provided that any such extension, renewal or replacement is limited to the property (including any proceeds therefrom) originally encumbered thereby.

         "Person" or "person" means any individual, corporation, partnership,
          ------      ------
joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Tangible Net Worth" with respect to any person means the consolidated
          ------------------
equity of the common stockholders of such person and its consolidated subsidiaries (excluding the cumulated foreign currency translation adjustment) less their consolidated Intangible Assets, all determined on a consolidated basis and (except as otherwise specifically provided below) in accordance with generally accepted accounting principles. For purposes of this definition "Intangible Assets" means the amount (to the extent reflected in determining such consolidated equity of the common stockholders) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to February 13, 1992 in the book value of any asset owned by such person or a consolidated subsidiary, (ii) all investments in unconsolidated subsidiaries and in persons which are not subsidiaries (except, in each case, investments in marketable securities), and
(iii) all unamortized debt discounts and expense (except with respect to the Original Notes), unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization and developmental expenses and other intangible items, all of the foregoing as determined in accordance with generally accepted accounting principles.

         "U.S. Legal Tender" means such coin or currency of the United States of
          -----------------
America as at the time of payment shall be legal tender for the payment of public and private debts, and shall be in the form of immediately available funds.

                          DESCRIPTION OF THE NEW NOTES

         You can find the definitions of certain terms used in this description above under the heading "Description of the Original Notes - Certain Definitions" or below under the subheading "- Certain Definitions."

         The following summary describes only those material terms of the New Notes that differ from the terms of the Original Notes. The New Notes will be on the terms substantially identical to the terms of the Original Notes, except for the changes summarized below and certain conforming and incidental changes:

Brief Description of the New Notes

         General

         The Company will issue the 9% Senior Notes due 2007 (the "New Notes") under an indenture (the "Senior Indenture") between itself and The Bank of New York, as trustee (the "New Notes Trustee"). The terms of the New Notes shall include those stated in the Senior Indenture and those made part of the Senior Indenture by reference to the Trust Indenture Act.

         The following description, read together with the Description of the Original Notes, is a summary of the material provisions of the Senior Indenture. It does not restate that agreement in its entirety. We urge you to read the Senior Indenture because it, and not this description, defines your rights as holders of the New Notes. You can obtain a copy of the Senior Indenture from the New Notes Trustee.

         Ranking

         The New Notes will be general unsecured obligations of the Company, which:

 .    will rank pari passu in right of payment to all other unsecured unsubordinated Indebtedness of the Company;

 .    will rank senior in right of payment to all existing and future subordinated Indebtedness of the Company; and

 .    will be structurally subordinated to Indebtedness and other obligations of the Company's subsidiaries, including indebtedness under the Credit Facility, trade payables and any subordinated Indebtedness.

         Principal, Maturity and Interest

         The Company will initially issue up to $10,391,288 in aggregate principal amount of New Notes (of which $391,267 in principal amount would be issued to Barth & Dreyfuss of California and exchanged for a Company intercompany note), in denominations of $1.00 and integral multiples of $1.00 The New Notes will mature on the fifth anniversary of the Issue Date (such anniversary expected to be in February, 2007).

         Interest on the New Notes will accrue at the rate of 9% per annum, payable annually in arrears on each April 1, commencing April 1, 2002. The Company will make interest payments in cash to the holders of record of the New Notes on the immediately preceding March 15. However, in the event that, as a result of the failure of the Company and/or any of its subsidiaries to satisfy the coverage ratio covenant in the Credit Facility, the Company has not received from its subsidiaries, as of the Business Day immediately preceding any interest payment date, distributions, dividends or advances in cash sufficient to pay all interest due on a due date, then interest shall also be considered paid on such interest payment date to the extent that the Company (1) has paid all interest due in cash to the extent that the Company has received from its subsidiaries cash therefor, and (2) has issued to the holders, pro rata in accordance with the ratio of the aggregate principal amount of New Notes held by each holder to the aggregate principal amount of New Notes then outstanding, on the applicable interest payment date, PIK Notes in an aggregate principal amount equal to the amount of interest then due and payable and not paid in cash.

Transfer and Exchange

         In the Senior Indenture, the following transfer restrictions shall also apply in addition to the restrictions contained in the provision described above under the heading "Description of the Original Notes--Transfer and Exchange:"

         The New Notes may only be registered, transferred or exchanged in denominations of $1.00 (or integral multiples thereof) unless the transfer of such New Notes results from the transfer by a holder of its entire right, title and interest in any and all New Notes held by such holder, and the New Notes shall bear a restrictive legend stating the foregoing.

Optional Redemption

         Selection and Notice

         In the Senior Indenture, the sentence that read as follows: "Once a
                                                                      ------
notice of redemption is mailed, Original Notes called for redemption become due
-------------------------------------------------------------------------------
and payable on the redemption date," which is contained in the last paragraph of
----------------------------------
the provision described above under the heading "Description of the Original Notes - Optional Redemption--Selection and Notice," will be replaced by the following sentence:

                  Once a notice of redemption is mailed, the New Notes called for redemption become due and payable on the redemption date unless such notice of redemption is contingent upon the occurrence of specified events, in which case the New Notes called for redemption shall become due and payable only upon the occurrence of such events.

Repurchase at the Option of the Holders

     In the Senior Indenture, the provision described above under the heading "Description of the Original Notes - Repurchase at the Option of the Holders - Maintenance of Tangible Net Worth" will be replaced by the following new provision:

     Offer to Repurchase Notes Upon Change of Control

     If a Change of Control occurs, each holder of New Notes shall have the right to require the Company to repurchase all or any part (with such part equal to $1.00 or an integral multiple thereof) of that holder's New Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company shall offer (an "Offer") a payment (the "Change of Control Payment") in cash equal to 100% of the aggregate principal amount of New Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase ("Change of Control Payment Date").

     The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

 . accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

 . deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered; and

 . deliver or cause to be delivered to the New Notes Trustee the New Notes so accepted together with an officer's certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each holder of New Notes so tendered the Change of Control Payment for such New Notes, and the New Notes Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new New Note equal in principal amount to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will
                                      --------
be in a principal amount of $1.00 or an integral multiple thereof.

     To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of the Senior Indenture relating to a Change of Control Offer, the Company will not be deemed to have breached its obligations under the Senior Indenture by virtue of complying with such laws or regulations.

     The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Senior Indenture are applicable. Except as described above with respect to a Change of Control, the Senior Indenture does not contain provisions that permit the holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Senior Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer; or (b) in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "Alternate Offer") any and all New Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and purchases all New Notes properly tendered in accordance with the terms of such Alternate Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain.

     Within 30 days following the consummation of any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions constituting the Change of Control and offering to repurchase the New Notes. Upon the commencement of an Offer, the Company or the New Notes Trustee shall send by first class mail, not less than 30 nor more than 60 days prior to the proposed Change of Control Payment Date, a notice to each of the holders of New Notes. The notice shall contain all instructions and materials necessary to enable such holders to tender New Notes pursuant to the Offer. The notice, which shall govern the terms of the Offer, shall state:

     (1) that the Offer is being made pursuant to the Change of Control provisions of the Senior Indenture, and the length of time the Offer will remain open (the "Offer Period");

     (2)   the purchase price and the Change of Control Payment Date;

     (3) that any New Note not tendered or accepted for payment will continue to accrue interest;

     (4) that any New Note accepted for payment pursuant to the Offer shall cease to accrue interest on and after the Change of Control Payment Date;

     (5) that holders electing to have a New Note purchased pursuant to any Offer will be required to surrender the New Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New Note completed, to the Company, a depositary, if appointed by the Company, or the New Notes Trustee at the address specified in the notice at least three Business Days before the Change of Control Payment Date; and

     (6) that holders of New Notes will be entitled to withdraw their election if the Company, depositary or the New Notes Trustee, as the case may be, receives, not later than the expiration of the Offer Period, or such longer period as may be required by law, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the New Note the holder delivered for purchase and a statement that such holder is withdrawing such holder's election to have the New Note purchased.

Certain Covenants

     Restricted Payments

     In the Senior Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Dividends, Redemptions and Other Payments" will be replaced by the following new covenant:

     The Company shall not and shall not permit any of its subsidiaries, directly or indirectly, to effect any of the following (a "Restricted Payment"):

           (a) declare or pay any dividend or make any distribution on its capital stock or to its stockholders (other than dividends or distributions payable in its capital stock which is not Disqualified Stock or rights to acquire such capital stock); or

           (b) purchase, redeem, or otherwise acquire or retire for value any of its capital stock or the capital stock of any subsidiary or other Affiliate or any warrants, rights or options to purchase or acquire such capital stock or permit any subsidiary to do so; provided, however, that this subparagraph (b) shall not
                     --------  --------
                 prohibit the purchase, redemption, or other acquisition or retirement for value of the Company's common stock pursuant to the Key Executive Stock Plan or agreements thereunder; or

           (c) make any loan or advance to any Affiliate other than the Company or a wholly owned subsidiary of the Company; provided,
                                                                      --------
                 however, that this subparagraph (c) shall not prohibit (i) the
                 -------
                 making of any loan or advance to employees to acquire shares of the Company's common stock pursuant to the Key Executive Stock Plan, (ii) other advances made to employees in the ordinary course of business, or (iii) other loans or advances not exceeding $1,000,000 in the aggregate at any time outstanding; or

           (d) purchase, redeem, exchange or otherwise acquire for value any Indebtedness subordinated to the New Notes; provided, however,
                                                             --------  -------
                 that this subparagraph (d) shall not prohibit the refunding, redemption or refinancing of subordinated Indebtedness permitted under the covenant described below under the heading "Limitation on Incurrence of Indebtedness;"

unless, at the time of and after giving effect to any such Restricted Payment:
------

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Material Subsidiaries after the date of the Senior Indenture (excluding Restricted Payments permitted by clauses (v), (x), (y) and (z) below) is less than the sum, without duplication, of:

           (a) 50% of the Consolidated Adjusted Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Senior Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Adjusted Net Income for such period is a deficit, less 100% of such deficit), plus

           (b) 100% of the aggregate net cash proceeds received by the Company since the date of the Senior Indenture as a contribution to its equity capital or from the issue or sale of capital stock of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such capital stock (other than capital stock, Disqualified Stock or debt securities sold to a subsidiary of the Company.

The forgoing provisions shall not prohibit:

     u) the purchase by the Company from its wholly-owned subsidiary, Barth & Dreyfuss of California, on or about the Issue Date, of Common Stock of the Company, together with New Notes, for an aggregate purchase price consisting of a subordinated promissory note of the Company in the face amount not to exceed $400,000, together with interest payments thereon;

     v) the payment by any subsidiary of the Company of any dividend or the making of any distribution on its capital stock to the Company;

     w) the payment by the Company of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Senior Indenture;

     x) the redemption, repurchase, retirement, defeasances or other acquisition of any subordinated Indebtedness of the Company in exchange for, or out of the net proceeds of, the substantially concurrent issuance or sale (other than to a subsidiary of the Company) of capital stock of the Company (other than Disqualified Stock) or the substantially concurrent issuance, sale or incurrence of Indebtedness subordinated to the New Notes; provided that the amount of any such net cash proceeds or value of securities issued upon exchange that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (2) (b) of the preceding paragraph;

     y) the redemption or repurchase of capital stock of the Company or any subsidiary of the Company from an employee, director or officer of the Company, all such repurchases not to exceed $500,000 in the aggregate for any fiscal year of the Company; or

     z) the making of any other Restricted Payments pursuant to this clause (z) not to exceed $7.5 million in the aggregate at any time outstanding.

         Limitation on Incurrence of Indebtedness

         In the Senior Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Limitation on Incurrence of Indebtedness" will be replaced by the following new covenant:

              The Company (x) will not, and will not permit any of its subsidiaries to, incur any Indebtedness or (y) will not permit any of its subsidiaries to issue any capital stock having a preference in liquidation or with respect to the payment of dividends, except that the Company and its subsidiaries may incur the following:

         (1) the New Notes issued on the Issue Date, the PIK Notes, if any, issued after the Issue Date and other Indebtedness outstanding on the Issue Date;

         (2) Indebtedness which is used solely to refund, redeem or refinance the New Notes or other unsubordinated Indebtedness with Indebtedness which ranks pari passu with the New Notes, or Indebtedness which is used solely to refund, redeem or refinance subordinated Indebtedness with Indebtedness subordinated to the New Notes on terms at least as favorable to the holders of the New Notes as the subordination terms of such subordinated Indebtedness;

         (3) capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost (including financing fees and costs) of development, construction, installation, integration or improvement of assets used or useful in the Company's or its subsidiaries' businesses, in an aggregate principal amount not to exceed $2.0 million at any time outstanding pursuant to this clause (3);

         (4) Indebtedness owed by the Company or any of its subsidiaries to the Company or any of its subsidiaries; provided that
                                                  --------

            (a) any such Indebtedness owed by the Company shall be expressly subordinated to the prior payment in full in cash of all Indebtedness of the Company arising under the New Notes; and

            (b) if such Indebtedness is held at any time by a Person other than the Company or any of its subsidiaries, the Company or such subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (4); and

     (5) additional Indebtedness arising under the Credit Facility (whether existing on the date of the Senior Indenture or thereafter arising) in an aggregate principal amount not to exceed $20 million at any time outstanding pursuant to this clause (5).

     Limitation on Liens

     In the Senior Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Limitation on Liens" will be replaced by the following new covenant:

     Neither the Company nor any subsidiary of the Company may cause, suffer or permit to exist, and none of them shall cause, suffer or permit any of their subsidiaries to cause, suffer or permit to exist, any Lien on the property or assets of the Company or any such subsidiary other than Permitted Liens.

     When Company May Merge, Etc.

     In the Senior Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - When Company May Merge, Etc." will be replaced by the following new covenant:

     The Company shall not consolidate or merge with or into, or transfer or lease all or substantially all of its assets to, any person unless:

     (1) either (a) the Company is the surviving corporation; or (b) the person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale or conveyance shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) in case of a consolidation or merger, the corporation formed by or surviving any such consolidation or merger (if other than the Company) assumes by supplemental indenture all the obligations of the Company under the New Notes and the Senior Indenture;

     (3) no Default or Event of Default would exist immediately after giving effect to the transaction;

     (4) in the case of a consolidation or merger, the corporation formed by or surviving any such consolidation or merger, shall have Consolidated Adjusted Net Worth (immediately after the transaction) equal to or greater than the Consolidated Adjusted Net Worth of the Company (immediately preceding the transaction); and

     (5) for the period of the four full fiscal quarters most recently ended prior to the date of determination, the Company would have a consolidated Fixed Charge Coverage Ratio immediately after giving effect to the transaction no less than its consolidated Fixed Charge Coverage Ratio immediately before giving effect to the transaction;

     provided, however, that clauses (4) and (5) above shall not apply if the
     --------  -------
principal purpose of such transaction is to change the state of incorporation of the Company.

         The Company is required to deliver to the New Notes Trustee prior to the proposed transaction an officer's certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and such supplemental indenture comply with the Senior Indenture.

         Reports

         In the Senior Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Reports" will be replaced by the following new covenant:

         The Company is required to deliver to the New Notes Trustee, within 15 days after it would have been required to file with the Securities and Exchange Commission, financial statements, including any notes thereto (and, in the case of a fiscal year end, an auditors' report by a firm of established national reputation reasonably satisfactory to the New Notes Trustee), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company was subject to the requirements of such Section 13 or 15(d) of the Securities Exchange Act. The New Notes Trustee shall, promptly after the receipt of the documents described in the preceding sentence, mail such documents to the holders at their addresses appearing in the register of New Notes maintained by the registrar. The Company is also required to comply with the other provisions of the Trust Indenture Act (S)314(a).

         In the event that the Company becomes subject to the requirements of
Section 13 or 15(d) of the Securities Exchange Act, the Company will file with the New Notes Trustee and the Securities and Exchange Commission, and transmit to the noteholders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act, at the times and in the manner provided pursuant to the Trust Indenture Act; provided, that any such information, documents or reports required to be filed
--------
with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act shall be delivered to the New Notes Trustee within 15 days after the same is required to be filed with the Securities and Exchange Commission.

         Compliance Certificate

         In the Senior Indenture, the covenant described above under the heading "Description of the Original Notes - Certain Covenants - Compliance Certificate" will be replaced by the following new covenant:

         In the Senior Indenture, the Company will be required to deliver to the New Notes Trustee, within 90 days of the end of each fiscal year, an officer's certificate stating, among other things, that, to the best of such officer's knowledge, the Company has observed and performed all of the covenants contained in the Senior Indenture and that it is not in default in the performance or observance in any material respect of all of the terms, provisions and conditions of the Senior Indenture (or, if a Default or an Event of Default has occurred, describing all such Defaults or Events of Default of which such officer has knowledge).

         Certain Affirmative Covenants

         In the Senior Indenture, certain modifications will be made to the affirmative covenants, generally to limit the applicability of such covenants to material undertakings, rather than any undertakings.

Amendment, Supplement and Waiver

         With Consent of Holders

         In the Senior Indenture, the first sentence of the provision described above under the heading "Description of the Original Notes - Amendment, Supplement and Waiver - With Consent of Holders" will be replaced by the following new sentence:

         The Company and the New Notes Trustee may amend the Senior Indenture or the New Notes with the written consent of the holders of at least a majority in principal amount of the then outstanding New Notes;

provided, that New Notes held in the Papercraft Fund shall not be deemed to be
--------
outstanding for the purpose of this provision.

Governing Law

         The Senior Indenture and the New Notes will be governed by the laws of the State of New York.

Book-Entry, Delivery and Form

         The New Notes will be issued either in (1) registered, global form or
(2) certificated form, in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof. The Company anticipates that the majority of the New Notes initially will be represented by one or more Global Notes.

         The Global Notes will be deposited upon issuance with the New Notes Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

         Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below). See "Exchange of Certificated Notes for Book-Entry Notes."

         New Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "--Exchange and Transfer." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

         Initially, the New Notes Trustee will act as Paying Agent and registrar. The New Notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depositary Procedures

         The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

         DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

         DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the noteholders with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations that are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn can act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise to take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         Except as described below, owners of interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or "holders" thereof under the Senior Indenture for any purpose.

         Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Senior Indenture. Under the terms of the Senior Indenture, the Company and the New Notes Trustee will treat the persons in whose names the New Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the New Notes Trustee nor any agent of the Company or the New Notes Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the New Notes Trustee or the Company. Neither the Company nor the New Notes Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company and the New Notes Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

         Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same-Day Settlement and Payment."

         Subject to the transfer restrictions set forth under "--Transfer and Exchange," transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Notes for legended New Notes in certificated form and to distribute such New Notes to its Participants.

         DTC is under no obligation to perform or continue to perform the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, and such procedures may be discontinued at any time. Neither the Company nor the New Notes Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

         A Global Note is exchangeable for definitive New Notes in registered certificated form ("Certificated Notes") if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Securities Exchange Act,
(ii) the Company, at its option, notifies the New Notes Trustee in writing that it elects to cause the issuance of the Certificated Notes or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the New Notes. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its rules and procedures) and will bear the applicable restrictive legend referred to in "--Transfer and Exchange," unless the Company determines otherwise in compliance with applicable law.

         Beneficial interests in Global Notes are transferable or exchangeable, subject to the transfer restrictions referred to in "--Transfer and Exchange," for Certificated Notes upon compliance with the following (i) a written order from a Participant or an Indirect Participant given to the depositary in accordance with the rules and procedures of DTC directing DTC to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and (ii) instructions given by DTC to the registrar containing information regarding the person or entity in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (i) above.

Exchange of Certificated Notes for Book-Entry Notes

         New Notes issued in certificated form are transferable or exchangeable, subject to the transfer restrictions referred to in "--Transfer and Exchange," for beneficial interests in a Global Note in accordance with the terms and provisions of the Senior Indenture.

Same Day Settlement and Payment

         Payments in respect of the New Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note holder. With respect to the New Notes in certificated form, the Company will make all payments of principal, premium, if any, and interest, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the New Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Certain Definitions

         The following new definitions will be added to the Senior Indenture:

         "Change of Control" means the occurrence of any of the following:
          -----------------

                 (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act) other than to a Permitted Holder;

                 (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

                 (3) the consummation of a transaction or a series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than a Permitted Holder, becomes the beneficial owner (within the meaning of Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act), directly or indirectly, of capital stock of the Company representing a majority of all voting power of the voting stock of the Company; or

                 (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         The foregoing provisions shall not be applicable to any event which would otherwise be a "Change Of Control" to the extent that it occurs as a result of a disbursement of securities from the Papercraft Fund in connection with the settlement, court adjudication, or other resolution, of the Creditors Committee / CVC Litigation.

                 "Continuing Directors" means, as of any date of determination,
                  --------------------
any member of the Board of Directors of the Company who:

                 (1)       was a member of the Board of Directors on the Issue
Date; or

                 (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election or whose election or appointment was previously so approved.

                 "Credit Facility" means any credit facility between Barth &
                  ---------------
         Dreyfuss of California, and/or the Company and/or its Subsidiaries, on the one hand and Union Bank of California, N.A., on the other hand, providing for revolving credit loans, term loans and/or letters of credit or other borrowing facilities, as amended, restated, modified, renewed, refunded, replaced, or refinanced, with the same or a new lender or group of lenders, in whole or in part from time to time.

                 "Global Note" means a New Note that is deposited with or on
                  -----------
         behalf of and registered in the name of the depositary or a nominee thereof.

                 "Indebtedness" means any indebtedness, contingent or otherwise,
                  ------------
         in respect of borrowed money, including all interest, fees and expenses owed with respect thereto (whether or not the recourse of the lender is to the whole of the assets of the Company or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance (except any such balance that constitutes a trade payable) deferred and unpaid of the purchase price of any property (including pursuant to financing leases) or interest therein, in the case of each type of indebtedness listed above, if and to the extent such indebtedness would appear as a liability upon a balance sheet of the Company prepared on a consolidated basis in accordance with GAAP, and shall also include, to the extent not otherwise included, the guaranty of items which would be included within this definition.

                 "Issue Date" means the date immediately following the
                  ----------
         consummation of the Exchange Offer.

                 "PIK Notes" means the Company's 9% New Notes due 2007, if and
                  ---------
         when issued in payment of interest otherwise payable in cash.

                 "Paying Agent" an office or agency where the New Notes may be
                  ------------
         presented for payment.

                 "Permitted Holder" means Magten Asset Management Corp, and any
                  ----------------
         Related Party of the foregoing.

                 "Related Party" means:
                  -------------

                 (1) the spouse or an immediate family member, estate or heir of a Permitted Holder; or

                 (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

                     DESCRIPTION OF THE NEW CREDIT FACILITY

         Barth & Dreyfuss, the Company's principal operating subsidiary, is currently negotiating a new credit facility (The "New Credit Facility") with Union Bank. The precise terms of the New Credit Facility have not been finalized, but it is anticipated that the New Credit Facility would provide for an $18 million facility, consisting of a revolving credit facility (including a letter of credit sub-facility) and possibly a term loan facility. To the extent that the Company needs cash to pay in full at maturity Original Notes which are not tendered in the Exchange Offer, it is anticipated that the New Credit Facility would permit Barth & Dreyfuss to borrow up to $1,687,500 to make such payments.

         Barth & Dreyfuss' obligations under the New Credit Facility are expected to be secured by a pledge of all of its inventory and accounts receivable. The interest rate on borrowings under the New Credit Facility has not been determined. The New Notes would be structurally subordinated to Barth & Dreyfuss' obligations under the New Credit Facility.

         The obligation of the lender under the New Credit Facility to advance funds would be subject to conditions customary in agreements of this type. In addition, Barth & Dreyfuss would subject to certain affirmative and negative covenants and financial covenants customary for such agreements. Furthermore, if the Company is unable to meet a 2.0 to 1.0 interest coverage ratio (expected to be consolidated EBITDA to total interest expense), as such ratio is determined in accordance with and pursuant to the terms and conditions of the New Credit Facility, the terms of the New Credit Facility will prevent Barth & Dreyfuss from making distributions or advances to the Company. If by virtue of the aforementioned prohibition, the Company does not have the cash required to make certain portions of its annual interest payments in cash, and will be required to issue PIK Notes in lieu thereof. See "Risk Factors" and "Description of New Notes."

         Barth & Dreyfuss' existing bank credit facility expires on February 11, 2002. No assurance can be given that Union Bank, the lender under such facility, would be willing to extend the expiration of such facility.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         Implementation of the Exchange Offer may have federal, state, and local tax consequences to the Company and to the holders of Original Notes and Common Stock. No tax opinion has been sought or will be obtained with respect to any tax consequences of the Exchange Offer, and the following disclosure (the "Tax Disclosure") does not constitute and is not intended to constitute either a tax opinion or tax advice to any person. Rather, the Tax Disclosure is provided for informational purposes only.

         The Tax Disclosure summarizes only certain of the federal income tax consequences associated with the Exchange Offer's implementation, and does not attempt to comment on all such aspects of the Exchange Offer's implementation. Moreover, certain of the federal income tax consequences described in the Tax Disclosure are dependent on factual determinations that are subject to uncertainties. Similarly, the Tax Disclosure does not attempt to consider any facts or limitations applicable to any particular holder of the Original Notes. The Tax Disclosure also does not address state, local, or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

         The Tax Disclosure is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), the Treasury regulations promulgated thereunder, existing judicial decisions, and administrative rulings. In light of the numerous recent amendments to the IRC, no assurance can be given that legislative, judicial, or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. Finally, the tax consequences of certain aspects of the Exchange Offer are uncertain due to a lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.

         Tax legislation has been introduced into Congress which, if enacted, would fundamentally alter the basic scheme of federal taxation by replacing the federal income tax with a national retail sales tax or a form of value added tax. Other proposed tax legislation would transform the current graduated-rate federal income tax into an income-based flat tax. It may be enacted in 2002 or subsequent years. Insofar as the discussion below addresses income tax consequences in 2002 and/or subsequent years, such discussion may be completely invalidated if fundamental tax reform is enacted.

         Holders of the Original Notes and holders of the Common Stock therefore are advised to consult with their own tax advisors regarding the tax consequences to them and to the Company of the transactions contemplated by the Exchange Offer, including federal, state, local, and foreign tax consequences.

         Federal Income Tax Consequences To The Company; Reduction Of Company's Indebtedness

         Pursuant to the terms of the Exchange Offer, the Company intends to issue New Notes and shares of Exchange Common for Original Notes. In addition, the Company intends to pay in cash the accrued interest on the Original Notes. Actual debt cancellation in excess of the fair market value of the Exchange Common and face amount of the New Notes will hereinafter be referred to as a "Debt Discharge Amount."

         In general, the IRC provides that a taxpayer who realizes a cancellation or discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge. The Debt Discharge Amounts will arise with respect to holders of the Original Notes who will receive, in partial satisfaction of such Original Notes, consideration consisting of the New Notes and the Exchange Common of the Company. Section 108(e)(8) of the IRC now provides that the indebtedness exchanged for the Exchange Common will be treated as satisfied but only by an amount equal to the fair market value of the Exchange Common issued by the Company. In addition, under sections 108(e)(10) and 1274 of the IRC, because the New Notes are not expected to be publicly traded, indebtedness exchanged for the New Notes should be treated as satisfied by an amount equal to the stated principal amount of the New Notes. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction. Thus, amounts paid in cash for accrued, but unpaid interest on the Original Notes should not give rise to Debt Discharge Amounts.

         The Debt Discharge Amount is excluded from income if the Company is insolvent immediately prior to the cancellation, but only to the extent of such insolvency (the "Insolvency Exception"). The Company believes that it is insolvent within the meaning of this rule. To the extent the Debt Discharge Amount exceeds the amount of insolvency, such excess will be includable in the Company's gross income in the year the Exchange Offer is consummated. The Company believes that it will not have to include a significant amount of the Debt Discharge Amount in its income in 2002 as a result of the Exchange Offer.

         Section 108(b) of the IRC requires certain tax attributes of the Company to be reduced by any portion of the Debt Discharge Amount excluded from income. Tax attributes are reduced in the following order of priority: net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits, and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. An election can be made to alter the order of priority of attribute reduction by first applying the reduction against depreciable property held by the taxpayer in an amount not to exceed the aggregate adjusted basis of such property. The Company does not presently intend to make such election. If this decision were to change, the deadline for making such election is the due date (including extensions) of the Company's federal income tax return for the taxable year in which such debt is discharged pursuant to the Exchange Offer.

         It is not clear whether the attribute reduction under section 108(b) discussed above should be applied on a separate entity basis (and thus, reduce only the Company's tax attributes) or on a single entity basis for members of an affiliated group filing a consolidated return for the year the Exchange Offer is consummated (and thus, reduce the Company's subsidiaries' tax attributes as well). The Service in the past taken inconsistent positions concerning whether the attribute reduction occurs on a separate entity or a consolidated basis. The Company intends to take the position that section 108(b) should not affect the tax attributes of its subsidiaries. The Company also believes that the net operating losses (the "NOLs") that are subject to section

108(b) reduction should be the Company's NOLs without regard to whether or not the use of such NOLs is otherwise subject to a section 382 limitation (the section 382 limitation is discussed in more detail below). Consequently, the tax attribute reduction rules of section 108(b) will likely eliminate some, but not all, of the Company's NOLs.

         Carryover And Availability Of Company's Net Operating Losses

         General

         Based on the Company's consolidated 2000 federal income tax return as filed, the Company and its subsidiaries have approximately $71.6 million of consolidated net operating losses ("CNOLs") carried forward from the tax year ended December 31, 2000 into the tax year ended December 31, 2001, of which $52.9 million is attributable to the Company. Of the $71.6 million of CNOLs, at least $45 million of the CNOLs were generated prior to the year of the confirmation of the Papercraft Plan (the "Old CNOLs"), of which at least $34.7 million were attributable to the Company (the "Old NOLs"). The approximately $26.6 million remainder of the CNOLs (the "New CNOLs"), of which approximately $18.2 million is attributable to the Company (the "New NOLs"), were generated in 1992, 1998, 1999 and 2000. The Company believes it has generated NOLs in the tax year ending December 31, 2001.

         It is likely that the utilization of carryforwards of the Old CNOLs and Old NOLs is already restricted under section 382 of the IRC because of an ownership change occurring as a result of the implementation of the Papercraft Plan. In addition, all CNOL and NOL amounts are subject to review and significant adjustment upon audit by the Service. The estimates of the Company's CNOLs are also subject to legal and factual uncertainty, including the allocation of the CNOLs among (i) the Company and its subsidiaries and (ii) the periods before and after the confirmation of the Papercraft Plan. The tax attribute reduction rules of section 108(b) of the IRC likely will eliminate a portion of Company's NOLs, and depending on the position taken by the Service, may reduce the CNOLs of Company and its subsidiaries as a result of debt cancellation attributable to the Exchange Offer. However, a favorable section 108(b) ordering rule should allow the Company to retain most of its more valuable New CNOLs and New NOLs. According to the section 108(b) ordering rule, the NOLs are reduced in the following order: the NOLs and CNOLs generated in 2002, if any; the Old CNOLs and Old NOLs and, lastly, the New CNOLs and the New NOLs.

         Section 382

         Section 382 of the IRC places potentially severe limitations upon the use of a corporation's NOLs and certain other tax attributes if an "ownership change" occurs with respect to such corporation's stock. In general, an ownership change occurs if, on any testing date, certain shareholders have increased their ownership of the loss corporation by more than fifty percentage points over their ownership at the beginning of the testing period, which is the lesser of three years or the date of the most recent ownership change.

         In making this determination, the Exchange Common issued to the holders of Original Notes will be valued on the date of the exchange. Nevertheless, although not free from doubt, the issuance of "stock" (as such term is defined for purposes of the section 382 limitation) pursuant to the Exchange Offer by itself should not trigger a new ownership change. This is because the Company believes that there will be an overlap of more than 50 percent in the ownership of the Original Notes and the Common Stock of the Company outstanding immediately prior to the Exchange Offer that will have existed for the part three years. Furthermore, the Company intends to take the position for purposes of determining the ownership of the Common Stock held in the Disbursing Fund, that such ownership in respect of the Common Stock ultimately issued to creditors should relate back to the date when such shares of the Common Stock were transferred by the Company to the Disbursing Fund for the benefit of such Creditors. Likewise, if a Creditor transferred its rights to receive from the Disbursing Fund shares of Common Stock prior to the release of such shares, ownership should related back to the date of the transfer to the Creditor's transferee. Consequently, subsequent transfers of shares of the Common Stock from the Disbursing Fund to its ultimate beneficiaries (i.e., to Creditors or subsequent transferees who received such transfers more than three years earlier) should not constitute additional owner shifts for purposes of determining whether an ownership change has taken place under section 382 of the IRC. Therefore, the Company believes, but cannot provide any assurance, that the Exchange Offer (and the release of shares from the Disbursing Fund, if such release takes place prior to the consummation of the Exchange Offer) should not trigger another ownership change within the meaning of section 382 of the IRC.

         However, if the limitations and restrictions of section 382 of the IRC should apply, in the consolidated group context, such limitation would apply on a single entity basis with respect to the affiliated group filing a consolidated return for the year in which the ownership change occurs. Therefore, in general, although ownership changes are determined at the Company level, the section 382 limitation, if any is triggered, would apply on a single entity basis to the Company and its subsidiaries. Under section 382 of the IRC, following an ownership change, the amount of a loss corporation's taxable income that can be offset by pre-ownership change NOLs during any post-ownership change year generally cannot exceed an amount equal to the loss corporation's value immediately before the ownership change (excluding proscribed contributions to capital) multiplied by the long-term tax-exempt rate. The long-term tax-exempt rate changes from month to month based on changes in prevailing interest rates. For example, for ownership changes that occurred in December 2001, the long-term tax-exempt rate is 4.74 percent.

         In addition, the section 382 limitation during the five years following such ownership change is increased (and thus, a loss corporation may utilize a greater amount of its pre-change losses in such post-change years) by the amount of any gain recognized in such years from the sale of an asset to the extent that such asset has unrealized built-in gain at the time of the ownership change. The built-in gain rule applies only if at the time of the ownership change the loss corporation has an overall net unrealized built-in gain that exceeds the lesser of (a) $10 million and (b) fifteen percent of the fair market value of its assets (excluding cash and cash equivalents). Similarly, if the loss corporation at the time of the ownership change has an overall net unrealized built-in loss that exceeds the lesser of (a) $10 million and (b) fifteen percent of the fair market value of its assets (excluding cash and cash equivalents) use of built-in losses recognized during the five year period following the ownership change will be subject to the section 382 limitation as if they were pre-change NOLs.

         Any shift in the ownership of stock of the Company, directly or by attribution, outside the scope of the Exchange Offer may trigger the application of section 382 and other provisions of the IRC that may affect the availability of the Company's CNOLs. Because the federal income tax consequences of any such shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, the Company expresses no views as to the effect of any transactions outside the scope of the Exchange Offer or the survival of any CNOLs or other carryovers.

         Tax Consequences To Holders of Original Notes

         General

         The tax consequences of the Exchange Offer to a holder of Original Notes will depend on whether the Original Notes constitute a "security" of the Company for federal income tax purposes and the type of consideration received by the holder of Original Notes in exchange for such Original Notes, whether the holder reports income on the cash or accrual method and whether the holder receives consideration in more than one tax year of the holder.

         In general, a "security" for federal income tax purposes is a long term debt instrument and the term does not include stock. The determination whether the Original Notes and/or the New Notes constitute a "security" for federal income tax purposes is based upon the facts and circumstances surrounding the origin and nature of such notes and their maturity date. Generally, holders of securities assume a substantial risk of the corporate enterprise and do not merely temporarily advance funds for current corporate needs. Thus, bonds or debentures with an original term in excess of ten years have been held to be "securities" for federal income tax purposes ("Tax Securities"). The Company, thus, believes that the Original Notes constitute Tax Securities. Although the term of the New Notes is relatively short, based on the facts and circumstances, the Company believes, but cannot provide any assurance, that the New Notes will also constitute Tax Securities.

         The tax consequences upon the receipt of consideration properly allocable to interest are discussed below. See "Tax Consequences to Holders of Original Notes - Receipt of Consideration in Respect of Interest."

         Recapitalization Reorganization

         Section 354 of the IRC provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these claims for stock and other Tax Securities pursuant to a recapitalization under section 368(a)(1)(E) of the IRC, so long as the principal amount of Tax Securities received does not exceed the principal amount of the Tax Securities surrendered in the exchange. The discussion that follows assumes, unless otherwise indicated, that both the Original Notes and the New Notes are Tax Securities.

         The exchange of the Original Notes for the New Notes and the Exchange Common should be considered a recapitalization that qualifies as a reorganization for federal income tax purposes. Thus, holders of the Original Notes should not recognize any gain or loss on the exchange of the Original Notes for the New Notes because the principal amount of the New Notes received in the exchange will not exceed the principal amount of the Original Notes surrendered in such exchange. In any case, holders of the Original Notes will not recognize gain or loss on the exchange of the Original Notes for the Exchange Common. In each case, the nonrecognition rule of section 354 of the IRC is not applicable by its terms if the Exchange Common and/or the New Notes are treated as received in part for accrued interest, as discussed below. See "Tax Consequences to Holders of Original Notes - Receipt of Consideration in Respect of Interest."

         If the New Notes are not treated as Tax Securities, a cash-basis holder of the Original Notes would recognize gain (but not loss) equal to the lesser of
(i) the excess, if any, of the sum of the fair market values of the New Notes and the Exchange Common received pursuant to the Exchange Offer over the basis of such holder in the Original Note (other than amounts in respect of accrued interest) and (ii) the fair market value of the New Notes (that is, the New Notes will be treated as "boot" received in connection with a recapitalization that qualifies as a reorganization under section 368(a)(1)(E)). See "Tax Consequences to Holders of Original Notes -- Determination of Character of Gain" below for discussion of the character of any gain recognized as a result of the Exchange Offer and "Tax Consequences to Holders of Original Notes - Tax Basis and Holding Period of Items Received" below for discussion of the tax basis in the New Notes that are not treated as Tax Securities.

         Determination Of Character Of Gain

         In the case of a holder whose Original Note constitutes a capital asset in the hands of such holder, the gain required to be recognized will be classified as a capital gain, except to the extent of interest (including accrued market discount, if any, as discussed below; See "Tax Consequences to Holders of Original Notes - Market Discount"). Any capital gain recognized by a holder will be long-term gain with respect to those Original Notes for which the holder's holding period is more than one year, and short-term capital gain with respect to such Original Notes for which the holder's holding period is one year or less. In this regard, it should be noted that section 582(c) of the IRC provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such holders as a result of the Exchange Offer will be ordinary income, notwithstanding the nature of their Original Notes. In addition, to the extent gain on the exchange of the Original Notes for the New Notes is at least equal to any accrued market discount not recognized by the holder, any gain recognized by the holder upon a subsequent sale or exchange of the Original Notes will be ordinary income to the extent of such accrued market discount.

         If a holder of the Original Note subsequently recognizes any gain on the sale or exchange of any Exchange Common and/or New Notes received, the gain recognized by such holder on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such holder's Original Note, and any additional gain will be treated as capital gain provided that the Exchange Common and/or the New Notes, as the case may be, constitutes a capital asset in the holder's hands.

         Tax Basis And Holding Period Of Items Received

         The aggregate tax basis of the Exchange Common and the New Notes received in exchange for the Original Notes by a cash-basis holder of such Original Notes, other than amounts received on account of accrued interest, will be a substituted basis equal to the holder's basis in the Original Notes surrendered (other than amounts in respect of accrued interest), increased by any gain recognized as a result of the Exchange

Offer, and decreased by the amount of "boot" received. This aggregate tax basis will, in turn, be apportioned among the Exchange Common and the New Notes according to their fair market values at the time of the exchange.

         If the New Notes are treated as "boot" (i.e., do not constitute Tax Securities) the aggregate tax basis will first be allocated to such New Notes, up to the amount of such New Notes' face amounts, and the remainder of the aggregate tax basis will be allocated to the Exchange Common and the New Notes treated as Tax Securities, as applicable.

         A holder's holding period for the Exchange Common and the New Notes, assuming the New Notes are Tax Securities, (other than consideration received on account of interest) received pursuant to the Exchange Offer will include the period during which such holder held the Original Notes exchanged therefor. If the New Notes do not constitute Tax Securities, the holding period for such New Notes will begin on the day following the exchange.

         Receipt Of Consideration In Respect Of Interest

         Income attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the holder's Original Notes are capital assets in its hands. A holder who had previously included in income accrued but unpaid interest attributable to its Original Notes will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the Original Note was held by the holder. The Company intends to pay the accrued interest on the Original Notes in cash. Thus, the Company intends to take the position that none of the consideration received by the holder of the Original Notes pursuant to the Exchange Offer is allocable to such interest.

         Market Discount

         If a holder has a lower tax basis in the Original Note than its face amount, the difference may constitute market discount under section 1276 of the IRC. Holders for whom the Company obligations are market discount bonds will be required to treat as ordinary income any gain recognized upon the exchange of such obligations (e.g., if the New Notes do not constitute Tax Securities) to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include such market discount in income as it accrued. Any accrued market discount not treated as ordinary income upon the exchange of the Original Notes will carry over into the New Notes and the Exchange Common.

         Withholding

         The Company will withhold any amounts required by law from payments made to the holders of the Original Notes. This may require payments by certain holders of the required withholding tax on non-cash consideration received pursuant to the Exchange Offer. In addition, holders may be required to provide general tax information to the Company.

         Tax Treatment of The New Notes

         Original Issue Discount

         The New Notes will pay interest annually at a stated rate of nine percent (9%) per annum. According to the terms of the New Notes, the Company must, if certain operating performance goals are not met, issue an additional debt instrument (the "PIK Note") in lieu of cash interest payment. The PIK Note will mature on the same maturity date as the New Notes and bear the same interest rate as the New Notes. Because of the possibility that the Company may make payments in kind and thus defer certain interest payments until maturity, the New Notes will be treated as issued with original issue discount for federal income tax purposes.

         The total amount of the original issue discount ("OID") on a New Note is the excess of its "stated redemption price at maturity" (which is defined as the sum of all payments, other than certain qualified stated interest payments, to be made on the New Note over the term of such New Note, whether denominated as interest or principal) over its "issue price." According to the Treasury regulations, for purposes of determining the total amount of OID, the Company will be treated as making all interest payments in cash. Nevertheless, because of the possibility that the Company may issue PIK Notes in lieu of cash interest, none of the interest payments due on the New Notes will be treated as qualified stated interest and thus all interest payments due on the New Notes will be included in the stated redemption price at maturity. The "issue price" of each New Note will be its stated principal amount because the New Notes will not be publicly traded and the Original Notes were not publicly traded within the meaning of the OID rules and because the New Notes provide for adequate stated interest. Except as discussed below with respect to the amortizable bond premium and acquisition premium, each holder of the New Note (whether a cash or accrual method taxpayer) will be required to include in income such OID as it accrues, which accrual will be in advance of the receipt of some or all of the related cash payments if the Company issues the PIK Notes.

         The amount of OID includable in income by a holder is the sum of the "daily portions" of OID with respect to the New Note for each day during the taxable year or portion of the taxable year on which such holder held such New Note, reduced by the daily portion of acquisition premium, if any. The daily portion of OID is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The accrual periods for a New Note will be periods that are selected by the holder that are no longer than one year, provided that each scheduled payment occurs either on the final day or on the first day of an accrual period. The amount of OID allocable to any accrual period other than the initial short accrual period (if any) and the final accrual period is an amount equal to the product of the New Note's "adjusted issue price" at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). The amount of OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price of the New Note at the beginning of the final accrual period. The amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of the New Note at the start of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any prior payments, or payments on the first day of the current accrual period with respect to such New Note and by the daily portion of acquisition premium, if any. The Company is required to report the amount of OID accrued on New Notes held of record by persons other than corporations and other exempt holders, which may be based on accrual periods other than those chosen by the holder.

         If the Company issues PIK Notes in lieu of making a cash interest payment, the adjusted issue price and the tax basis of a PIK Note will be the amount of the cash interest that such PIK Note was issued in lieu of. The yield-to-maturity of the New Note will remain unchanged and will be the same for the PIK Note. The issuance of PIK Notes in lieu of cash interest is not treated as a payment of interest on the New Note. Instead, the underlying New Note and any PIK Notes that may be issued thereon are treated as a single debt instrument under the OID rules. Moreover, because the terms of the PIK Notes and underlying New Note are identical so that the two are fungible in all respects, the issuance of a PIK Notes should be treated simply as a division of the underlying New Note, so that the holder's tax basis and adjusted issue price in the underlying New Note should be allocated between the underlying New Note and the PIK Notes in proportion to their relative principal amounts.

         Acquisition Premium; Amortizable Bond Premium

         If a holder, as a result of the allocation of tax basis, in the Original Note, is treated as acquiring the New Notes for an amount that is greater than the adjusted issue price of the New Notes on the date of the Exchange, as determined in accordance with the original issue discount rules, above, but less than or equal to the sum of all amounts payable on the New Notes after the date of the Exchange (the "remaining redemption amount"), the holder should be considered to have acquired such New Notes at an "acquisition premium." A holder of New Notes that are acquired at an acquisition premium may reduce the amount of the OID otherwise includible in income with respect to each New Note by the "acquisition premium fraction." The acquisition premium fraction is that fraction the numerator of which is the excess of the holder's adjusted tax basis in the New Note immediately after its acquisition on the Exchange Date over the adjusted issue price of the New Note and the denominator of which is the excess of the remaining redemption amount over the adjusted issue price of the New Note. Alternatively, a holder of a New Note that is acquired at an acquisition premium may elect to compute the OID accrual on the New Note by treating the acquisition price of the New Note as the issue price, and applying the original issue discount rules thereto using a constant yield method.

         If a holder is treated as acquiring the New Notes for an amount in excess of the stated redemption price at maturity (which should be the case if the portion of the aggregate tax basis in the Original Notes allocable to the New Notes exceeds the stated redemption price at maturity of the New Notes), such holder should be considered to have acquired the New Notes with "amortizable bond premium." A holder of New Notes generally may elect to amortize the premium over the remaining term of the New Notes on a constant yield method as applied with respect to each accrual period of the New Notes, and allocated ratably to each day within an accrual period in a manner substantially similar to the method of calculating daily portions of original issue discount, as described above. Bond premium on the New Notes held by a holder that does not make such an election will decrease the gain or increase the loss otherwise recognized upon disposition of the New Notes. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent Service.

PERSONS CONCERNED WITH THE TAX CONSEQUENCES OF THE EXCHANGE OFFER SHOULD CONSULT THEIR OWN ACCOUNTANTS, ATTORNEYS AND/OR ADVISORS. THE COMPANY MAKES THE AFOREMENTIONED DISCLOSURE OF POSSIBLE TAX CONSEQUENCES FOR THE SOLE PURPOSE OF ALERTING READERS OF TAX ISSUES THEY MAY WISH TO CONSIDER

                                   Exhibit 1
                                   ---------

                          Agreement Concerning Voting

                           AGREEMENT CONCERNING VOTING
                           ---------------------------

     This Agreement Concerning Voting (as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof, this "Agreement") is entered into by (i) BDK Holdings, Inc. ("BDK" or the "Company") and (ii) the undersigned holders (each a "Consenting Noteholder") of the Company's 8.5% Senior Notes due February 13, 2002 (the "Notes") in connection with a proposed financial restructuring of the Company. The Company intends to consummate the proposed financial restructuring through an exchange offer (the "Exchange Offer") outside the context of a formal proceeding pursuant to Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), the terms and conditions of which are set forth in that certain Exchange Offer Statement of the Company (the "Exchange Offer Statement"). If for any reason the aforementioned Exchange Offer is not consummated, the Company desires to enter into a proposed financial restructuring to be accomplished by means of a pre-negotiated plan of reorganization of the Company (the "Plan"), based upon the terms and conditions set forth in the Exchange Offer Statement, pursuant to Chapter 11 of the Bankruptcy Code to be confirmed by a United States Bankruptcy Court (the "Bankruptcy Court").

     In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Consenting Noteholder, hereby represent, warrant and agree as follows:

     1.   Representations and Warranties: Consenting Noteholders and Company
          ------------------------------------------------------------------
Representations and Warranties.
------------------------------

          (a) Each of the Consenting Noteholders represents that it is (i) the sole beneficial owner of the principal amount of Notes set forth below next to its signature as of the date hereof and/or the investment advisor or manager for the beneficial owners of such Notes, as indicated on the signature pages below, having the power to vote and to dispose of such Notes on behalf of such beneficial owners, and (ii) entitled (for its own account or for the account of other persons claiming through it) to all of the rights and economic benefits of such Notes (any of such Notes, the "Relevant Notes").

          (b) Each of the Consenting Noteholders represents that: (i) it has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, or otherwise transfer, in whole or in part, any portion of its right, title, or interest in the Relevant Notes, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby; (iii) it has full corporate power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery and performance hereof, and the instruments and documents required to be executed by it in connection herewith (a) have been duly and validly authorized by it and (b) are not in contravention of its organizational documents or any material agreement applicable to it; and (iv) no proceeding, litigation, or adversary proceeding before any court, arbitrator, or administrative or governmental body is pending against it which would adversely affect its ability to enter into this Agreement or to perform is obligations hereunder.

          (c) The Company hereby represents and warrants that (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby; (ii) it has full corporate power and authority to execute and deliver and to perform its obligations under this Agreement, and the execution, delivery, and performance hereof, and the instruments and documents required to be executed by it in connection herewith (a) have been duly and validly authorized by it and (b) are not in contravention of its organizational documents or any material agreement applicable to it; and (iii) no proceeding, litigation, or adversary proceeding before any court, arbitrator, or administrative or governmental body is pending against it which would adversely affect its ability to enter into this Agreement or to perform its obligations hereunder.

     2.   Consent to Plan Treatment.
          -------------------------

     2.1 Each of the Consenting Noteholders agrees and covenants that it is the Consenting Noteholder's intention that, subject to (i) Sections 3 and 6 hereof,
(ii) the Company being in compliance in all material respects with its obligations hereunder, (iii) the Company' representations and warranties set forth herein being true and correct, and (iv) receipt by such Consenting Noteholder of, and subsequent Bankruptcy Court approval of, a disclosure statement and other solicitation materials in respect of the Plan required by the Bankruptcy Code that are consistent with the terms of this Agreement and are not inconsistent with any applicable law:

          (a) in connection with the Company's solicitation of ballots with respect to the Plan, and provided that the terms of the Plan are consistent in all material respects with the terms contained in the Exchange Offer Statement,
(i) the Company shall cause the Bankruptcy Court to allow, or shall provide in the Plan for the deemed allowance of, each Consenting Noteholder's claim based on the Relevant Notes (the "Allowed Claim"), and (ii) the Consenting Noteholder shall timely vote (or, with respect to managed accounts, cause to be voted) its Allowed Claim then owned by such Consenting Noteholder in favor of the Plan by causing the delivery of its duly executed and completed ballot in favor of the Plan and shall not change or withdraw (or cause to be changed or withdrawn) such vote(s).

          (b) so long as it remains the beneficial owner of, and/or investment advisor or manager with respect to, the Relevant Notes, and so long as the Plan is consistent in all material respects with the terms contained in the Exchange Offer Statement, each of the Consenting Noteholders shall not at any time prior to the termination of this Agreement vote (or cause to be voted) in favor of, or otherwise propose, file, support, or encourage the filing of, directly or indirectly, any workout, restructuring, plan of reorganization, or plan of liquidation concerning the Company other than the Plan;

     2.2 Each of the Consenting Noteholders agrees and covenants, severally and not jointly, that, subject to (i) Sections 3 and 6 hereof, (ii) the Company being in compliance in all material respects with its obligations hereunder, and (iii) the Company' representations and warranties set forth herein being true and correct:

          (a) such Consenting Noteholder shall not sell, transfer, pledge, hypothecate, or assign any of the Relevant Notes or any voting or participation or other interest therein prior to an Agreement Termination Event except to a purchaser or other entity who agrees prior to such transfer to be bound by all of the terms of this Agreement with respect to the Relevant Notes being transferred to such purchaser, which agreement shall be confirmed in writing (which writing may include a trade confirmation issued by a broker or dealer, acting as principal or as agent for the purchaser, stating that such agreement is a term of such transfer), in which event the Company shall be deemed to have acknowledged that its obligations to the Consenting Noteholder hereunder shall be deemed to constitute obligations in favor of such purchaser, and the Company shall confirm promptly that acknowledgment in writing if requested;

          (b) such Consenting Noteholder shall not (i) object to, delay, impede,

or take any other action to interfere, directly or indirectly, with acceptance, confirmation, or implementation of the Plan or approval of the disclosure statement associated with the Plan ("Disclosure Statement"), or (ii) encourage in any fashion any person or entity to do any of the foregoing;

          (c) such Consenting Noteholder shall (i) support and render such reasonable assistance requested by Company in the filing of the Plan, (ii) support and render such reasonable assistance requested by Company in the filing of the Disclosure Statement and (iii) permit disclosure in the Disclosure Statement of the existence and substance of this Agreement and of the terms contained in the Exchange Offer Statement; and

          (d) so long as the Disclosure Statement is filed in conjunction with a plan that is consistent in all material respects with the terms contained in the Exchange Offer Statement, such Consenting Noteholder shall not object to or otherwise commence any proceeding to oppose or to alter the Disclosure Statement and shall not take any action which would delay approval of the Disclosure Statement.

     2.3  The Company hereby covenants and agrees:

          (a) to propose promptly the Plan such that the Plan is consistent in all Material respects with the terms contained in the Exchange Offer Statement,

          (b) as to the treatment to be afforded each of the Consenting Noteholders, not to modify the Plan in any material respect without the consent of the Consenting Noteholders,

          (c) not to propose, file or support any restructuring, workout or plan of reorganization other than the Plan, and

          (d) if necessary, to disclose in the Disclosure Statement the existence and substance of this Agreement, and of the terms contained in the Exchange Offer Statement.

     3.   Termination of Agreement.
          ------------------------

          (a) This Agreement shall terminate upon the occurrence of any Agreement Termination Event (as defined below), unless the occurrence of such Agreement Termination Event is waived in writing by such Consenting Noteholder. If any Agreement Termination Event occurs (and has not been waived) after a Consenting Noteholder has voted in favor of the Plan and at a time when Bankruptcy Court permission shall be required for such Consenting Noteholder to change or to withdraw (or cause to be changed or withdrawn) its vote(s) in favor of the Plan, the Company and the other parties to this Agreement shall not oppose any attempt by such Consenting Noteholder to change or to withdraw (or cause to be changed or withdrawn) such vote(s) at such time.

          (b) For the purposes hereof an "Agreement Termination Event" shall mean any of the following:

               (i) the filing of a petition under the Bankruptcy Code in respect of the Company (the "Petition") shall not have occurred on or before June 30, 2002;

               (ii) the Company files a plan, or solicits votes on a prepackaged or pre-negotiated Chapter 11 plan of reorganization (including without limitation any amendment to the Plan), which contains terms that are inconsistent in any material respect with the Exchange Offer Statement;

               (iii) the Company's Chapter 11 is dismissed or is converted to a case under Chapter 7 of the Bankruptcy Code; or

               (iv)  the consummation of the Exchange Offer.

     The Consenting Noteholders shall have no liability to the Company or each other in respect of any termination of this Agreement in accordance with the terms hereof.

     4.   Further Acquisition of Securities. This Agreement shall in no way be
          ---------------------------------
construed to preclude the Consenting Noteholders from selling Notes subject to the terms and conditions herein or from acquiring additional Notes; provided, however, that upon the acquisition of any additional Notes by any Consenting Noteholder pursuant to the Exchange Offer Statement, such additional Notes shall automatically be deemed to be Relevant Notes, and subject to all of the terms of this Agreement, including without limitation the provisions of Section 2. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring any other securities of the Company, provided, however, that such securities may not be utilized by the Consenting Noteholders in contravention of the transactions contemplated by the Exchange Offer Statement and of this Agreement.

     5.   Amendments. This Agreement may not be modified, amended or
          ----------
supplemented except in writing signed by the party against whom the amendment is sought to be enforced.

     6.   Impact of Appointment to Creditors' Committee. Notwithstanding
          ---------------------------------------------
anything contained herein to the contrary, if any Consenting Noteholder is appointed to and serves on a committee of creditors in connection with a formal proceeding of the Company pursuant to Chapter 11 of the Bankruptcy Code, the terms of this Agreement shall not limit such Consenting Noteholder's exercise, in its sole discretion, of its fiduciary duties to any person arising from its serving on such committee of creditors, and any such exercise in the sole discretion of such Consenting Noteholder of its fiduciary duties arising from its serving on such committee of creditors shall not be deemed to constitute a breach of the terms of this Agreement (but the fact of such service on such committee shall not otherwise affect the continuing validity or enforceability of this Agreement). The foregoing shall not modify or limit the representations, warranties and agreements of Consenting Noteholders with respect to their individual holdings of Relevant Notes and the related obligations of such Consenting Noteholders to take such actions or refrain from taking such actions as required under this Agreement in their non-committee capacity.

     7.  Governing Law; Jurisdiction; Service of Process. This Agreement shall
         -----------------------------------------------
be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Bankruptcy Court, and, by execution and delivery of this Agreement, each of the parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section 13 hereof unless another address has been designated by such party in a notice given to the other parties in accordance with Section 13 hereof.

     8.  Specific Performance. It is understood and agreed by the parties that
         --------------------
money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a non-exclusive remedy of any such breach.

     9.  Headings. The headings of the Sections, paragraphs and subsections of
         --------
this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     10. Binding Agreement Successors and Assigns; Joint and Several
         -----------------------------------------------------------
Obligations. This Agreement shall be binding upon the parties only upon the
-----------
execution and delivery of this Agreement by the Consenting Noteholders listed on the signature pages hereto and the Company. This Agreement is intended to bind and to inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are several only and not joint in any respects. Each Consenting Noteholder is agreeing only with the Company, and not with any other holder of Notes.

     11. Prior Negotiations. This Agreement, the Exchange Offer Statement, the
         ------------------
Plan, and the agreements described in this Agreement supersede all prior negotiations with respect to the subject matter hereof; provided, however, that nothing herein is intended to supersede any prior agreement between the parties in respect of the issue of confidentiality.

     12. Counterparts. This Agreement may be executed in one or more
         ------------
counterparts (including by telecopier), each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

     13. Notices. All demands, notices, requests, consents, and communications
         -------
hereunder shall be in writing and shall be deemed to have been duly given if personally delivered by courier service, messenger, or telecopy at, or if duly deposited in the mails, by certified or registered mail, postage prepaid-return receipt requested, to the following addresses, or such other addresses as may be furnished hereafter by notice in writing, to the following parties:

                  if to Company, to:

                           BDK Holdings, Inc.
                           2255 N. Ontario Street
                           Suite 300
                           Burbank, CA 91504
                           Attn: Warren E. Munday
                           Telecopy: 818-260-9234

                  With a copy to:

                           Ashok Mukhey, Esq.
                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, CA 90067
                           Telecopy: 310-203-7199

                  if to any Consenting Noteholder, to:

                           such Consenting Noteholder at the address or telecopy number shown for such holder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such holder.

     14. Further Assurances. Each of the parties hereto agrees to execute and to
         ------------------
deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other parties may reasonably request in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

     15. Approval of the Exchange Offer Statement. Each of the parties hereto
         ----------------------------------------
agree to the terms contained in the Exchange Offer Statement, the terms of which are incorporated herein by reference as if fully set forth herein.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below.

Dated: ____________________

                                 BDK HOLDINGS, INC.
                                 2255 N. Ontario Street, Suite 300,
                                 Burbank, CA 91504

                                 By:
                                     -----------------------------------------
                                 Name:  Warren E. Munday
                                 Title: Chairman of the Board, Chief Executive
                                        Officer and Chief Financial Officer

CONSENTING NOTEHOLDERS:

Principal Amount of 8.5% Senior Note Due
February 13, 2002:  $____________________________

Name:____________________________________________


Address:_________________________________________




By:______________________________________________

Name:____________________________________________

Title:___________________________________________

                                   Exhibit 2
                                   ---------

                         Company Valuation; Projections

     Attached as Exhibit 2 hereto is a valuation report from L.H. Friend, Weinress, Frankson & Presson, LLC. The valuation report includes projections representing estimates of the anticipated results of operations of the Company for the period 2001 through 2006 as of the date of the Exchange Offer Statement of the Company with respect to the Exchange Offer. The projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission (the "Commission"), the American Institute of Certified Public Accountants or any regulatory or professional agency or body or generally accepted accounting principles. In addition, the Company's independent accountants have not examined, reviewed or compiled the projections and, consequently, assume no responsibility for, and disclaim any association with, them. The projections should be read together with the information contained in the Exchange Offer, including without limitation "Risk Factors," "Consolidated Financial Statements" and "The Exchange Offer."

     The Company does not intend to update or otherwise revise the projections, including any revisions to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Company does not intend to update or revise the projections to reflect changes in general economic or industry conditions.

     The projections are based upon a number of assumptions that, while presented with numerical specificity and considered reasonable by the Company when taken as a whole, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company and are based upon specific assumptions with respect to future business decisions, some of which will change. Projections are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the projections will not materialize or will vary significantly from actual results. ACCORDINGLY, ACTUAL RESULTS WILL VARY FROM THE PROJECTIONS AND THE VARIATIONS MAY BE MATERIAL AND ARE LIKELY TO INCREASE OVER TIME. CONSEQUENTLY, THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON OF RESULTS THAT WILL ACTUALLY BE ACHIEVED.

     The assumptions described herein are those that the Company believes are most significant to the projections; however, not all assumptions used in preparing the projections have been set forth herein. In the event that the Company is unsuccessful in attaining the levels of sales assumed in the projections, virtually all of the other financial data in the projections may be adversely affected.

     HOLDERS OF THE ORIGINAL NOTES ARE CAUTIONED NOT TO RELY, AND WILL BE DEEMED NOT TO HAVE RELIED, ON THE PROJECTIONS.

                             Valuation of LH Friend
                             ----------------------

     Under the terms of an engagement letter dated October 25, 2001, and its subsequent amendments, the Special Committee retained LH Friend, Weinress, Frankson & Presson, LLC ("LH Friend") to provide financial advisory services and a valuation (the "Valuation") to the Special Committee in connection with the recapitalization. At the meeting of the Board of Directors held on November 20, 2001, LH Friend delivered its Valuation report to the effect that, as of the date of the Valuation, and based upon and subject to the various factors and assumptions set forth in the valuation, the total enterprise value of the Company was estimated to be $14.0 million.

     The following summary of the Valuation is qualified in its entirety by reference to the full text of the Valuation. The full text of the Valuation sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, by LH Friend and is attached as Exhibit 2 to this document and incorporated in this document by reference. We encourage you to carefully read the Valuation in its entirety.

LH Friend's Valuation:

 .    is directed to the Special Committee;

 .    relates only to the valuation of the total enterprise value of the Company from a financial point of view;

 .    does not address BDK's underlying business decision to effect the recapitalization;

 .    does not constitute a recommendation to any bondholder/shareholder about how to vote with respect to the recapitalization agreement or any other matter; and

 .    is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to LH Friend as of, the date of the Valuation.

In arriving at its Valuation, LH Friend, among other things:

 .    reviewed selected publicly available business and historical financial information relating to BDK;

 .    reviewed selected internal financial information and other data relating to the business and financial prospects of BDK, including estimates and financial forecasts prepared by the management of BDK, which were provided to LH Friend by BDK;

 .    conducted discussions with members of the senior management of BDK;

 .    reviewed publicly available financial and stock market data with respect to selected other companies in lines of business LH Friend believed to be generally comparable to those of BDK;

 .    conducted such other financial studies, analyses and investigations and considered such other information as LH Friend deemed necessary or appropriate.

In connection with its review, LH Friend:

 .    did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects;

 .    did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BDK, nor was LH Friend furnished with any such evaluation or appraisal; and

 .    assumed that the five-year financial forecast provided to LH Friend by
     BDK's management had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of BDK's management as to the future performance of BDK.

          In addition, in connection with its engagement by the Special Comitte, LH Friend was not authorized to and did not solicit indications of interest from any third party with respect to a business combination with BDK or a sale of BDK.

          The preparation of a valuation is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In rendering the Valuation, LH Friend made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, LH Friend believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its Valuation.

          In rendering the Valuation, LH Friend relied, without assuming responsibility for verification, upon the accuracy and completeness of all of the financial and other information reviewed by LH Friend for purposes of its Valuation. With respect to financial projections, estimates and analyses provided to LH Friend by BDK, LH Friend assumed that these projections, estimates and analyses were reasonably prepared on bases reflecting the best currently available estimates and judgments of BDK management. In addition, LH Friend did not make any independent evaluation or appraisal of any assets or liabilities (contingent or otherwise) of BDK and was not furnished with any such evaluation or appraisal.

          In performing its analyses, LH Friend made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of BDK. No company, transaction or business used in those analyses as a comparison is identical to BDK or its businesses or the recapitalization, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

          The estimates of value contained in the analyses performed by LH Friend and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

          The following is a summary of the material financial analyses used by LH Friend in connection with the rendering of the Valuation.

Valuation Analysis

          The value derived in this analysis represents an indication of the theoretical total enterprise value (TEV) for the Company. A firm's enterprise value is defined as the market value of a firm's equity plus all interest bearing debt and preferred stock less cash and cash equivalents. To this, any non-operating assets were added to arrive at a total enterprise value.

          The Company's sole non-operating asset consists of a commercial building (the "Building"), which currently houses the Company's headquarters and corporate offices. The Building is currently being offered for sale by a commercial realtor. The estimated net value of the Building, defined as the gross sales price less any commissions, was indicated to be approximately $3.0 million. The value of the Building was based on estimates provided by BDK management. LH Friend did not attempt to value or provide an appraisal of any of the Company's non-operating assets nor does LH Friend take any responsibility for changes in market conditions or any other factors that may affect the value of the Company's non-operating assets. LH Friend disclaims any responsibility for determining the market value of these assets.

          The Valuation analysis indicated that the estimated TEV of BDK as of December 31, 2001 is reasonably expressed as $14.0 million. LH Friend derived BDK's TEV based on an average of three standard valuation methodologies: Market Multiple Analysis, Precedent Transactions and Discounted Cash Flow.

Market Multiple Analysis

          LH Friend compared and analyzed BDK with the market values and trading multiples of five selected publicly traded companies in the home textile industry that LH Friend believed were reasonably comparable to BDK. The comparable companies (collectively the "Guideline Companies") consisted of:

 .    Westpoint Stevens
 .    Pillowtex Corp.
 .    Blyth, Inc
 .    Dan River, Inc.
 .    Crown Crafts, Inc

          In examining these Guideline Companies, LH Friend calculated the enterprise value ("EV") of each company (i.e., the market value of common equity, plus total interest bearing debt and liquidation value of outstanding preferred stock less cash and equivalents) as a multiple of its respective latest twelve-month ("LTM") earnings before interest and taxes plus depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes, "EBIT". The BDK comparable companies analysis resulted in a selected range of multiples.

          The market multiples derived in the analysis provide an indication of the amount investors in the marketplace are willing to pay for each dollar of a comparable firm's EBITDA and EBIT. In applying the EV/EBITDA to the EBITDA of the Company, for example, it is assumed that the best indication of value for the Company's EBITDA is found in what other investors are willing to pay for a comparable company's EBITDA.

          LH Friend made comparisons on the basis of several key financial metrics including, size, growth, certain key financial ratios, including leverage, liquidity, turnover, interest coverage and profitability, and market position. None of the Guideline Companies was identical to BDK. Accordingly, an analysis of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the fair market value of the companies to which they are being compared. Consequently, LH Friend made qualitative judgments concerning the differences between the Guideline Companies and BDK. Using BDK's projected financial results for fiscal year 2001, LH Friend applied these multiples and estimated an EV for the Company of approximately $7.9 million. The estimated value of $3.0 million for the Building was added to the enterprise value to arrive at a TEV of approximately $10.9 million.

Precedent Transactions.

          Using publicly available information, LH Friend reviewed the consideration paid in four selected acquisition transactions of companies in the home textiles industry from 1997 through the present. LH Friend chose the selected transactions because they were business combinations that, for the purposes of the analysis, LH Friend considered to be reasonably similar to BDK in that these transactions involved companies in the home furnishings industry. The selected transactions may differ significantly from the Company based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated. Specifically, LH Friend reviewed the following transactions (collectively the "Selected Transactions"):

ACQUIROR                               TARGET
--------                               ------

Investor group                         Springs Industries
CitiCorp Venture Capital               Conso International Corp
Pillowtex Corp.                        Fieldcrest Cannon
Management Group*                      Westpoint Stevens
*Transaction was not completed.

          In examining these acquisitions, LH Friend calculated the enterprise value ("EV") of the acquired company implied by each of these transactions as a multiple of latest twelve month ("LTM") EBITDA and LTM EBIT. Based on an analysis of the Selected Transactions, LH Friend derived a range for each respective multiple.

          All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular transaction. Accordingly, an analysis of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the fair market value of the companies to which they are being compared. Consequently, LH Friend made qualitative judgments concerning the differences between the Selected Transactions and BDK. Using BDK's projected financial results for fiscal year 2001, LH Friend applied these multiples and estimated an EV for the Company of approximately $7.9 million. The estimated value of $3.0 million for the Building was added to the enterprise value to arrive at a TEV of approximately $10.9 million.

Discounted Cash Flow Analysis.

          LH Friend performed a discounted cash flow analysis, wherein the present value of projected net free cash flows on a debt free basis was determined by discounting those cash flows using discount rates and terminal year EBITDA multiples indicated below. The analysis began by using five-year operating projections provided by the Company's management through the year 2006. The analysis calculated the present value of the unlevered net free cash flows of BDK as of December 31, 2001 using a range of discount rates reflecting both the after-tax cost of debt and the cost of equity, taking into account various premiums for market and company specific risk. The terminal value was calculated for the year following 2006 using a range of terminal year EBITDA multiples. The terminal multiples were derived based on LH Friend's judgment as to the appropriate range of multiples at the end of the projected period. The terminal values were then discounted to the present using the discount rates above. This analysis indicated an estimated enterprise value for BDK of approximately $17.5 million. The estimated value of $3.0 million for the Building was added to the enterprise value to arrive at a TEV of approximately $20.5 million.

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

                             Business Valuation and
                            Restructuring Analysis of



                               BDK HOLDINGS, INC.




                     [LOGO] L.H. Friend, Weinress,
                            Frankson & Presson, LLC
                            -------------------------------------------
                            Investment Bankers . Institutional Research


This analysis is based upon information supplied by BDK Holdings, Inc. L.H. Friend, Weinress, Frankson and Presson, LLC ("Friend"), has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us. Any recipient of this document hereby agrees that all information contained herein is confidential, and that they will treat it as such, and will not, without prior written consent from Friend, directly or indirectly, disclose, copy or distribute such information. For additional information, please contact Friend at the address or telephone number listed below.





3333 Michelson Dr. . Suite 650 . Irvine, CA . 92612  . Telephone: (949) 852-9911
 . Fax: (949) 852-0430

--------------------------------------------------------------------------------

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

                                Table of Contents

                                                                         Section
                                                                         -------
QUALIFICATION OF REPORT ...............................................       I

VALUATION SUMMARY .....................................................       II

VALUATION METHODOLOGY OVERVIEW.........................................      III

APPENDICES ............................................................       IV

[X] Public Company Market Statistics

--------------------------------------------------------------------------------
                                                                               0

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

Qualification of Report

This report is made expressly subject to the following conditions and stipulations:

[X] In preparing its analysis, L.H. Friend Weinress, Frankson & Presson, LLC ("Friend") has relied upon the accuracy, completeness and fairness of financial and other information provided to us by BDK Holdings, Inc. ("BDK" or the "Company"). Friend did not attempt to independently audit or verify such information, nor did it make an independent appraisal of the assets and liabilities of the Company. Friend did not conduct an independent investigation into any of the legal or accounting matters affecting the Company, and therefore makes no representation as to their impact on the Company from a financial point of view.

[X] BDK warranted to Friend that the information supplied to Friend was complete and accurate to the best of BDK's knowledge. In addition, Friend has relied on the Company's representation and warranty that any projections or forecasts provided by it to Friend were prepared in good faith and are based on fully disclosed assumptions and, in the light of the circumstances under which they were made, on a reasonable basis.

[X] Friend will not as part of this engagement, opine or give advice to the Board of Directors of the Company or management of the Company on any issues of solvency. Any solvency opinion or issue addressed will be the responsibility of an independent solvency professional retained by the Company. Friend has no responsibility for monitoring the work or opinions of such solvency professionals.

[X] Possession of this report, or a copy thereof, does not carry with it the right of publication of all or part of it, nor may it be used for any purposes by anyone but BDK without the previous written consent from Friend or BDK and, in any event, only with proper attribution.

[X] The scope of our analysis included, but was not limited to, the following: (i) discussions with Company management regarding the Company's history, organizational structure, products and services, markets, historical financial results, competitive position, economic and industry outlook and prospects for the future; (ii) examination of available documentation relating to the

--------------------------------------------------------------------------------
                                                                               1

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

       Company, its assets, operations, financial results; (iii) an analysis of the information described above; and (iv) preparation of a valuation analysis of the Company and associated written report.

[X] Friend is not required to give testimony in court, or be in attendance during hearings or dispositions, with reference to the property or asset(s) being analyzed, unless previous arrangements have been made.

[X] The various estimates of financial information presented in this report apply to this analysis only and may not be used out of the context presented herein. This analysis is valid only for the date or dates specified herein and only for the purpose or purposes specified herein.

--------------------------------------------------------------------------------
                                                                               2

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------










                                VALUATION SUMMARY








--------------------------------------------------------------------------------
                                                                               3

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

Significant Valuation Assumptions

[X] The value derived in this analysis represents the likely range of theoretical Total Enterprise Values (TEV) for the Company. EV is defined as a firm's equity plus debt less cash. Total Enterprise Value includes equity plus debt less cash plus any non-operating assets.

[X] We derived BDK's TEV based on an average of three standard valuation methodologies: Discounted Cash Flow, Market Multiple Analysis and Precedent Transactions.

[X] The standard of value utilized was Investment Value ("IV"). Given the set of facts and circumstances of the engagement and given several practical limitations on marketability, the appropriate standard to apply is Investment Value. In contrast to Fair Market Value, IV is defined as the value to a particular buyer or prospective owner. The value produced
                  ----------
       under this standard reflects the buyer's particular knowledge, expectations and assessment of the business, financial, economic, and liquidity risks. The determination of an appropriate price to pay relates directly to achieving an adequate return for undertaking those risks.

[X] The Valuation date is as of December 31, 2001. The forecast financial statements used within the DCF analysis was developed by Company management and was based on good faith estimates and assumptions believed to be reasonable. The Financial forecast assumes a debt-neutral capital structure. Hence, the financial statements are pro forma statements that exclude interest payments.

[X] The forecast incorporates a turnaround in profitability, the timing of which is inherently uncertain. Friend made no express or implied assurance as to the likelihood of occurrence of the Company's forecast, but rather examined the underlying assumptions for reasonableness only.

[X] The Company's building is assumed to be sold in July 2001 in an all-cash transaction valued at $3.5 million with net cash proceeds on the sale of approximately $3.0 million.

--------------------------------------------------------------------------------
                                                                               4

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

Key Assumptions For B&D's Baseline Financial Forecast:

The projected financial statements are based on certain key assumptions, which underlie a multi-period DCF analysis. The key assumptions are as follows:

Income Statement

--------------------------------------------------------------------------------

Revenue Net revenues have been negatively impacted as a result of three primary factors: 1) a reduction in B&D's customer base; 2) financial distress of several key customers; and 3) weaker than anticipated kitchen segment sales with B&D's largest customer Wal-Mart (which accounts for approximately 25% of total sales).

               In an effort to reverse declining revenues, B&D is revamping its merchandising strategy to focus on specialty retailers, introduce new products, expand the table linens and bath segments, expand its distribution base, and improve its sales force. Net revenues are forecast to increase from an estimated $67.9 million in FY 2001 to $80.6 million in FY 2006 or at a compound annual growth rate (CAGR) of 3.5%.

               The strategic emphasis on specialty stores which carry higher unit pricing and larger margins, and the expansion into other channels of distribution, such as specialty stores, grocery and drug chains, home centers and warehouse centers will provide avenues of growth. Revenues are forecast to be bolstered by the introduction of several new product lines including decorative pillows, windows, and printed kitchen and bath coordinates. By leveraging its kitchen segment relationships, B&D forecasts to expand the market presence of its table linens and bath segments. The bath segment recently received new placements with Kohls, Mervyns and Fred Meyer. Additionally, B&D is placing significant emphasis on improvements within its sales force to improve presentation and effectiveness.
--------------------------------------------------------------------------------

Gross Margin   The Company's gross margins have been negatively impacted by shifts in product mix and lower absorption rates of fixed
               overhead costs resulting from decreasing sales. B&D's product mix shift to
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                               5

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

                           promotional and close-out items has served to increase volumes and move slower moving inventory but has also translated in to lower overall margins. B&D has a target margin of 30% for all programs. Any concessions lost on the retail side are expected to be made up on supply side.

                           Gross margins are forecast to improve from an estimated 23% in FY 2001 to 27% in FY 2006. Margin improvements are forecast to come from the following sources: 1) improved sourcing; 2) product shift in higher margin products, and 3) increased volume to specialty stores.
--------------------------------------------------------------------------------

SG&A The Company has been continually streamlining its infrastructure in an effort to increase efficiencies and reduce costs. The Company has reduced overall employee headcount, reduced manufacturing operations and will relocate its corporate headquarters to a smaller facility.

                           B&D believes that its current infrastructure can support future sales growth with only modest increases in operating expenses. As a consequence of B&D's internal restructuring, operating expenses as a percentage of revenue are projected to improve significantly from 24.7% of revenue for FY 2001 to 18.4% in FY 2006.
--------------------------------------------------------------------------------

License & Royalty Income   B&D's license and royalty income as a percentage of
                           total revenue is forecast to decline from 3.3% in FY
                           2001 to 1.1% in FY 2006. The decline is principally a
                           result of the increasing decision of retailers to
                           source many of their commodity products directly.
--------------------------------------------------------------------------------

Interest Expense           For purposes of this analysis, the forecast assumes a
                           capital neutral balance sheet and therefore reflects
                           no interest expense. Interest for B&D's working
                           capital line of credit is classified as interest but
                           is considered an operating expense since the line has
                           a zero balance.
--------------------------------------------------------------------------------

Income Taxes               For purposes of the analysis, the forecast assumes a
                           normalized combined federal and state income tax rate
                           of 40%. It is assumed that either a restructuring or
                           a sale of the Company eliminates any operating loss
                           carry forwards.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                               6

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------


Balance Sheet Assumptions

--------------------------------------------------------------------------------

Account Receivables                    Accounts receivable were forecast using
                                       the average collection period ("ACP") in days (defined as accounts receivable divided by daily sales). ACP for the forecast period was assumed to be 70 days.

--------------------------------------------------------------------------------

Inventory                              Management has initiated a focused effort
                                       on reducing excess inventory. Inventory
                                       turns have declined nominally to an
                                       estimated 2.3x in FY 2001 from 2.4x in FY
                                       2000. With the shift to import sourcing, lead times have correspondingly increased. Thus, B&D has implemented initiatives to better forecast and budget sales in order to keep excess inventory to a minimum and still provide quick response times to its customers.
                                       Management has forecast inventory based
                                       on turns of 2.5x per year.

--------------------------------------------------------------------------------

Accounts Payable &                     Accounts payable were forecast to
Accruals                               increase $500,000 per year and accrued
                                       expenses were forecast to remain constant at their 2001 level.

--------------------------------------------------------------------------------

Capital Expenditures                   Capital expenditures have been estimated
                                       at $1.0 million per year starting in
                                       2003.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                                               7

                                                                    CONFIDENTIAL
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
                                                          BDK Forecast Income Statement
                                                                  ($000's)

                                                           2001         2002          2003         2004         2005          2006
                                                   ------------  -----------------------------------------------------------------
                                                      Pro Forma     Forecast      Forecast     Forecast     Forecast      Forecast
Total revenues                                         $ 67,986     $ 68,207      $ 70,253     $ 73,063    $  76,717     $  80,552
Cost of goods sold                                       52,866       52,083        53,041       54,432       56,387        58,803
                                                       --------    ---------      --------     --------    ---------     ---------
   Gross profit                                          15,120       16,124        17,212       18,631       20,330        21,749

Operating Expenses
   Selling, General & Administrative Expense/1/          16,121       15,405        14,812       14,656       14,604        14,510
   Miscellaneous Expense                                     47            -             -            -            -             -
   Step-up Depreciation                                      62           15             -            -            -             -
   Reserve of Key Executive Notes & Interest                103            -             -            -            -             -
   Supplemental Retirement                                   41           41            41           41           41            41
                                                       --------    ---------      --------     --------    ---------     ---------
     Total costs and expenses                            16,374       15,461        14,853       14,697       14,645        14,551

        Operating income (loss)                          (1,254)         663         2,359        3,934        5,685         7,198

Other expenses (income)
   Working capital line interest                            263          200           200          200          200           200
   Bank term loan interest                                    -            -             -            -            -             -
   Net commissions & royalties                           (1,659)      (1,216)       (1,096)        (774)        (806)         (846)
                                                       --------    ---------      --------     --------    ---------     ---------

Earnings (loss) before income tax                           142        1,679         3,255        4,508        6,291         7,844
Income Taxes/2/                                   40%        57          672         1,302        1,803        2,516         3,138
                                                       --------    ---------      --------     --------    ---------     ---------

Net Income/3/                                          $     85    $   1,007      $  1,953     $  2,705    $   3,775     $   4,706
                                                       ========    =========      ========     ========    =========     =========

EBITDA Calculation
----------------------------------------------------------------------------------------------------------------------------------
Pretax income                                          $    142    $   1,679      $  3,255     $  4,508    $   6,291     $   7,844
Add: Depreciation & Amortization                          1,828        1,718         2,000        2,000        2,000         2,000
     Term loan interest                                       -            -             -            -            -             -
                                                       --------    ---------      --------     --------    ---------     ---------
   EBITDA                                              $  1,970    $   3,397      $  5,255     $  6,508    $   8,291     $   9,844

----------------------------------------------------------------------------------------------------------------------------------

_______________________________________
Normalization Adjustments

(1) Excludes Papercraft expenses of $246 thousand and $125 thousand in 2002 and 2003 respectively; reflects annual interest expense of $200 thousand associated with line of credit.

(2) Assumes normalized federal and state income tax rate of 40.0%

(3) Net Income normalized to exclude interest and other adjustments relating to current long term liabilities; excludes gain on sale of building.

--------------------------------------------------------------------------------
                                                                               8

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                               BDK Holdings, Inc.
                             Reconciliation of Value

Valuation Methodology ($000's)                                                                        Total Enterprise Value
----------------------------------------------------------------------------------------------------------------------------
Discounted Cash Flow Method                                                                                        $ 17,510

Public Company Market Multiple Method                                                                              $  7,880

Precedent Transactions Analysis                                                                                    $  7,880
---------------------------------------------------------------------------------------------------------------------------


                                                   Indicated Operating Value/1/                                    $ 11,090
                                                   Add non-operating assets: Building Sale                         $  3,000
                                                                                                                   --------
                                                   Estimated Total Enterprise Value                                $ 14,090
                                                                                                                   ========

                                                   ------------------------------------------------------------------------
                                                   Rounded                                                         $ 14,000
                                                   ------------------------------------------------------------------------

______________________________________________
(1) Represents average of three methods.

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                                                                               9

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                              VALUATION METHODOLOGY
                                    OVERVIEW



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                                                                              10

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 Overview of Valuation Analysis

Standard of Value

Value is a term that cannot be used in isolation. Indeed, the meaning of value can and does change depending upon the context within which the term is used. That is, there are several different definitions or "standards" of value, each of which has its own unique applicability to specific cases.

[X] Fair Market Value ("FMV") is the most widely used and is defined by Revenue Ruling 59-60 as, "the price at which property would change hands between a willing buyer and willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts." FMV assumes the sale between a hypothetical willing buyer and seller. Accordingly, this concept is a "value-in-exchange" concept without regard to the specific current owner or specific buyers.

[X] Investment Value, by contrast to FMV, is defined as the value to a particular buyer or prospective owner. The value produced under this standard reflects the buyer's particular knowledge, expectations and assessment of the business, financial, economic, and liquidity risks. The determination of an appropriate price to pay relates directly to achieving an adequate return for undertaking those risks.

[X] Liquidation Value - The liquidation value of a company is the value of its individual assets, valued as if the company will not continue as a going concern. There are two "flavors" of liquidation value, depending on the time available for the liquidation process:

         1. Orderly liquidation value. - Value in exchange on a piecemeal basis, (not part of a mass assemblage of assets) in an orderly sale process. Assumes that that all assets of the business will be sold individually within a reasonable amount of time and that they will receive normal exposure to their appropriate secondary market.

         2. Distress liquidation value. This is a "fire sale" price as part of a forced liquidation. This premise contemplates that the assets of the business will be sold individually at or near the same time and they will receive less than normal exposure to their appropriate secondary market. Distress Liquidation Value will always be lower than the Orderly Liquidation Value. Depending on the enterprise and the nature of its assets, the difference between the two values can be material.

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Given the set of facts and circumstances of the engagement particularly that the parties have agreed that the subject interest will not be offered for sale to the general marketplace, and given several practical limitations on marketability, the appropriate standard to apply is Fair Market Value.


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                                                                              12

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Summary of Valuation Methods

There are essentially three approaches to valuing an interest in a business:

         1) Income Approach - based on the premise that the value of a business is a function of its future earnings, discounted to present day utilizing a discount rate that commensurately accounts for the time value of money and the risk inherent in the investment;

         2) Market Approach - focuses on valuation multiples derived from publicly traded stock data or actual sales of similar companies; and

         3) Cost Approach - essentially an asset based approach, which considers the value of the underlying assets and liabilities of a business as a means of determining the value of the equity.

Within each of these approaches exists several variations or "methods" of application.


Income Approach


Multi-Period Discounted Cash Flow Method

The multi-period Discounted Cash Flow ("DCF") method is a process used to establish an indication of value for an interest in a business by estimating future cash flows and then discounting these cash flows to present day utilizing a discount rate that commensurately rewards the investor for the time value of money and the risk inherent in the investment. In other words, the DCF answers the question "How much are the dollars I expect to receive tomorrow worth today?" The DCF methodology has three key components: (i) the forecasted cash flows, (ii) the terminal value (either a multiple or growth rate), and (iii) the appropriate discount rate. The DCF method is a variation of the Income approach.

The cash flow measure used in the DCF model is known as "Net Free Cash Flow ("NFCF"). Net Free Cash Flow is defined as the amount of cash that could be withdrawn from the business without impairing future operations and profitability of the firm. That is,

--------------------------------------------------------------------------------
                                                                              13

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the cash flow available after providing for additions to the working capital and property, plant and equipment needed to sustain operations into the future. Arithmetically, NFCF on a Debt Free basis is computed as follows:

                                   NET INCOME
                                        +
                          TAX ADJUSTED INTEREST EXPENSE
                                        +
                                NON-CASH CHARGES
                       (depreciation, amortization, etc.)
                                        =
                                 GROSS CASH FLOW
                                       +/-
                         CHANGES IN NET WORKING CAPITAL
                                       +/-
                         CHANGES IN CAPITAL EXPENDITURES
                                        =
                               NET FREE CASH FLOW
                            (invested capital basis)


It is often desirable to prepare the earnings forecast on a "Debt Free" or "Invested Capital" basis. That is, by removing the interest expense related to the firm's indebtedness, the resulting earnings and subsequent cash flow computation represents those funds that are available to all providers of long-term capital. Hence, a valuation methodology that utilizes Debt Free earnings and cash flow will render an indication of for the total invested capital (debt plus equity) or Enterprise Value. By deducting the interest bearing debt, a value indication for the equity of the firm is produced.

Since the future free cash flows are projected only through a fixed period, a terminal value of the company must be estimated. The terminal value can be determined using either of two methods. The first method places a multiple to forecasted EBITDA in the last year of the forecast period. This method assumes that some type of liquidity event, such as the sale of the company or an initial public offering will take place in the terminal year. The second assumes that the company is expected to grow at a constant but lower growth rate, into perpetuity and discounts the terminal year NFCF by a single capitalization rate. In both cases the terminal value is

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                                                                              14

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                                                                    CONFIDENTIAL
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discounted back to present day along with future cash flows to arrive a value for TIC. Based on Friends' understanding of the specific facts and circumstances of the contemplated transaction, we elected to utilize the terminal multiple method.

The discount rate used is a function of the time value of money, the riskiness of the estimated cash flows and alternative uses of capital. Cash flows that are perceived to be more risky will demand a higher required rate of return, and hence a higher discount rate, than those cash flows that are perceived to be less risky (see Derivation of Discount Rate). The final value conclusion reflects the sum of the present values of all future cash flows.


Derivation of the Discount Rate


Present value is the amount an investor would pay today for the right to receive an anticipated stream of payments in the future. "The investigation of a company for valuation purposes means the systematic assessment of the business, financial, economic, and liquidity risks involved and the determination of an appropriate price to pay to achieve an adequate return for undertaking those risks."

Under a standard of FMV, the appropriate discount rate used in a DCF model is an after-tax Weighted Average Cost of Capital ("WACC"). The WACC measures a company's cost of debt and equity capital weighted by the percentage of each within the capital structure. Typically, the industry's average mix of debt and equity is used since no specific buyer is identified. The cost of debt is the subject firm's borrowing rate, and the cost of equity is commonly determined by using the Capital Asset Pricing Model (CAPM). Under a standard of Investment Value, the issue is an adequate rate of return that will compensate the particular buyer for their time value of money, and the various risks to which they will be subject upon completion of the transaction.

An investor's required rate of return (ROR) on a specific investment, i.e., return on investment (ROI), is a function of available alternative investments, i.e., opportunity cost of capital, the actual cost of capital, and the perceived risk of the investment. In this particular case, the Company is undergoing an operational restructuring in a difficult economic and industry climate. The Company has a high degree of customer concentration and as such its sales and earnings are highly susceptible to variances from a few customers. The most likely or viable source of capital to the Company under prevailing circumstance is venture-like capital.

Considering these risks and the commensurate return required to compensate for that risk, a reasonable proxy for determining an appropriate required rate of return, i.e., discount rate, to be used in the determination of Investment Value, is represented by those rates required by professional equity and mezzanine investors when investing in private companies. Institutional investors are generally seeking compound annual ROI's in the 35.0% to 50.0% range. This information together with the data on the following

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                                                                              15

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page provides a reasonable basis for establishing the required ROI. Based on this data, and together with our professional judgment and experience, we have selected 35.0% as the discount rate used in the DCF analysis.

                          Market Comparison of Returns

                                    [GRAPH]


   3.5%    4.0%     4.6%     6.5%     7.0%         10.2%     13.3%        13.7%       14.3%   15.8%    18.4%       30.0%     36.1%
----------------------------------------------------------------------------------------------------------------------------------
  1 yr.    3 yr.    5 yr.   Prime Moody's Corp.   S&P 500  Ibbotson  S&P MidCap 400 Ibbotson Ibbotson Ibbotson  Mezzanine   Veture
Treasury Treasury Treasury  Rate     Bond       yr. Return Large-Cap  5 yr. Return  Mid-Cap  Low-Cap  Micro-Cap   Return  Capital(1)

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                                                                              16

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                               BDK Holdings, Inc.
                          Discounted Cash Flow Analysis

                                     ($000s)

                                                                                                                        Terminal
                                                               ---------------------------------------------------------------------
Discounted Cash Flow Analysis                                       2002        2003       2004     2005       2006       Year
------------------------------------------------------------------------------------------------------------------------------------
Net Income                                        Tax Rate        $ 1,007    $  1,953   $  2,705  $  3,775   $  4,706
                                                ------------
Plus: After-tax Interest Expense.                   40.0%         $   120    $    120   $    120  $    120   $    120
                                                ------------
Plus: Depreciation & Amort.                                       $ 1,718    $  2,000   $  2,000  $  2,000   $  2,000
                                                               -------------------------------------------------------
Gross Cash Flow                                                   $ 2,845    $  4,073   $  4,825  $  5,895   $  6,826

Dec./(Inc.) in Working Capital                                      ($275)    ($1,348)   ($1,595)  ($1,206)   ($1,434)
Dec./(Inc.) in Capex                                                ($886)    ($1,000)   ($1,000)  ($1,000)   ($1,000)  Terminal Yr.
                                                                                                                          EBITDA
                                                                                                                          ------
Net Free Cash Flow - Invested Capital Basis     Exit Multiple     $ 1,684    $  1,726   $  2,230  $  3,689   $  4,393     $ 9,844
                                                                                                                        ----------
                                                -------------
Terminal Multiple                                    4.5x                                                    $ 44,298
                                                -------------
Discount Rate/1/                                    35.0%          0.8607      0.6375     0.4722    0.3498     0.2591
                                                               -------------------------------------------------------
Present Values                                                      1,450       1,100      1,053     1,290     12,617

Sum of Present Values - Indicated EV/2/                                                                      $ 17,510
Add: Building Sale                                                                                           $  3,000
                                                                                                            ----------

Total Enterprise Value                                                                                       $ 20,510

Rounded                                                                                                      $ 20,500


__________________________________
(1) Discount rate represents the weighted average cost of capital; present value factors calculated using mid-year convention.
(2)  EV = Enterprise Value

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--------------------------------------------------------------------------------

                               BDK Holdings, Inc.

                    Discounted Cash Flow Sensitivity Analysis

DCF Value Matrix
EBITDA Exit Multiple
---------------------------------------------------------------------------------------------------------------
                                           Discount Rate             Discount Rate             Discount Rate
                                        -------------------       -------------------      --------------------
Total Enterprise Value                         33.0%                     35.0%                    37.0%
                                        -------------------       -------------------      --------------------
         Terminal Value Multiple
                  3.5x                      $ 15,803                   $ 14,959                  $ 14,177
                  4.0x                      $ 17,167                   $ 16,234                  $ 15,371
                  4.5x                      $ 18,531                   $ 17,510                  $ 16,564



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                                                                              18

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Market Approach

 .   Selected Public Comparable Companies - Market Multiple Analysis
 .   Selected Precedent Transactions - Multiple Analysis

The Market Multiple Method, encompassing comparable public companies and precedent mergers and acquisition transactions, utilizes ratios of stock price and transaction values to several different measures of earnings and cash flows as an indication of value. The selection of truly comparable companies is often difficult and subject to interpretation. However the underlying concept is to develop a premise for relative value which, when coupled with other approaches, presents a foundation for determining firm value. Whereas the DCF valuation methodology is a forward looking technique, the market approach is generally a historic or backward looking technique.

Market Multiple Method

The Market Multiple Method begins by comparing the subject company to publicly traded companies involved in the same or similar line of business. Next, valuation multiples are derived from the operating data of these guideline companies. These multiples are then evaluated and adjusted to reflect relative strengths and weakness between the guideline companies and the subject company. Lastly, the selected multiples are applied to the operating data of the subject company to arrive at a market-based indication of value.

Selection of Companies

Friend sought to identify publicly traded companies that operated in the same or similar line of business as the Company. Specifically, we sought to identify publicly traded companies that manufactured and distributed wholesale home textile products. The criteria used in determining which companies qualified as "similar" was based primarily on similarity of business or type of operations, growth prospects, size and scale of operations, distribution channel and other relevant characteristics. Friend evaluated five (5) companies (collectively the "Guideline Companies") to be reasonably comparable. A summary of the selected Guideline Companies is provided below.

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[X]  WestPoint Stevens Inc (NYSE: WXS) - WestPoint Stevens is a leading manufacturer, marketer and distributor of bed and bath home fashions. The company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters and other accessories, which are marketed under company owned brand names and license agreements, including among others, Ralph Lauren Home, Sanderson, Joe Boxer, Glynda Turley, Designers Guild and Serta Perfect Sleeper, and Disney Home. WestPoint Stevens has one of the largest market shares in both the domestic sheet and pillowcase market and the domestic bath towel market. As a result of its recent acquisition of Chatham Consumer Products, the company has the largest market share in domestic blankets. The company's products are marketed through leading department stores, mass merchants, specialty stores, institutional channels, and WestPoint Stevens Stores Inc. In response to challenging industry conditions, the company has implemented a program of cost reductions and rationalization including the closing of four plants, reductions in workforce, scaled back its manufacturing operations in favor of outsourcing.

[X] Pillowtex (OTC:BB PTEXQ) - Founded in 1954 is one of the largest North American designers, manufacturers, and marketers of home textile products. Pillowtex is organized into three major operating divisions: Bed and Bath Division; Pillow and Pad Division; and Blanket Division. The Bed and Bath Division manufactures and sells sheets and other fashion bedding textiles, towels, bath rugs and kitchen textile products. The Pillow and Pad Division manufactures and sells bed pillows, down comforters and mattress pads. The Blanket Division manufactures and sells blanket products. Pillowtex sells its products to mass merchants, department stores, and specialty retailers. Pillowtex also markets its products to wholesale clubs, catalog merchants, institutional distributors, and international customers and on the Internet. The company's products are marketed under a variety of Company-owned trademarks, licensed trademarks from others, as unbranded merchandise and private labels. In November 2000 Pillowtex Corporation and substantially all of its domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code. The company is currently operating as a debtor in possession.

[X] Blyth, Inc (NYSE: BTH) - Blyth, designs, manufactures and markets an extensive line of candles and home fragrance products, including scented candles, potpourri and other fragranced products and markets a broad range of related candle accessories. The Company has operations within and outside the United States and sells its products worldwide. Within the worldwide consumer market for candles and home fragrance products, the Company focuses on two primary areas: the consumer market in the United States and markets outside the United States. Its products are sold direct to the consumer under the PartyLite brand, to retailers in the mid-tier and premium retail channels, under the Colonial Candle of Cape Cod, Kate's Original Recipe and Carolina Designs brands and in the mass retail channel under the Ambria, Florasense and FilterMate brands. In Europe, its products are also sold under the Gies, Colony and Wax Lyrical brands. The company also designs, manufactures, markets and distributes a

--------------------------------------------------------------------------------
                                                                              20

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

     broad range of non-fragranced products, including decorative gift bags and tags and seasonal decorations and is also a producer of portable heating fuel and other institutional products sold under various brand names, including Sterno and HandyFuel.

[X] Dan River (NYSE: DRF) - Founded in 1882, Dan River is a leading designer, manufacturer and marketer of products for the home fashions and apparel fabrics markets. The company designs, manufactures and markets a coordinated line of value-added home fashions products consisting of bedroom furnishings such as comforters, sheets, pillowcases, shams, bed skirts, decorative pillows and draperies. The company also designs, manufactures and markets a broad range of high quality woven cotton and cotton-blend apparel fabrics. Based on net sales, the company is the leading North American supplier of men's dress shirting fabrics. The company also manufactures and sells specialty-engineered yarns and woven fabrics for use in making high-pressure hoses and other industrial products.

[X] Crown Crafts, Inc (OTC:BB CRWS) - Founded in 1957, Crown Craft operates in two principal business segments: 1) Adult Home Furnishing and Juvenile Products, and 2) Infant Products. Adult Home Furnishing and Juvenile Products consists of throws and Juvenile Products (primarily Pillow Buddies(R)). The Infant Products segment consists of infant bedding, bibs, infant soft goods and accessories. The company distributes is products through retailers, primarily department and specialty stores, mass merchants, large chain stores and gift stores. Products are marketed under a variety of Company-owned trademarks, licensed trademarks from others, and unbranded merchandise and private labels. In response to changing business conditions in the textile industry, the company has implemented a program of cost reductions and rationalization including selling several of its manufacturing facilities and exited its Adult Bedding and Bath Business as a result of challenging business conditions. Over the last eighteen months, the company has significantly scaled back its manufacturing operations in favor of global sourcing.

Market multiples were derived for the Guideline Companies utilizing latest twelve-month financial statements and the 20-day closing average stock prices as of November 19. Since the Guideline Companies included in the analysis have capital structures different from that of the Company, Friend developed market multiples that permit a comparison without adjustments for differences inherent in varying degrees of financial leverage. Thus, multiples were derived based on a total invested capital basis. Enterprise Value ("EV") is defined as the market value of a company's equity plus the book value (market value if available) of the company's interest bearing debt and preferred stock less cash and cash equivalents:

--------------------------------------------------------------------------------
                                                                              21

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                                                                    CONFIDENTIAL
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Relevant financial statistics are dependent to a large extent on the nature of the company's business. Based on its review, Friend determined that the following financial statistics were most appropriate for this valuation.

[X]  EV/EBITDA
[X]  EV/EBIT

The market multiples derived in the analysis provide an indication of the amount investors in the marketplace are willing to pay for each dollar of a comparable firm's revenue and gross profit. In applying the EV/EBITDA to the EBITDAof the Company, for example, it is assumed that the best indication of value for the Company's revenue is found in what other investors are willing to pay for a comparable company's EBITDA

Friend made comparisons on the basis of several key financial metrics including, size, growth, certain key financial ratios, including leverage, liquidity, turnover, interest coverage and profitability, and market position. None of the Guideline Companies was identical to BDK. Accordingly, an analysis of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the fair market value of the companies to which they are being compared. Consequently, Friend made qualitative judgments concerning the differences between the Guideline companies and BDK.

--------------------------------------------------------------------------------
                                                                              22

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

                               BDK Holdings, Inc.

                         Public Company Market Multiples
                                     ($000s)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     ---------------
                                                 EBITDA               EBIT    Market    Total      Less   Enterprise    EV/     EV/
Company Name       Symbol    Revenue     EBITDA    %        EBIT       %       Cap.      Debt      Cash     Value/1/   EBITDA  EBIT
------------------------------------------------------------------------------------------------------------------------------------
Westpoint Stevens   WXS    $1,726,288  $ 212,655  12.3% $  132,127   7.7%  $122,405  $1,765,948  $ 6,072  $1,882,281   8.85x  14.25x
Pillowtex Corp.     PTEXQ  $1,199,825 ($ 140,652)  n/m   ($202,451)  n/m   $  1,853  $1,183,494  $24,621  $1,160,726    n/m     n/m
Blyth, Inc          BTH    $1,167,979  $ 175,801  15.1% $  142,119  12.2%  $941,854  $  233,807  $23,275  $1,152,386   6.56x   8.11x
Dan River, Inc.     DRF    $  667,145  $  64,408   9.7% $    22,77  83.4%  $ 17,494  $  348,093  $ 1,171  $  364,416   5.66x  16.00x
Crown Crafts, Inc   CRWS   $  108,042  $  11,786  10.9% $    8,473   7.8%  $  3,957  $   47,966  $ 2,846  $   49,077   4.16x   5.79x

------------------------------------------------------------------------------------------------------------------------------------

                                                                                   -------------------------------------------------
                                                                                   High                                8.85x  16.00x
                                                                                   Low                                 4.16x   5.79x

                                                                                   Mean                                6.31x   1.04x
                                                                                   Median                              6.11x  11.18x
                                                                                   -------------------------------------------------

___________
Notes:
n/m = Not Meaningful.
(1) Enterprise Value (EV) = equity market capitalization plus interest bearing debt (including liquidation preference of preferred stock) less cash.

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                                                                              23

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                                                                    CONFIDENTIAL
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                               BDK Holdings, Inc.

               Valuation: Public Company Market Multiple Analysis

                        Westpoint                                           Crown                                       Selected
                          Stevens   Pillowtex   Blyth, Inc    Dan River    Crafts      Range         Mean     Median    Multiple/1/
-----------------------------------------------------------------------------------------------------------------------------------
EV/EBITDA                   8.9x          n/m         6.6x         5.7x      4.2x   4.2x    8.9x     6.3x      6.1x       4.0x
EV/EBIT                    14.2x          n/m         8.1x        16.0x      5.8x   5.8x   16.0x    11.0x     11.2x       5.5x
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     BDK    Valuation
Valuation Analysis: ($000's)                                                                       FY2001    Multiple    EV/2/
-----------------------------------------------------------------------------------------------------------------------------------
EV/EBITDA                                                                                          $1,970      4.0x     $ 7,880
EV/EBIT                                                                                            $  142      5.5x     $   781
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                      Indicated Enterprise Value/3/     $ 7,880


                                                                                      Plus: Building Sale               $ 3,000
                                                                                                                        -------
                                                                                      Total Enterprise Value            $10,880
                                                                                                                        =======


                                                                                      Rounded                           $11,000

____________________
(1) Most comparable company was determined to be Crown Craft; Selected multiples based on discount to Crown Craft as a result of lower comparative margins.

(2) EV=Enterprise Value (defined as the market value of common equity plus book value of interest bearing debt and preferred stock less cash and cash equivalents).

(3) Represents EBITDA multiple.

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Precedent Transactions Method

The Precedent Transactions Method is a valuation model whereby actual purchase price multiples of similar company transactions are evaluated, adjusted and applied to the operating data of the subject company to arrive at an indication of fair market value. Transaction multiples paid in actual arm's-length transactions provide an indication of the amount investors in the marketplace are willing to pay for each dollar of a comparable firm's revenue, earnings, etc. The criteria used in determining which companies qualified as "similar" was based primarily on similarity of business or type of operations, growth prospects, size and scale of operations, distribution channel and other relevant characteristics.

Transaction multiples are calculated based on the total purchase price (including debt assumed) paid to acquire companies that are comparable to BDK. These multiples are then applied to the subject company to determine its total Enterprise Value.

Precedent Transactions analysis explains other aspects of value resulting in limitations to its usage. For example, circumstances surrounding a merger transaction may introduce noise into the analysis (e.g. an additional premium may be extracted from a buyer in the case of a competitive bidding contest), or the market environment may not be identical for transactions occurring at different periods of time. In addition, circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g. a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

Selection of Transactions

Utilizing a number of databases, a search was conducted for same or similar companies involved in arm's-length transactions within five (5) years of the Valuation Date, within SIC codes 2299. This period was selected in order to provide a relatively large and diverse sampling of recent transactions in the industry.

We identified a number of companies involved in recent arm's-length transactions. Friend identified and then reviewed the financial terms, to the extent publicly available, of four (4) transactions (collectively the "Selected Transactions") of same or similar companies.

The following multiples were selected for use in the analysis:

[X]   EV/EBITDA
[X]   EV/EBIT


--------------------------------------------------------------------------------
                                                                              25

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

Friend made comparisons on the basis of several key financial metrics including size, certain key financial ratios, including leverage, liquidity, turnover, interest coverage and profitability, and market position. None of the Selected Transactions was identical to BDK. Accordingly, an analysis of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the fair market value of the companies to which they are being compared. Consequently, Friend made qualitative judgments concerning the differences between the Selected Transactions and BDK.

--------------------------------------------------------------------------------
                                                                              26

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

                               BDK Holdings, Inc.
                         Selected Precedent Transactions
                                     ($000s)


-------------------------------------------------------------------------------------------
Effective                                              Transaction      Equity      Implied
Date        Target Company         Acquiring Company      Value/1/       Value        EV/2/
-------------------------------------------------------------------------------------------
5-Sep-01    Springs Industries,    Investor Group         $505,451  $  856,696  $ 1,189,583
            Inc.

7-Mar-00    Conso International    CitiCorp. Venture      $ 66,929  $   66,929  $   106,899
            Corp.                  Capital

22-May-00   Westpoint Stevens/3/   Management Group       $649,203  $1,085,687  $ 2,550,328

22-Dec-97   Fieldcrest Cannon      Pillowtex Corp.        $637,808  $  249,591  $   626,858
-------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                                     Target Company LTM Data                Multiples
                                                          --------------------------------------------- ---------------
Effective                                                                     EBITDA             EBIT      EV/     EV/
Date        Target Company         Acquiring Company        Sales     EBITDA    %         EBIT     %     EBITDA   EBIT
----------------------------------------------------------------------------------------------------------------------
5-Sep-01    Springs Industries,    Investor Group      $2,275,056  $ 260,076  11.4%  $ 127,525   5.6%     4.57x  9.33x
            Inc.

7-Mar-00    Conso International    CitiCorp. Venture   $  117,283  $  18,917  16.1%  $  14,266  12.2%     5.65x  7.49x
            Corp.                  Capital

22-May-00   Westpoint Stevens/3/   Management Group    $1,883,263  $ 352,191   8.7%  $ 268,100  14.2%     7.24x  9.51x

22-Dec-97   Fieldcrest Cannon      Pillowtex Corp.     $1,100,136  $  85,989   7.8%  $  50,049   4.5%     7.29x 12.52x
----------------------------------------------------------------------------------------------------------------------

                                                                ------------------------------------------------------
                                                                 High                                     7.29x 12.52x
                                                                 Low                                      4.57x  7.49x

                                                                 Mean                                     6.19x  9.71x
                                                                 Median                                   6.45x  9.42x
                                                                ------------------------------------------------------

Notes:
(1) Transaction Value = Total dollar value of consideration paid, including all payment types. All terms are approximate.
(2) Enterprise Value (EV) = Common
    equity value plus interest bearing debt (including liquidation preference of preferred stock) less cash.
(3) Transaction terminanted.

--------------------------------------------------------------------------------
                                                                              27

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

                               BDK Holdings, Inc.
                         Precedent Transaction Analysis

=================================================================================================
                                                                                       Selected
                                            Range               Mean        Median    Multiple/1/
-------------------------------------------------------------------------------------------------
EV/EBITDA                             4.57x       7.29x         6.19x        6.45x        4.0x
EV/EBIT                               7.49x      12.52x         9.71x        9.42x        7.0x

                                                               BDK         Valuation
Valuation Analysis ($000's)                                   FY2001       Multiple        EV2
=================================================================================================
EV/EBITDA                                                     $1,970          4.0x    $ 7,880
EV/EBIT                                                       $  142          7.0x    $   994
-------------------------------------------------------------------------------------------------

                                     Indicated Enterprise Value/3/                    $ 7,880
                                     Plus: Building Sale                              $ 3,000
                                                                                      -------
                                       Total Enterprise Value                         $10,880
                                                                                      =======

                                     Rounded                                          $11,000

__________________
(1) Most comparable transactions were Springs and Conso; Selected multiples based on discount to low end of range as a result of lower comparative margins.
(2) EV =Enterprise Value (defined as the market value of common equity plus book value of interest bearing debt and preferred stock less cash and cash equivalents).
(3)  Represents EBITDA multiple.

--------------------------------------------------------------------------------
                                                                              28

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------


Premiums & Discounts

In certain instances, it is appropriate in valuation to apply certain premiums and/or discounts. The most common of theses discounts are premiums for control and discounts for lack of marketability and minority interest. The traditional rationale for applying premiums or discounts is based on the recognition that an interest in a company may be worth more or less than its pro rata share. The application and adjustment of premiums and/or discounts is typically based on the methodology employed to render an indication of value.

The DCF methodology used in the analysis of the Company renders an indication of value for a 100% controlling interest in the business. This is because Net Free Cash Flow represents the maximum amount of cash that can be withdrawn from the Company without affecting the prospective operations of the business, and the discount rate used represents the investor's required rate of return. Hence, no premium for control is necessary. In fact, the application of a control premium in this context would be inappropriate. Since application of a premium for control raises the present value, and by default lowers the discount rate, its application would have the effect of lowering the investors required ROI.

The application of a control premium in any context has been somewhat controversial and highly debated in academic circles. The following is a brief discussion that attempts to shed some light on the subject and is included as reference only.

        Methodologies that use data from publicly traded securities or companies are traditionally believed to derive a value on a marketable, minority basis. Traditionalists hold that using the data of publicly traded companies produces an "as if" freely tradable minority interest value. For example, use of a discount rate, derived using public company data, within a discounted cash flow model is believed to produce an "as if freely tradeable" minority interest value.

        There are a number of deficiencies with this theory, both conceptually and with practical application. According to Eric Nath, Larry Kaspar, and a growing number of valuation analysts, most public companies tend to trade at or near their intrinsic or controlling interest values, and as such, valuations based on an analysis of public companies and discount rates generated from public market data, yield a controlling interest value./1/ Traditionalists, however, utilize a control premium study based on observed "premiums" paid for acquisitions of 100% controlling interest. These premiums are derived from industry transactions and are based on the difference in the price paid over the unaffected pre-acquisition price. These observed

________________________________
/1/ Kasper, p. 85 - 89


--------------------------------------------------------------------------------
                                                                              29

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

        premiums are then applied to other transactions to compensate for the minority interest value to arrive at a new controlling interest value. However, this traditional view of minority interest and the applicability of control premium data towards other transactions is flawed for a number of reasons, including, but not limited to, the following:

           [X] Because the majority of transactions from which the control premium data is derived are strategic in nature, control premiums generally reflect more than just the price for control. The control premiums reflect specific expectations of certain strategic benefits and synergies expected to result from a merger or acquisition. Therefore, such control transactions reflect unique expected benefits from the particular deal, and those benefits cannot be quantifiably generalized to other transactions.

           [X] Reported premiums, such as those contained in the Mergerstat Review, vary considerably by major-industry classification. Because of this, it is difficult to form a reliable average for an industry, therefore making the use of particular industry averages non meaningful.

           [X] Based on research provided by such sources as Mergerstat, Houlihan Lokey, and Mergers and Acquisitions, it is observed that control premiums are highly dependent upon both the time period and the price selected for measuring the unaffected price. The longer the period before the completion of the deal, the larger the premium in most cases. It is therefore difficult to rely upon this data in the determination of an "average" premium to be applied.

           [X] Control premium studies, such as Mergerstat, are misleading in that they use only those transactions that have positive premiums, thus creating an upward bias in the premium.

           [X] Both the strong-form and semi-strong form of the efficient market hypothesis (EMH) states that all publicly available information regarding the prospects of the firm must be reflected in the value of a stock. The strong form asserts that even information available only to insiders is reflected in stock prices. The basis for either form is that competition among potential buyers will keep prices at their fair market price or control price. Minority interest value is the value to a disadvantaged minority holder in a closely held business due to the fact that the minority holder generally lacks both voting rights and an effective market to liquidate his holdings. The minority interest holder of a publicly traded business is NOT disadvantaged in the same way a minority holder in a closely held business is. The market price reflects market consensus expectations, therefore allowing holders of publicly traded stock the ability to immediately vote/sell their interest if they no longer agree with management's strategic vision or decision making. To argue that


--------------------------------------------------------------------------------
                                                                              30

                                                                    CONFIDENTIAL
--------------------------------------------------------------------------------

            publicly traded minority interests trade at a discount to their control value and hence represent marketable, minority interest, is to deny the efficient market hypothesis even in its semi-strong form.

       [X] Additionally, to argue that minority interests of public company shares truly represent minority value and that control premiums exist for every stock is to imply that every minority investor implicitly applies a minority discount to his particular estimate of intrinsic value and that all market prices implicitly reflect this discount. As such, there is no empirical evidence to support this theory.


--------------------------------------------------------------------------------
                                                                              31

                                   Exhibit 3
                                   ---------

                       Consolidated Financial Statements

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

                           December 31, 2000 and 1999

                   (With Independent Auditors' Report Thereon)

                       BDK HOLDINGS, INC. AND SUBSIDIARIES


                 Index to Financial Statements and Management's
                             Discussion and Analysis



                                                                                               Page
Independent Auditors' Report ................................................................    1

Consolidated Balance Sheets - December 31, 2000 and 1999 ....................................    2

Consolidated Statements of Operations - Years ended December 31, 2000 and 1999 ..............    3

Consolidated Statements of Stockholders' Equity - Years ended December 31, 2000 and 1999.....    4

Consolidated Statements of Cash Flows - Years ended December 31, 2000 and 1999 ..............    5

Notes to Consolidated Financial Statements ..................................................    6

Management's Discussion and Analysis of Financial Condition and Results of Operations .......   15

                          Independent Auditors' Report

The Board of Directors
BDK Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of BDK Holdings, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BDK Holdings, Inc. and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




March 2, 2001

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                           December 31, 2000 and 1999


                                      Assets                                                     2000          1999
                                                                                           ------------- -----------
Current assets:
    Cash and cash equivalents                                                          $      4,935,000     5,890,000
    Accounts receivable, less allowance for doubtful accounts of
      $3,018,000 in 2000 and $2,253,000 in 1999 (note 5)                                     11,280,000    10,936,000
    Inventories (notes 3 and 5)                                                              22,769,000    22,142,000
    Prepaid expenses and other current assets (note 8)                                        2,207,000     2,224,000
                                                                                           ------------- -------------
               Total current assets                                                          41,191,000    41,192,000

Property, plant and equipment, at cost, net (note 4)                                         13,447,000    13,742,000
Other assets                                                                                    456,000     1,136,000
                                                                                           ------------- -------------
                                                                                       $     55,094,000    56,070,000
                                                                                           ============= =============

                       Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                                                   $      8,495,000     7,364,000
    Accrued liabilities                                                                       2,682,000     2,690,000
    Income taxes payable (note 9)                                                               705,000       685,000
                                                                                           ------------- -------------
               Total current liabilities                                                     11,882,000    10,739,000

Notes payable (note 6)                                                                       29,993,000    27,277,000
Postretirement benefits (note 8)                                                                373,000       531,000
                                                                                           ------------- -------------
               Total liabilities                                                             42,248,000    38,547,000
                                                                                           ------------- -------------

Stockholders' equity (note 10):
    Common stock, $.01 par value.  Authorized 10,000,000 shares;
      issued 3,762,000 and 3,728,000 shares and outstanding
      3,744,000 and 3,710,000 shares in 2000 and 1999, respectively                              38,000        37,000
    Treasury stock, 18,000 shares in 2000 and 1999                                              (25,000)      (25,000)
    Additional paid-in capital                                                               22,974,000    22,923,000
    Accumulated deficit                                                                     (10,141,000)   (5,412,000)
                                                                                           ------------- -------------
               Net stockholders' equity                                                      12,846,000    17,523,000

Commitments and contingencies (notes 5, 7 and 8)
                                                                                           ------------- -------------
                                                                                       $     55,094,000    56,070,000
                                                                                         =============== ============

See accompanying notes to consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                     Years ended December 31, 2000 and 1999



                                                                               2000                1999
                                                                         --------------         ----------
Net product sales                                                        $   69,052,000         74,356,000
Cost of goods sold                                                           52,846,000         58,640,000
                                                                         --------------         ----------

         Gross profit                                                        16,206,000         15,716,000

Depreciation and amortization                                                 1,770,000          1,420,000
Selling, general and administrative expenses                                 16,071,000         16,627,000
Papercraft estate and related expenses                                          246,000            176,000
                                                                         --------------         ----------
             Loss from operations                                            (1,881,000)        (2,507,000)
                                                                         --------------         ----------
Other income:
       Commissions                                                            2,321,000          2,855,000
       Gain on disposal of property and equipment                                    --            159,000
       Gain on curtailment of pension plan (note 8)                                  --            544,000
       Other, net                                                               309,000            171,000
                                                                         --------------         ----------
                                                                              2,630,000          3,729,000
                                                                         --------------         ----------
Interest:
       Interest income                                                         (113,000)
       Interest expense                                                       2,863,000          3,016,000
       Amortization of debt discount (note 6)                                 2,716,000          2,245,000
                                                                         --------------         ----------
                                                                              5,466,000          5,261,000
                                                                         --------------         ----------
             Loss before income tax expense                                  (4,717,000)        (4,039,000)

Income tax expense (note 9)                                                     (12,000)                --
                                                                         --------------         ----------
             Net loss                                                    $   (4,729,000)        (4,039,000)
                                                                         ==============         ==========


 See accompanying notes to consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

            Consolidated Statements of Stockholders' Equity (Note 10)

                     Years ended December 31, 2000 and 1999


                                                Common stock             Treasury      Additional        Accumulated
                                       -----------------------------
                                           Shares          Amount          stock     paid-in capital       deficit          Total
                                       --------------  -----------------------------------------------------------------------------
Balance at December 31, 1998               3,707,000   $    37,000       (25,000)       22,919,000        (1,373,000)    21,558,000

Exercise of stock options                      3,000            --            --             4,000                --          4,000

Net loss                                          --            --            --                --        (4,039,000)    (4,039,000)
                                       --------------  -----------------------------------------------------------------------------

Balance at December 31, 1999               3,710,000        37,000       (25,000)       22,923,000        (5,412,000)    17,523,000

Exercise of stock options                     34,000         1,000            --            51,000                --         52,000

Net loss                                          --            --            --                --        (4,729,000)    (4,729,000)
                                       --------------  -----------------------------------------------------------------------------

Balance at December 31, 2000               3,744,000   $    38,000       (25,000)       22,974,000       (10,141,000)    12,846,000
                                       ==============  =============================================================================


See accompanying notes to consolidated financial statements.

                      BDK HOLDINGS, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 2000 and 1999

                                                                                        2000               1999
                                                                                  ----------------    -------------
Cash flows from operating activities:
    Net loss                                                                      $   (4,729,000)       (4,039,000)
    Adjustments to reconcile net loss to net cash provided by
       operating activities:
           Depreciation and amortization                                               4,486,000         3,665,000
           Provision for doubtful accounts                                               766,000         3,345,000
           Provision for postretirement benefits                                              --            41,000
           Net gain on disposal of property and equipment                                     --          (159,000)
           Gain on curtailment of pension plan                                                --          (544,000)
           Changes in assets and liabilities:
             Accounts receivable                                                      (1,110,000)       (2,731,000)
             Inventories                                                                (627,000)        5,289,000
             Prepaid expenses and other current assets                                    17,000            17,000
             Other assets                                                                680,000           (55,000)
             Accounts payable                                                          1,131,000         2,409,000
             Accrued liabilities                                                          (8,000)         (835,000)
             Income taxes payable                                                         20,000           (22,000)
             Postretirement benefits                                                    (158,000)         (101,000)
             Other liabilities                                                                --           (63,000)
                                                                                  --------------       -----------
                    Net cash provided by operating activities                            468,000         6,217,000
                                                                                  --------------       -----------
Cash flows from investing activities:
    Purchases of property, plant and equipment                                        (1,475,000)       (1,770,000)
    Proceeds from sale of property and equipment                                              --           176,000
                                                                                  --------------       -----------
                    Net cash used in investing activities                             (1,475,000)       (1,594,000)
                                                                                  --------------       -----------
Cash flows from financing activities:
    Net repayments under line of credit                                                       --          (653,000)
    Proceeds from stock options exercised                                                 52,000             4,000
                                                                                  --------------       -----------
                    Net cash provided by (used in) financing activities                   52,000          (649,000)
                                                                                  --------------       -----------
                    Net increase (decrease) in cash and cash equivalents                (955,000)        3,974,000

Cash and cash equivalents at beginning of year                                         5,890,000         1,916,000
                                                                                  --------------       -----------
Cash and cash equivalents at end of year                                          $    4,935,000         5,890,000
                                                                                  ==============       ===========
Supplemental disclosures of cash flow information - cash paid
 during the year for interest                                                     $    2,750,000         3,041,000
                                                                                  ==============       ===========

See accompanying notes to consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999



(1)    Organization and Basis of Presentation

       The consolidated financial statements include the accounts of BDK Holdings, Inc. and its wholly owned subsidiaries, Barth & Dreyfuss of California, KNI Corporation (KNI) and American Technical Industries, Inc.
       (ATI). KNI and ATI did not have any operations during 1999 or 2000. All intercompany transactions have been eliminated in consolidation.

       On March 22, 1991, Papercraft Corporation (Papercraft) filed a voluntary petition under Chapter 11 of the Bankruptcy Code, along with a proposed plan of reorganization. Papercraft's reorganization plan (as amended) was approved by the bankruptcy court effective February 14, 1992. The approved reorganization plan provided for the distribution of Papercraft's remaining subsidiaries, Barth & Dreyfuss of California (B&D), KNI Corporation and American Technical Industries, Inc., to BDK Holdings, Inc. (BDK or collectively the Company). The creditors of Papercraft received $33,750,000 in BDK notes and 100% of the common stock of BDK in exchange for their claims against Papercraft.

       In accordance with the Papercraft plan of reorganization, BDK advances to the Papercraft Estate amounts required to pay claims and administrative expenses. Cash advances to the Estate aggregated $205,000 and $201,000 during 2000 and 1999, respectively. Principally, these payments were for legal fees related to litigation between BDK and the former Papercraft creditors. Advances and related costs are charged to expense as incurred.

       The Company is principally engaged in the design, production and marketing of kitchen towels and accessories (pot holders and oven mitts), table linens (chair pads, tablecloths, placemats, and the like) and other embellished towels (beach, bath, hand, and the like).

(2)    Summary of Significant Accounting Policies

       (a)  Revenue Recognition

            The Company recognizes revenue on product sales and commissions at the time of shipment. Royalty income is based upon a percentage, as defined in the underlying agreement, of the licensees' net revenue. The Company accrues for estimated sales returns and allowances in the period in which the related revenue is recognized.

            Included in selling, general and administrative expense is royalty income of $1,393,000 and $1,034,000 during 2000 and 1999, respectively, which offsets royalty expenses of $1,658,000 and $1,555,000, respectively.

       (b)  Inventories

            Inventories include costs of material, direct labor, manufacturing overhead and freight-in and are stated at the lower of cost (first-in, first-out) or market.

                                       6                             (Continued)

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999



       (c)  Use of Estimates in the Preparation of Financial Statements

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       (d)  Concentrations of Risk

            Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible. As of December 31, 2000, one customer comprised approximately 12% of accounts receivable. As of December 31, 1999, two customers comprised approximately 19% and 10% of accounts receivable, respectively.

            The Company's sales are to retail customers located primarily in the United States of America. During 2000, the Company had sales to one customer which represented approximately 34% of revenues. During 1999, the Company had sales to two customers which represented approximately 30% and 11% of revenues, respectively.

            The Company purchases a significant portion of its raw material stock from suppliers located outside the United States of America. The Company believes that if these existing suppliers were no longer available, it would be able to obtain the raw materials from alternative sources. The Company believes this would not have an adverse impact on its financial position or results of operations.

       (e)  Depreciation and Amortization

            Depreciation and amortization are provided on a straight-line basis over the following estimated useful lives:

              Buildings                     25 to 39 years
              Machinery and equipment        5 to 12 years
              Furniture and fixtures         5 to 10 years
              Vehicles                       5 years
              Leasehold improvements         Lesser of remaining term of lease
                                             or lifed of improvement

            The Company follows the policy of capitalizing expenditures that materially increase the asset life and charging ordinary maintenance and repairs to operations as incurred.

       (f)  Income Taxes

            The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                                       7                             (Continued)

                      BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999



       (g)  Self-Insurance

            Prior to June 1999, the Company was self-insured for a portion of its workers' compensation. The Company established reserves based on an independent agency's review of claims filed and an estimate of claims incurred but not reported. Starting in June 1999, the Company insured its workers' compensation through an outside insurance company.

       (h)  Statements of Cash Flows

            For purposes of the statements of cash flows, the Company considers all commercial paper with an original maturity of three months or less to be cash equivalents.

       (i)  Long-Lived Assets

            The Company reports long-lived assets at amortized cost. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If this assessment indicates that long-lived assets will not be recoverable, as determined by a nondiscounted cash flow generated by the asset, the carrying value of the Company's long-lived assets would be reduced to its estimated fair market value based on the discounted cash flows.

       (j)  Comprehensive Income (Loss)

            Comprehensive income includes all changes in stockholders' equity (except those arising from transactions with stockholders) for the periods presented. There is no difference between net loss and comprehensive income (loss) for the Company.

       (k)  Reclassifications

            Certain amounts in the 1999 financial statements have been reclassified to conform to the 2000 presentation.

   (3) Inventories

       At December 31, 2000 and 1999, inventories consisted of the following:

                                                  2000               1999
                                            --------------    --------------
       Raw materials                        $    8,345,000         8,463,000
       Work in process                             899,000           632,000
       Finished goods                           13,525,000        13,047,000
                                            --------------    --------------
                                            $   22,769,000        22,142,000
                                            ==============    ==============

                                        8                           (Continued)

                      BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(4)  Property, Plant and Equipment

     At December 31, 2000 and 1999, property, plant and equipment consisted of the following:

                                                                             2000                   1999
                                                                      --------------------   --------------------
     Land                                                             $      2,637,000              2,637,000
     Buildings                                                               1,968,000              1,968,000
     Machinery and equipment                                                16,312,000             15,398,000
     Furniture and fixtures                                                    579,000                574,000
     Leasehold improvements                                                  2,807,000              2,252,000
                                                                      --------------------   --------------------
                                                                            24,303,000             22,829,000
     Less accumulated depreciation and amortization                         10,856,000              9,087,000
                                                                      --------------------   --------------------
                                                                      $     13,447,000             13,742,000
                                                                      ====================   ====================

(5)  Notes Payable to Bank under Line of Credit

     The Company has a Finance Agreement with a bank which provides for a working capital facility up to $18 million. Borrowings bear interest at the prime rate announced by Union Bank of California from time to time (9.5% at December 31, 2000) or, at the B&D's option, treasury rate plus 1.65% or the bank's LIBOR rate plus 1.5%. The Finance Agreement expires in August 2001.

     At December 31, 2000 and 1999, the Company had no outstanding borrowings under this facility. Advances and letters of credit issued under this facility are each limited to $12 million and $8 million, respectively, provided that the aggregate cannot exceed $18 million. At December 31, 2000 and 1999, the Company had approximately $4,766,000 and $1,207,000 in letters of credit outstanding under this facility, respectively. Accounts receivable and inventory secure the obligations under the Finance Agreement. The Finance Agreement provides that up to 90% of the B&D's pretax earnings may be distributed to BDK in the form of a management fee or a dividend. No such distributions were made during 2000 or 1999.

     Under the Finance Agreement, B&D is subject to certain restrictive financial and nonfinancial covenants, including minimum tangible net worth, minimum operating profit and debt to net worth limitations. At December 31, 2000, B&D was in compliance with these covenants.

(6)  Notes Payable

     As of December 31, 2000 and 1999, notes payable consisted of the following:

                                                                             2000                   1999
                                                                      --------------------   --------------------
     8.5% unsecured senior notes, interest only payable
          semiannually, principal due February 2002                   $     33,750,000             33,750,000
     Discount on debt to 20%, net of accumulated amortization of
          $12,765,000 in 2000 and $10,049,000 in 1999                       (3,757,000)            (6,473,000)
                                                                      --------------------   --------------------
                                                                      $     29,993,000             27,277,000
                                                                      ====================   ====================

                                       9                   (Continued)

                      BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


     The debt agreement requires the Company to maintain certain net worth levels and meet other financial covenants. In an event of default, the notes become subject to certain acceleration clauses as defined in the agreement. The Company was in compliance with all covenants at December 31, 2000.

     These notes have been discounted to reflect estimated market values as of the effective date of the reorganization. The discount is being amortized over the term of the loan using the effective-interest method.

(7)  Commitments and Contingencies

     (a)  Leases

          The Company leases certain equipment and facilities under operating leases which expire at various dates through 2005. Future minimum lease commitments under noncancelable operating leases as of December 31, 2000 are as follows:

                       Year ending December 31:
                           2001                         $      1,471,000
                           2002                                1,320,000
                           2003                                1,045,000
                           2004                                  996,000
                           2005                                  762,000
                                                        --------------------

                                                        $      5,594,000
                                                        ====================

          Rental expense under operating leases and short-term rental agreements aggregated to approximately $1,748,000 and $2,079,000 for the years ended December 31, 2000 and 1999, respectively.

     (b)  Litigation

          The Company is engaged in various legal actions arising in the ordinary course of its business. With respect to litigation, the Company believes that it has adequate legal defenses or insurance coverage and believes, based on the advice of counsel, that the ultimate outcome of such litigation will not have a material adverse effect on the Company's results of operations or financial position.

     (c)  Employment Contracts

          The Company has entered employment agreements with key employees providing for annual salaries and benefits. The agreements have terms extending through January 31, 2002.

     (d)  Executive Bonus Plan

          The Company has a bonus plan for certain key executives. The bonus is based on the growth in fair market value, as defined, of the Company through December 31, 2003. The bonus is payable on December 31, 2003 or sooner in the event of sale of the Company. As of December 31, 2000, no units have been granted under this plan.

                                       10                            (Continued)

                      BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(8)  Employee Benefit Plans and Postretirement Benefits

     The Company maintains a defined benefit pension plan which covers substantially all of its employees. Retirement benefits under this plan are based on years of service and the employees' average compensation during the five consecutive calendar years of employment which produces the highest total compensation.

     The Company's funding policy is to contribute amounts sufficient to meet at least the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974. There are no participant contributions allowed under the plan. A summary of the components of net periodic pension costs for the Company's plan for the years ended December 31, 2000 and 1999 is as follows:

                                                                                         2000                   1999
                                                                                  --------------------   -------------------
       Service cost - benefit earned during period                                $             --                364,000
       Interest cost on projected benefit obligation                                       376,000                490,000
       Actual return on plan assets                                                       (510,000)              (450,000)
       Net amortization and deferral                                                       (16,000)               108,000
       Gain on curtailment                                                                      --               (544,000)
                                                                                  --------------------   -------------------

                     Net periodic pension income                                  $       (150,000)               (32,000)
                                                                                  ====================   ===================

       The assumptions used to determine pension expense for 2000 and 1999 were:

                                                                                         2000                   1999
                                                                                  --------------------   -------------------
       Discount rate                                                                           7.5%                   7.5%
       Expected rate of increase in future compensation levels                                  --                     --
       Expected long-term rate of return on assets                                             8.0                    8.0
                                                                                  ====================   ===================

       The following table sets forth the funded status of the plan and amounts recognized in the Company's consolidated balance sheets at December 31, 2000 and 1999:

                                                                                         2000                   1999
                                                                                  --------------------   -------------------
       Actuarial present value of benefit obligations - accumulated benefit
           obligation, including vested benefits                                  $     (4,547,000)            (5,153,000)
                                                                                  --------------------   -------------------
                     Projected benefit obligation                                       (4,547,000)            (5,153,000)
       Plan assets at fair market value                                                  5,824,000              6,259,000
                                                                                  --------------------   -------------------
                     Plan asset in excess of projected benefit obligation                1,277,000              1,106,000
       Unrecognized net loss                                                               167,000                 31,000
       Unrecognized portion of initial net assets                                          (16,000)               (31,000)
                                                                                  --------------------   -------------------
                     Net prepaid pension cost                                     $      1,428,000              1,106,000
                                                                                  ====================   ===================

                                       11                            (Continued)

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

     The net prepaid pension cost of $1,428,000 and $1,106,000 at December 31, 2000 and 1999, respectively, is included in prepaid expenses and other current assets on the accompanying consolidated balance sheets. Plan assets at December 31, 2000 and 1999 were primarily invested in U.S. government-backed bonds. Employer contributions and benefits paid were approximately $171,184 and $529,273 for 2000 and $683,000 and $485,000 for
     1999, respectively.

     During 1999, the Company froze benefits under this defined benefit pension plan. As a result of the benefits' freeze, the Company recorded a gain on curtailment of $544,000.

     In February 2000, the Company established a defined contribution 401(k) plan covering all eligible employees. The Company contributes an amount equal to 25% of each participating employee's contribution up to 4% of the employee's compensation, so that the maximum employer contribution is 1% of an employee's compensation. As the plan was established subsequent to December 31, 1999, no matching contributions were made during 1999. During 2000, Company contributions to the plan totaled $171,000.

     The Company also has an employment contract with a key executive that provides for certain postretirement benefits. The Company has recorded, as a deferred liability, the net present value of the estimated future benefits to be paid, which are fully vested. The liability is reduced as payments are made. In connection with this agreement, the Company recorded postretirement benefits liability of $472,000 and $631,000 at December 31, 2000 and 1999, respectively, of which $100,000 is included in accrued liabilities at December 31, 2000 and 1999.

(9)  Income Taxes

     The expense for income taxes of $12,000 for the year ended December 31, 2000 consisted entirely of current state taxes.

     Total income taxes differ from amounts computed by applying the U.S. federal corporate income tax rate to loss before income tax expense (benefit) as follows:

                                                                         2000            1999
                                                                     ------------     -----------

     Expected federal tax benefit                                    $ (1,604,000)     (1,439,000)
     State income taxes, net of federal benefit                          (153,000)        (80,000)
     Losses not benefited through increased valuation allowance         1,728,000       1,519,000
     Other                                                                 41,000              --
                                                                     ------------     -----------

                                                                     $     12,000              --
                                                                     ============     ===========

                                       12                           (Continued)

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

     Net temporary differences of the consolidated group at December 31, 2000 and 1999 consisted of the following:

                                                                                     2000              1999
                                                                                -------------      -------------
     Deferred tax assets:
         Allowance for doubtful accounts                                        $   1,249,000            906,000
         Inventory reserves                                                           197,000             75,000
         Inventory uniform capitalization                                             569,000            572,000
         Accrued liabilities                                                          547,000            507,000
         Postretirement benefits                                                           --            348,000
         Net operating losses and other credits, net of valuation allowance of $25,347,000 and $23,619,000 at December 31, 2000 and 1999,
           respectively                                                               948,000          1,973,000
                                                                                -------------      -------------

                                                                                    3,510,000          4,381,000
     Deferred tax liabilities:
         Postretirement benefits                                                     (119,000)                --
         Depreciation and amortization                                             (1,911,000)        (1,831,000)
         Discount on senior notes payable                                          (1,480,000)        (2,550,000)
                                                                                -------------      -------------

             Net deferred tax assets                                            $          --                 --
                                                                                =============      =============

     At December 31, 2000, the Company had net operating loss carryforwards of approximately $70,000,000 for U.S. federal income tax purposes potentially available to reduce future taxable income through 2020. Utilization of the prereorganization net operating loss carryforwards would be credited directly to additional paid-in capital. To the extent not used, federal net operating loss carryforwards expire in varying amounts beginning in 2006. The Company has recorded a deferred tax asset for the future U.S. federal and California state tax benefits of net operating loss carryforwards and has recorded a valuation allowance against their realization of approximately $25,347,000. The valuation allowance was based on management's estimates and analysis, which included the impact of tax laws and pending litigation between former Papercraft creditors which may limit the Company's ability to utilize such loss carryforwards. Management believes it is more likely than not the Company will not realize the benefits of these deductible differences.

(10) Stock Option Plans

     The Company has two stock option plans, under which the Company is authorized to issue incentive and nonqualified stock options to selected key employees, directors, officers, consultants and advisors of BDK or any of its subsidiaries as the BDK Board of Directors may determine. The purchase price of the stock covered by each option shall be determined by the Board of Directors, provided that the purchase price shall not be less than 100% of fair market value for incentive stock options and 85% of fair market value in the case of nonqualified options. The options generally vest ratably over a four-year period and expire after ten years.

                                       13                            (Continued)

                      BDK HOLDINGS, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999

In accordance with the terms of the Key Executive Stock Purchase Plan, in 1996, the Company sold to certain key executives an aggregate of 350,000 shares of its common stock at a price of $2.25 per share. Consideration included full recourse, five-year promissory notes aggregating to $560,000. The notes are secured by the related participant's purchased shares and are due March 1, 2001.

A summary of the Company's outstanding options and activity follows for the years ended December 31, 2000 and 1999:

                                                             Number of          Weighted-average
                                                               shares            exercise price
                                                           -------------         ---------------
     Balance at December 31, 1998                             280,000               $   1.47

     Granted                                                   40,000                   1.38
     Exercised                                                  3,000                   1.38
     Canceled                                                  55,000                   1.38
                                                             --------

     Balance at December 31, 1999                             262,000                   1.47

     Granted                                                    6,000                   1.38
     Exercised                                                 34,000                   1.50
     Canceled                                                  45,000                   1.38
                                                             --------

     Balance at December 31, 2000                             189,000                   1.47
                                                             ========               ========

     Options exercisable at December 31, 2000                 134,000
                                                             ========

     The Company applies APB Opinion No. 25 in accounting for its plan, and accordingly, no compensation cost has been recognized for its stock options in the accompanying consolidated financial statements, as all stock grants have been at the stock's estimated fair value. Had the Company determined compensation based on the fair value at the grant date for its stock options under SFAS No. 123 (SFAS 123), the Company's pro forma net loss for the years ended December 31, 2000 and 1999 would have been changed to the pro forma amounts indicated below:


                                              2000                  1999
                                         ------------           -----------

     Net loss:
         As reported                      $(4,717,000)           (4,039,000)
         Pro forma                         (4,751,000)           (4,069,000)
                                          ===========           ===========

     These pro forma amounts were determined by estimating the fair value of each option on its grant date using the Black-Scholes option-pricing model. Assumptions of 6% for risk-free interest rate, ten years for expected life, 0% volatility and no expected dividends were applied to the grants in 2000. The per share weighted-average fair value of stock options granted during 2000 and 1999 was $.61 and $.76, respectively.

                       BDK HOLDINGS INC. AND SUBSIDIARIES

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                December 31, 2000

                                   (Unaudited)


(1)       Liquidity and Capital Reserves

          On March 22, 1991, Papercraft Corporation filed a voluntary petition under Chapter 11 of the Bankruptcy Code, along with a proposed plan of reorganization. Papercraft's reorganization plan (as amended) was approved by the bankruptcy court effective February 14, 1992. The approved reorganization plan provided for the distribution of Papercraft's remaining subsidiaries, Barth & Dreyfuss of California, Knomark, Inc. (now KNI Corp.) and American Technical Industries, Inc., to BDK Holdings, Inc. (the Company). The Papercraft creditors received $33,750,000 in BDK notes and 100% of the then outstanding common stock of BDK in exchange for their claims against Papercraft. The notes have been discounted to reflect estimated market values as of the effective date of reorganization.

          BDK's principal source of cash is from its subsidiaries. It is anticipated that BDK's subsidiaries will provide the funds needed by BDK to pay certain liabilities, including interest on the BDK notes and remaining claims and administrative expenses of the Papercraft Estate. Management believes that current cash balances and existing bank borrowing facility (see note 5 to the consolidated financial statements) are sufficient to support the cash requirements of the Company through January 1, 2002.

          In accordance with the Papercraft plan of reorganization, BDK advances to the Estate amounts required to pay claims and administrative expenses. Cash advances to the Estate aggregated $205,000 and $201,000 during 2000 and 1999, respectively. Principally, these payments were for legal fees related to litigation between BDK and the former Papercraft creditors. A reserve balance established at the time of reorganization was fully utilized in 1995 and current advances and related costs are being charged to expense as incurred.

          At December 31, 2001, the Company had $29.3 million of working capital compared to $30.5 million at December 31, 1999. The change is attributable primarily to a $1.1 million increase in accounts payable, a $1.0 million decrease in cash, a $627,000 increase in inventories and a $344,000 increase in accounts receivable.

(2)       Results of Operations

          BDK, through its Barth & Dreyfuss of California subsidiary, is a leading designer, producer and distributor of decorative design-oriented kitchen, table linen and bath textile products. Barth & Dreyfuss' operations are subject to seasonal influences. Sales are generally strongest in the late summer and early fall months as retailers buy for their holiday seasons.

          Sales for the year ended December 31, 2000 were $69.1 million compared to $74.4 million for the prior year. In spite of a $5.3 million decrease in net sales, as compared to the prior year, gross profit of 23.5% is 2.4 percentage points better than the prior year period. This is attributable to consolidations of facilities, better price negotiations on raw materials and imported products and an overall improvement in manufacturing efficiencies. Selling, general and administrative expenses, as compared to the same prior year period, decreased by $265,000. Papercraft Estate and related expenses increased from $176,000 to $246,000. Other income for the year ended December 31, 2000 declined by $1.1 million, as compared to the prior year, reflecting a $534,000 decline in the commissions from the Company's direct import business, as well as the absence of other one-time gains that were included in the prior year totals.

                                       15                           (Continued)

                       BDK HOLDINGS INC. AND SUBSIDIARIES

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                December 31, 2000

                                   (Unaudited)

     Interest expense, net of interest income, for 2000 was $2.8 million, excluding amortization of debt discount, and declined by $265,000 as compared to the same prior year period. Amortization of debt discount, which is based on the level-yield method, results in higher amortization each year. Accordingly, such amortization increased by $471,000 to $2.7 million in 2000, while total interest, including lines of credit, increased by approximately $205,000 for the year to $5.5 million.

     The net loss for 2000 was $4.7 million compared to a net loss of $4.0 million in 1999, reflecting the increased amortization of debt discount.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES


                     Condensed Consolidated Financial Report
                     ---------------------------------------


                               September 30, 2001

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets

                        (in thousands, except par value)

                                                                 Sept. 30,   December 31,
                                                                 --------    -----------
                                                                   2001        2000
                                                                 --------    --------
                                                                (Unaudited)
Current Assets:
   Cash and cash equivalents                                     $     --    $  4,935
   Accounts receivable, net of allowance for doubtful accounts
   of $2,900 in 2001 and $3,018 in 2000                            19,846      11,280
   Inventories                                                     25,939      22,769
   Prepaid expenses and other                                       2,284       2,207
                                                                 --------    --------
      Total current assets                                         48,069      41,191

Property, plant and equipment, net                                 12,379      13,447

Other assets                                                          960         456
                                                                 --------    --------
      Total assets                                               $ 61,408    $ 55,094
                                                                 ========    ========

Liabilities and Stockholders' Equity
Current liabilities:
   Line of credit                                                $  9,360    $     --
   Accounts payable                                                 8,051       8,495
   Accrued liabilities                                              3,219       2,682
   Income taxes payable                                               730         705
   Notes payable, net of unamortized discount of $1,279            31,201          --
                                                                 --------    --------
      Total current liabilities                                    52,561      11,882
                                                                 --------    --------

Notes payable, net of unamortized discount of $3,757                   --      29,993

Post retirement benefits                                              328         373
                                                                 --------    --------

      Total liabilities                                            52,889      42,248
                                                                 --------    --------

Stockholders' equity:
   Common stock--$0.01 par value. Authorized 10,000 shares:
   Issued--3,762 shares and outstanding 3,744 shares                   38          38
   Treasury stock                                                     (25)        (25)
   Additional paid-in capital                                      22,974      22,974
   Accumulated deficit                                            (14,468)    (10,141)
                                                                 --------    --------
                                                                    8,519      12,846
                                                                 --------    --------

      Total stockholders' equity                                 $ 61,408    $ 55,094
                                                                 ========    ========

See accompanying notes to condensed consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Operations

                                 (in thousands)

                                   (unaudited)

                                                             Nine Months Ended Sept. 30,      Quarter Ended Sept. 30,
                                                             --------------------------       ----------------------
                                                                  2001        2000               2001        2000
                                                                  ----        ----               ----        ----
Net product sales                                               $ 51,310    $ 53,234           $ 20,087    $ 21,540
Cost of goods sold                                                39,941      40,575             15,657      16,955
                                                                --------    --------           --------    --------
   Gross profit                                                   11,369      12,659              4,430       4,585

Selling, general and administrative expenses                      12,475      13,055              4,013       4,100
Papercraft Estate and related expenses                               189         189                 63          63
                                                                --------    --------           --------    --------
   Income (loss) from operations                                  (1,295)       (585)               354         422
                                                                --------    --------           --------    --------

Other income:
   Commissions                                                       918       1,335                630         890
   Interest on short-term investments                                 --          83                 --          13
   Other, net                                                          8         131                 (1)         16
                                                                --------    --------           --------    --------
                                                                     926       1,549                629         919
                                                                --------    --------           --------    --------

Interest expense:
   Interest                                                       (2,241)     (2,127)              (810)       (716)
   Amortization of debt discount                                  (2,335)     (2,004)              (828)       (711)
                                                                --------    --------           --------    --------
      Total interest expense                                      (4,576)     (4,131)            (1,638)     (1,427)
                                                                --------    --------           --------    --------
      Net loss before extraordinary gain                          (4,945)     (3,167)              (655)        (86)
Extraordinary gain on repurchase of notes payable                    618          --                 --          --
                                                                --------    --------           --------    --------
      Net loss                                                  $ (4,327)   $ (3,167)          $   (655)   $    (86)
                                                                ========    ========           ========    ========

See accompanying notes to condensed consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

            Condensed Consolidated Statements of Stockholders' Equity

                      Nine Months ended September 30, 2001

                                 (in thousands)
                                   (unaudited)

                            Common Stock                  Additional
                            ------------       Treasury     Paid-in   Accumulated
                           Shares    Amount      Stock      Capital     Deficit     Total
                           ------    ------      -----      -------  -------------  -----
Balance
 at December 31, 2000        3,762   $     38   $    (25)   $ 22,974   $(10,141)   $ 12,846

Net loss                         -          -          -           -     (4,327)     (4,327)
                          --------   --------   --------    --------   --------    --------
Balance
  at September 30, 2001      3,762   $     38   $    (25)   $ 22,974   $(14,468)   $  8,519
                          ========   ========   ========    ========   ========    ========

See accompanying notes to condensed consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows

                                 (in thousands)

                                   (unaudited)

                                                     Nine Months Ended Sept. 30,
                                                     ---------------------------
                                                          2001         2000
                                                          ----         ----

Cash flows from operating activities:
   Net loss                                              $ (4,327)   $ (3,167)
   Adjustments to reconcile net loss to net cash used
   in operating activities:
     Depreciation and amortization                          3,705       3,244
     Extraordinary gain on repurchase of notes payable       (618)          -
     Provision for doubtful accounts                           90          90
     Provision for post retirement benefits                    30          31

Changes in assets and liabilities:
     Accounts receivable                                   (8,659)     (8,666)
     Inventories                                           (3,170)       (477)
     Prepaid expenses and other                              (626)        548
     Accounts payable                                        (444)      3,299
     Accrued liabilities                                      537         467
     Post retirement benefits                                 (75)        (75)
     Accrued income taxes payable                              25          15
                                                         --------    --------
        Net cash used in operating activities             (13,532)     (4,691)
                                                         --------    --------

Cash flows from investing activities:
     Purchases of property, plant and equipment              (300)     (1,246)
     Principal payments received on notes receivable           45          52
                                                         --------    --------
        Net cash used in financing activities                (255)     (1,194)
                                                         --------    --------

Cash flows from financing activities:
     Net borrowings under line of credit                    9,360           -
     Cash payment for repurchase of bonds                    (508)          -
     Proceeds from stock options exercised                      -          52
                                                         --------    --------
        Net cash provided by financing activities           8,852          52
                                                         --------    --------

        Decrease in cash and cash equivalents              (4,935)     (5,833)

Cash and cash equivalents, beginning of period              4,935       5,890

                                                         --------    --------
Cash and cash equivalents, end of period                 $      -    $     57
                                                         ========    ========

See accompanying notes to condensed consolidated financial statements.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

              Notes to Condensed Consolidated Financial Statements

                               September 30, 2001

1.     Organization

       On March 22, 1991, Papercraft Corporation filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, along with a proposed plan
                               --------------------
       of reorganization. Papercraft's reorganization plan (as amended) was approved by the Bankruptcy Court effective February 14, 1992. The approved reorganization plan provided for the distribution of Papercraft's remaining subsidiaries, Barth & Dreyfuss of California, Knomark, Inc. (now KNI Corp.) and American Technical Industries, Inc. to BDK Holdings, Inc. The creditors of Papercraft received $33,750,000 in BDK notes and 100% of the then outstanding common stock of BDK in exchange for their claims against Papercraft. The BDK notes are unsecured, due in February 2002 and bear interest at 8.5 percent. The notes have been discounted to reflect estimated market values as of the effective date of the reorganization.

2. In accordance with the Papercraft plan of reorganization, BDK advances to the Papercraft Estate amounts required to pay claims and administrative expenses. Advances to the Estate for the nine months ended September 30, 2001, were $159,000 principally for legal fees related to litigation between former Papercraft creditors. Advances and related costs are charged to expense as incurred.

3. The consolidated financial statements include the accounts of BDK and its subsidiaries. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments, (consisting of only normal recurring accruals) necessary for a fair presentation of financial position and results of operations. The company's operations are subject to seasonal influences and results of operations for interim periods are not necessarily indicative of results of the full year.

4.     Inventory balances are summarized as follows (in thousands):

                                   September 30, 2001        December 31, 2000
                                   ------------------        -----------------

           Raw materials                   $  7,904                 $  8,345
           Work in process                      665                      899
           Finished goods                    17,370                   13,525
                                    ----------------          ---------------
                                           $ 25,939                 $ 22,769
                                    ================          ===============

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                               September 30, 2001

       Liquidity and Capital Resources
       -------------------------------

       On March 22, 1991, Papercraft Corporation filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, along with a proposed plan
                               --------------------
       of reorganization. Papercraft's reorganization plan (as amended) was approved by the Bankruptcy Court effective February 14, 1992. The approved reorganization plan provided for the distribution of Papercraft's remaining subsidiaries, Barth & Dreyfuss of California, Knomark, Inc. (now KNI Corp.) and American Technical Industries, Inc. to BDK Holdings, Inc. The creditors of Papercraft received $33,750,000 in BDK notes and 100% of the then outstanding common stock of BDK in exchange for their claims against Papercraft. The BDK notes are unsecured, due in February 2002 and bear interest at 8.5 percent. The notes have been discounted to reflect estimated market values as of the effective date of the reorganization.

       BDK's principal source of cash is from its subsidiaries. It is anticipated that BDK's subsidiaries will provide the funds needed by BDK to pay certain liabilities, including interest on the BDK notes and remaining claims and administrative expenses of the Papercraft Estate. Management believes that current cash balances, the existing bank borrowing facility and cash provided by operations are sufficient to support the cash requirements of the company. In accordance with the Papercraft plan of reorganization, BDK advances to the Papercraft Estate amounts required to pay claims and administrative expenses.

       At September 30, 2001, the company had a $4.5 million working capital deficit compared to a net working capital of $29.3 million at December 31, 2000. The change in net working capital is primarily the result of the reclassification of $31.2 million of long term notes payable due in February 2002, from long term debt to current liabilities. The rise in inventories of $3.1 million is directly related to the company's strategy of transitioning from a domestic manufacturer to a global sourcing operation and the normal buildup of seasonal goods. Accounts receivable increased by $8.6 million as a result of delays in payments from several major customers combined with the timing of sales related to new merchandising programs. The effect of the change in inventories and accounts receivable resulted in a $4.9 million reduction in the company's cash position and the related borrowings of $9.4 million.

       Results of Operations
       ---------------------

       BDK Holdings, Inc., through its Barth & Dreyfuss of California subsidiary, is a leading designer, producer and distributor of decorative design-oriented kitchen, table linen, decorative pillow and bath textile products. Barth & Dreyfuss' operations are subject to seasonal influences. Sales are generally strongest in the late summer and early fall months, as retailers acquire inventory for the holiday seasons.

                       BDK HOLDINGS, INC. AND SUBSIDIARIES

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                               September 30, 2001

       For the quarter ended September 30, 2001, net sales declined by 6.8 percent from the same prior year period to $20 million, while for the nine months ended September 30, 2001, net sales of $51.3 million declined only slightly from the same prior year period. Sales for the quarter were impacted by a delay in the shipment of a harvest order to a major customer and a reduction of replenished orders after September 11, 2001. Considering the relatively poor retail environment, combined with the recent national events, the company's sales continues to be better than most of the suppliers to the retail industry.

       The company's gross margin percentage was 22.1 percent in the third quarter and 22.2 percent for the nine months ended September 30, 2001, compared with 21.3 percent and 23.8 percent in the comparable prior year periods. The company's margins were impacted by a shift in product mix to promotional and closeout merchandise. The company continues to improve its gross margin on first quality products through the sourcing of imported goods. Selling, general and administrative expenses, as a percentage of net sales, remained consistent for the third quarter and the nine months ended September 30, 2001, compared to the same prior year periods.

       Papercraft Estate and related expense for the quarter and nine months ended September 30, 2001, remained consistent with the same prior year periods. Other income declined $290,000 in the third quarter and $623,000 for the nine months ended September 30, 2001, compared to the same prior year periods due primarily to several retailers' decision to source commodity related products on a direct basis.

       Interest expense for the third quarter of $810,000 and $2,241,000 for the nine months ending September 30, 2001, remained consistent with the same prior year periods. Amortization of debt discount, which is based on the level yield method, results in higher amortization each year. Accordingly, such amortization increased by $117,000 to $828,000 for the quarter ended September 30, 2001, and by $331,000 to $2,335,000 for the nine months ended September 30, 2001, while total interest including lines of credit increased for the quarter by approximately $211,000 and $445,000 for the nine months ended September 30, 2001.

       For the nine months ended September 30, 2001, the company repurchased BDK Notes with a face value of $1,271,000 and an unamortized discount of $114,000 for cash of $508,000. An extraordinary gain of $618,000 was realized in this transaction.

       The net loss for the third quarter and nine months ended in 2001 was $655,000 and $4,327,000, respectively, compared with a net loss of $86,000 and $3,167,000 for the comparable prior year period. This reflects the combined impact of the company's operation and financing activities.
                                       7